Exhibit 4.106

Private & Confidential

Execution Version

Dated February 14 2012

On-delivery buyer credit facility agreement

for up to US$122,580,000 supported by SINOSURE

OCEAN VIEW OWNERS LIMITED, OCEANSURF OWNERS LIMITED AND OCEANCENTURY

OWNERS LIMITED

as joint and several Borrowers

arranged by

CHINA DEVELOPMENT BANK CORPORATION as Mandated Lead Arranger

and

BANK OF CHINA LIMITED as Coordinating Mandated Lead Arranger

with

CHINA DEVELOPMENT BANK CORPORATION and BANK OF CHINA LIMITED

as Original Lenders

with

CHINA DEVELOPMENT BANK CORPORATION

as Facility Agent

and

CHINA DEVELOPMENT BANK CORPORATION

as Security Agent

Norton Rose LLP

19/F China World Tower

No. 1 Jianguomenwai Ave

Beijing 100004

P.R. China

Contents

Clause		Page

1	Definitions and construction	3
2	The Facilities	19
3	Purpose	22
4	SINOSURE policy and premium	22
5	Effective date and conditions precedent	23
6	Drawdown	24
7	Conditions subsequent	26
8	Interest and Interest Periods	27
9	Repayment and prepayment	29
10	Fees and expenses	32
11	Payments and taxes; accounts and calculations	33
12	Representations and warranties	35
13	Undertakings	40
14	Construction Period	46
15	Events of Default	47
16	Indemnities	51
17	Unlawfulness and increased costs	53
18	Security, set-off and pro-rata payments	54
19	Accounts	55
20	Changes to Parties	57
21	Confidentiality	60
22	Arrangers, Facility Agent and Security Agent	62
23	Notices and other matters	73
24	Governing law and jurisdiction	75
Schedule 1 The original parties		77

Schedule 2 Ship Information		79

Schedule 3 Conditions precedent		82

Schedule 4 Repayment Schedules		93

Schedule 5 Approved Shipbrokers		99

Schedule 6 Form of Drawdown Notice		100

Schedule 7 Form of Transfer Certificate		102

Schedule 8 Form of Guarantee		106

Schedule 9 Form of Mortgage		107

Schedule 10 Form of Deed of Covenant		108

Schedule 11 Form of Charter Assignment		109

Schedule 12 Form of Manager’s Undertaking		110

Schedule 13 Form of Pledge of Shares		111

Schedule 14 Form of Confidentiality Undertaking		112

Schedule 15 Form of General Assignment		117

THIS AGREEMENT is dated February 14 2012 and made BETWEEN:

(1)	THE COMPANIES listed in part 1 of Schedule 1 as joint and several borrowers (the Borrowers);

(2)	CHINA DEVELOPMENT BANK CORPORATION as Mandated Lead Arranger and BANK OF CHINA LIMITED as Coordinating Mandated Lead Arranger collectively (the Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in part 2 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(4)	CHINA DEVELOPMENT BANK CORPORATION as facility agent for the other Finance Parties (the Facility Agent);

(5)	CHINA DEVELOPMENT BANK CORPORATION as security agent and trustee for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

1	Definitions and construction

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Account Bank means the Operating Account Bank or the Debt Service Account Bank

Accounts means (a) the Operating Account in relation to each Borrower; (b) the Repayment Account in relation to each Borrower; (c) the Debt Service Account in relation to each Borrower; and Account means any one of them

Account Security Documents means:

(a)	the Charge Over Operating Account in relation to each Borrower and each Operating Account; and

(b)	the Charge Over Debt Service Account in relation to each Borrower and each Debt Service Account

Acting in Concert means persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate to obtain or consolidate control of a company

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

Alternative Basis has the meaning ascribed thereto in clause 8.7.2 (Market Disruption; non-availability)

Approved Shipbroker means two of the shipbrokers selected by the Borrowers from the list set out in Schedule 5 (Approved Shipbrokers) or such other independent and reputable ship broking firm approved by the Facility Agent on behalf of the Lenders

Availability Period means, in relation to any Ship and its Ship Commitment, the period commencing the date of this Agreement and ending on the earlier to occur of:

(a)	the date falling two hundred and ten (210) days after the expected delivery date for such Ship; being in the case of Ship A, 30 June 2012, Ship B, 31 October 2012 and Ship C, 31 January 2013; or

(b)	such other date as the Borrowers may request and the Facility Agent (acting on the instructions of the Majority Lenders) may in its absolute discretion agree

Basel 2 Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement

Basel 2 Approach means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by a Lender (or its holding company) for the purposes of implementing or complying with the Basel 2 Accord

Basel 2 Regulation means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by a Lender

Basel 3 means, together, “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring11 both published by the Basel Committee on Banking Supervision on 16th December, 2010

Break Costs means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in any Ship Loan, the Loan or Unpaid Sum to the last day of the current Interest Period in respect of any Ship Loan, the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

Builder means Shanghai Jiangnan-Changxing Shipbuilding Company, Limited whose registered office is at No 2468 Changxing Jiangnan Avenue, Changxing Town Chong Ming County, Shanghai 201913, the People’s Republic of China

Builder’s Account means an account of the Builder opened or (as the context may require) to be opened by the Builder, the details of which are to be provided by the Builder directly to the Facility Agent

Business Day means

(a)	in relation to a day on which a rate for LIBOR is to be fixed, a day on which banks are open for normal business in London;

(b)	in relation to a day for the payment or purchase of Dollars, a day on which banks are open for normal business in Athens, New York and Beijing (or any other relevant place of payment under clause 11 (Payments and taxes; accounts and calculations)); and

(c)	in any other case, any day on which banks are open for normal business in Athens, New York and Beijing

Capital Adequacy Law means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which a Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which such Lender allocates capital resources to its obligations under the Finance Documents (including, without limitation, those resulting from the implementation or application of or compliance with the Basel 2 Accord or any Basel 2 Regulation) or Basel 3

Cardiff Guarantor means Cardiff Marine Inc., a company incorporated in Liberia with registration number C-65901, with its registered address at 80 Broad Street, Monrovia, Liberia

Casualty Amount means, in relation to each Ship, $1,300,000 or its equivalent in any other currency

Change of Control means:

(a)	any person or group of persons Acting in Concert gaining direct or indirect Control of the Dryships Guarantor; or

(b)	either of the Manager or the Cardiff Guarantor ceasing to be legally and beneficially owned by such person or persons as have been disclosed by or on behalf of the Cardiff Guarantor or any Security Party to the Security Agent and/or the Facility Agent and/or the Arrangers and/or the Original Lender in the negotiation of this Agreement and the Guarantee

Charge Over Debt Service Account means, in relation to a Borrower, the charge over accounts executed or (as the context may require) to be executed by that Borrower and Security Agent on behalf of or together with the other Finance Parties and (as the context may require) executed or to be executed or (as the context may require) acknowledged or to be acknowledged by the Debt Service Account Bank in respect of the Debt Service Account in such form as the Facility Agent (acting on the instructions of the Majority Lenders in their sole discretion) may require

Charge Over Operating Account means, in relation to a Borrower, the charge over account executed or (as the context may require) to be executed by that Borrower and the Security Agent on behalf of or together with the other Finance Parties and (as the context may require) executed or to be executed or (as the context may require) acknowledged or to be acknowledged by the Operating Account Bank in respect of the Operating Account in such form as the Facility Agent (acting on the instructions of the Majority Lenders in their sole discretion) may require

Charter Assignment means, in relation to a Borrower, the first priority assignment of the Time Charter to which that Borrower is a party executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent substantially in the form set out in Schedule 11 (Form of Charter Assignment)

Charterer Subordination Deed means, in relation to a Borrower, a subordination deed executed or (as the context may require) to be executed by that Borrower, the Time Charterer, the Lenders, the Arrangers, the Facility Agent and the Security Agent substantially in the form set out in Schedule 17 (Form of Charterer Subordination Deed)

Classification means, in relation to a Ship, the highest classification available for a vessel of the same type as such Ship with the relevant Classification Society or such other classification as the Facility Agent (acting on the instructions of the Majority Lenders) shall at the request of the relevant Owner, have agreed in writing shall be treated as the Classification for such Ship for the purposes of the Security Documents

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or such other classification society (being a member of the International Association of Classification Societies (IACS)) which the Facility Agent (acting on the instructions of the Majority Lenders) shall, at the request of the relevant Owner, have agreed in writing shall be treated as the Classification Society for such Ship for the purposes of the Security Documents

Code means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto

Commitment means:

(a)	in relation to any Original Lender, the amount set out opposite its name in the column headed “Commitment” in part 2 of Schedule 1 (the Original Parties); and

(b)	in the case of a Transferee, the amount transferred as specified in the relevant Transfer Certificate to the extent not cancelled, reduced or transferred by it pursuant to the terms of this Agreement

Compulsory Acquisition means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title

Confidential Information means all information relating to a Borrower, the Guarantors, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	a Guarantor or any member of the Group or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 21 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by a Guarantor or any member of the Group or any of their advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

Confidentiality Undertaking means, in relation to a Borrower, a confidentiality undertaking substantially in the form as set out in Schedule 14 (Form of Confidentiality Undertaking) or in any other form agreed between that Borrower and the Facility Agent

Contract Price means, in relation to a Ship, the price of that Ship payable under the Shipbuilding Contract specified in respect of such Ship in Schedule 2 (Ship Information) or such other lesser sum in Dollars as may be payable as the purchase price of such Ship taking into account any agreed reductions to it and deducting from it any liquidated damages

Contribution means, in relation to each Lender, the principal amount of any Ship Loan or the Loan owing to such Lender at any relevant time

Control means the “control” of one person (the “first person”) by another person (the “second person”) or the first person being “controlled” by the second person means that the second person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or a majority of the members of the board of directors or other governing body of the first person or otherwise controls or has the power of control over the affairs and policies of the first person

Coordinating Mandated Lead Arranger means Bank of China Limited acting through its offices Ningxia branch at No. 39 XinChang East Road, Yinchuan, Ningxia 750001, China and Zhejiang branch at No. 321 FengQi Road, Hangzhou, Zhejiang Province 310003, China (or of such other addresses as may last have been notified to the other parties to this Agreement pursuant to clause 23.1(c)), as arrangers and underwriters

Debt Service Account means, in relation to a Borrower, an account opened or to be opened by that Borrower with the Debt Service Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Facility Agent to be a Debt Service Account for the purposes of this Agreement

Debt Service Account Bank means Bank of Cyprus Public Company Limited acting through its office at 4th floor, 137 Filonos & Filellinon Street, GR 185 36, Piraeus, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 23.1(c)) or such other bank as may be designated by the Facility Agent as the Debt Service Account Bank for the purposes of this Agreement and includes its successors in title

Debt Service Amount means, in relation to a Borrower, at any relevant time, such sum as shall be the aggregate amount of the principal repayment instalments falling due for payment in respect of the Ship Loan associated with the Ship of which that Borrower is the Owner pursuant to clause 9.1 (Repayment) (as the same may have been reduced by any prepayment) on the next three (3) consecutive Repayment Dates

Deed of Covenant means, in relation to an Owner, the first priority deed of covenant collateral to the Mortgage executed or (as the context may require) to be executed by that Owner in favour of the Security Agent substantially in the form set out in Schedule 10 (Form of Deed of Covenant)

Default means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default

Delivery means, in relation to a Ship, the delivery of that Ship by the Seller to, and the acceptance of that Ship by the relevant Owner in accordance with the relevant Shipbuilding Contract

Delivery Date means, in respect of each Ship, the date on which Delivery of that Ship occurs

Delivery Instalment means, in respect of each Ship, the instalment of the Contract Price for such Ship falling due on its Delivery

Determination Notice has the meaning ascribed thereto in clause 8.7.1 (Market Disruption: non-availability)

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; and

(b)	a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

DOC means a document of compliance issued to an Operator in accordance with rule 13 of the Code

Dollars and $ mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars)

Drawdown means the making of a Ship Loan

Drawdown Date means any date, being a Business Day falling within the Availability Period, on which a Drawdown is, or is to be made

Drawdown Notice means a notice substantially in the form set out in Schedule 6 (Form of Drawdown Notice)

Dryships Guarantor means Dryships Inc., a company incorporated in the Republic of the Marshall Islands with registration number 20097, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and which is listed on the NASDAQ exchange and trades under the symbol DRYS

Earnings means, in relation to a Ship and the Owner of that Ship, all moneys whatsoever from time to time due or payable to that Owner during the Security Period arising out of the use or operation of that Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to such Owner in event of requisition of such Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship

Encumbrance means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect)

Environmental Affiliate means, in relation to an Owner, any agent or employee of that Owner or any other Relevant Party or any person having a contractual relationship with that Owner or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship

Environmental Approval means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law

Environmental Claim means any and all material enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship

Environmental Laws means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants

Event of Default means any of the events or circumstances described in clause 15 (Events of Default)

Facilities means the term loan facilities made available under this Agreement as described in clause 2 (The Facilities)

Facility Agent means China Development Bank Corporation, acting through its office at No 1 Yinjiaqu North Street, Yinchuan City Ningxia 750004, People’s Republic of China (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 23.1(c)) or such other person as may be appointed as agent by the Lenders pursuant to clause 22.13 (Retirement of Facility Agent)

Fee Letter means any letter between the Mandated Lead Arranger and the Borrowers, the Coordinating Mandated Lead Arranger and the Borrowers, the Facility Agent and the Borrowers and the Security Agent and the Borrowers setting out the fees referred to in clause 10.1 (Fees)

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Transfer Certificate and any other document designated as such by the Facility Agent and the Borrowers

Finance Parties means, collectively, the Arrangers, the Facility Agent, the Account Banks, the Security Agent and each of the Lenders and Finance Party means any of them

Financial Indebtedness means Indebtedness in respect of:

(a)	money borrowed or raised and debit balances at banks;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance or documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	deferred payments for assets or services acquired;

(f)	finance leases and hire purchase contracts;

(g)	swaps, forward exchange contracts, futures and other derivatives;

(h)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (b) to (g) above; and

(i)	guarantees in respect of Indebtedness of any person falling within any of (a) to (h) above

Flag State means, in relation to each Ship, Malta or such other state or territory designated in writing by the Facility Agent (acting on the instructions of the Majority Lenders), at the request of the relevant Owner, as being the Flag State of that Ship for the purposes of the Security Documents.

Fleet Valuation Date means the annual date on which the Dryships Guarantor values its fleet for accounting purposes, and if there is no such date then such date as the Facility Agent may decide at its discretion

GAAP means generally accepted accounting principles in the USA including the IFRS

General Assignment means, in relation to an Owner, the first priority security assignment collateral to the Mortgage executed or (as the context may require) to be executed by that Owner in favour of the Security Agent substantially in the form set out in Schedule 15 (Form of General Assignment)

Government Entity means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ,

instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant

Group means the Dryships Guarantor and its Subsidiaries from time to time (and, for the avoidance of doubt, it includes the Owners) and member of the Group shall be construed accordingly

Guarantee means a guarantee provided by the Cardiff Guarantor and the Dryships Guarantor in favour of the Security Agent guaranteeing the obligations of the Borrowers under this Agreement in the form set out in Schedule 8 (Form of Guarantee)

Guarantors means, collectively, the Dryships Guarantor and the Cardiff Guarantor

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements

Indebtedness means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent

Insurances means, in relation to a Ship, all policies and contracts of insurance (which expression includes all entries of that Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Owner (whether in the sole name of such Owner, or in the joint names of such Owner and the Security Agent or otherwise) in respect of that Ship and her Earnings or otherwise howsoever in connection with that Ship and all benefits thereof (including claims of whatsoever nature and return of premiums)

Interest Payment Date means the last day of an Interest Period

Interest Period means, in relation to each Ship Loan, each period determined in accordance with clauses 8.2 (Interest Periods) and 8.3 (Determination of Interest Periods)

ISPS Code means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto

ISSC means an International Ship Security Certificate issued in respect of a Ship pursuant to the ISPS Code

Lender means:

(a)	any bank or financial institution set out in Part 2 (The Lenders and their Commitments) of Schedule 1 (The Original Parties): and

(b)	any person who has become a Party in accordance with clause 20 (Changes to Parties)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement

Letter of Comfort means in relation to a Borrower, the letter of comfort executed or (as the context may require) to be executed by George Economou in favour of the Security Agent in the form set out in Schedule 19 (Form of Letter of Comfort)

LIBOR means in relation to a particular period:

(a)	the rate for deposits of Dollars for a period equivalent to such period at or around 11:00 a.m. (London time) on the Quotation Date for such period as displayed on Reuters BBA page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rates (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (BBAIRS terms) applicable at the relevant time) for Dollars); or

(b)	if on such date no such rate is displayed, LIBOR for such period shall be the arithmetic mean of the rates (rounded upward if necessary to one sixteenth (1/16th) of one per cent) quoted to the Facility Agent by each Reference Bank at the request of the Facility Agent as such Reference Bank’s offered rates for deposits in Dollars in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period, and if that rate or arithmetic mean is below zero LIBOR will be deemed to be zero

Loan means collectively, all of the Ship Loans or the aggregate principal amount outstanding thereof for the time being under this Agreement

Majority Lenders means at any relevant time the Lenders the aggregate of whose Contributions exceeds sixty six point six six per cent (66.66%) of the Loan or if no principal amounts are outstanding under this Agreement the aggregate of whose Commitments exceeds sixty six point six six per cent (66.66%) of the Total Commitment

Manager means, in relation to each Owner:

(a)	TMS Bulkers Ltd; or

(b)	any other person appointed by that Owner, as the manager of the Ship provided that (i) the prior written notice of the Facility Agent (acting on the instructions of the Majority Lenders) to such appointment has been obtained and (ii) such person enters into a Manager’s Undertaking immediately upon their appointment as Manager

Management Agreement means, in relation to an Owner, the agreement made or to be made between that Owner and the Manager or any other agreement previously approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders) between that Borrower and the Manager providing (inter alia) for the Manager to manage the relevant Ship

Manager’s Undertaking means, in relation to an Owner, the undertaking in respect of the relevant Ship executed or (as the context may require) to be executed by the Manager in favour of the Security Agent substantially in the form set out in Schedule 12 (Form of Manager’s Undertaking)

Mandated Lead Arranger means China Development Bank Corporation, acting through its Ningxia branch at No 1 Yinjiaqu North Street, Yinchuan City Ningxia 750004, People’s Republic of China.

Margin means three point two five per cent (3.25%) per annum

Month means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Business Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Business Day in such next calendar month and (b) if such numerically corresponding day is not a Business Day, the period shall end on the next following Business Day in the same calendar month but if there is no such Business Day it shall end on the preceding Business Day and months and monthly shall be construed accordingly

Mortgage means, in relation to an Owner, the first priority statutory Maltese mortgage over the Ship owned by that Owner executed or (as the context may require) to be executed by that Owner over such Ship in favour of the Security Agent substantially in the form set out in Schedule 9 (Form of Mortgage)

Mortgage Period means, in relation to a Mortgage, the period from the date that Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, the date of the Total Loss of the Ship over which that Mortgage is taken

Mortgaged Ship means, at any relevant time, a Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from the date that the Mortgage of such Ship is executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Facility Agent pursuant to clause 9.3 (Mandatory cancellation or prepayment - total loss or disposal/sale) following the Total Loss or sale of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full

Operating Account means, in relation to a Borrower, an interest bearing Dollar account opened or (as the context may require) to be opened by that Borrower with the Operating Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Facility Agent to be the Operating Account for the purposes of the Finance Documents

Operating Account Bank means the Bank of Cyprus Public Company Limited acting through its office at 4th floor, 137 Filonos & Filellinon Street, GR 185 36, Piraeus, Greece or such bank as may be designated by the Facility Agent as the Operating Account Bank for the purposes of this Agreement

Operator means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code

Owner means, in relation to a Ship, the Borrower specified against the name of that Ship in Schedule 2 (Ship Information)

Party means a party to this Agreement from time to time

Permitted Financial Indebtedness means, in relation to each Borrower, Financial Indebtedness: (i) incurred under any of the Finance Documents, (ii) that is subject to a Subordination Deed and (iii) finance provided by a third party (other than a Subordinated Lender) that is to be refinanced by a relevant Ship Loan in accordance with the terms of this Agreement

Permitted Encumbrance means (i) any Encumbrance in favour of the Security Agent or any Finance Party created pursuant to the Security Documents, (ii) any Permitted Liens and (iii) any Encumbrance in favour of a third party (other than a Subordinated Lender) that provides finance to a Borrower that is to be refinanced by a relevant Ship Loan in accordance with the terms of this Agreement

Permitted Liens means, in relation to a Ship, any lien on that Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Security Agent) exceeding the Casualty Amount (as defined in the relevant Ship Security Documents) for that Ship

Pledge of Shares means, in relation to a Borrower, the first priority share pledge of all the shares of that Borrower executed or (as the context may require) to be executed by the relevant Shareholder in favour of the Security Agent in the form set out in Schedule 13 (Form of Pledge of Shares)

Pollutant means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980

Quotation Date means, in relation to any period for which LIBOR is to be determined under this Agreement, the date falling two (2) Business Days before the first day of that period or such other date on which quotations would customarily be provided by leading banks in the London interbank market for deposits in Dollars for delivery on the first day of that period

Reference Banks means, in relation to LIBOR, the principal London office of each of HSBC Plc, Barclays and JP Morgan or any other bank appointed as a Reference Bank pursuant to clause 22.18 (Change of Reference Bank)

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State

Related Company of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity

Relevant Jurisdiction means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected

Relevant Party means each Borrower and any other Security Party and any Security Party’s Related Company and it includes, for the avoidance of doubt, any member of the Group

Relevant Ship means any Ship and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party

Repayment Account means the account with the following details:

account bank:	the Repayment Account Bank (BIC (SWIFT code): BKCHUS33);

beneficiary bank:	China Development Bank (BIC (SWIFT code): SDBCCNBJ);

beneficiary customer:	China Development Bank Ningxia Branch (BIC (SWIFT code): SDBCCNBJNXA); and

account number:	01000129

Repayment Account Bank means the Bank of China, acting through its office at New York or such bank as may be designated by the Facility Agent as the Repayment Account Bank for the purposes of this Agreement and includes its successors in title

Repayment Dates means, subject to clause 11.2 (Non-Business Days), in relation to each Ship Loan, each of the dates falling at three (3) monthly intervals after the Delivery Date of the Ship associated with that Ship Loan up to and including the date falling one hundred and forty four (144) months after such Delivery Date, all as set out for each Ship Loan in Schedule 4 (Repayment Schedules)

Repeating Representations means each of the representations set out in clause 12.1 (Continuing representations and warranties)

Requisition Compensation means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship

Security Agent means China Development Bank Corporation, acting for the purposes of this Agreement through its office at No 1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 23.1 (c)) or such other person as may be appointed as security agent and trustee (inter alios) by the Lenders and the Facility Agent pursuant to clause 22,13 (Retirement of the Facility Agent)

Security Documents means:

(a)	the Guarantee;

(b)	the Shipbuilding Contract Assignment in relation to each Ship;

(c)	the Pledge of Shares in relation to each Borrower;

(d)	the Mortgage in relation to each Ship;

(e)	the Deed of Covenant in relation to each Ship;

(f)	the General Assignment in relation to each Ship;

(g)	the Account Security Documents;

(h)	the Manager’s Undertaking in relation to each Ship;

(i)	the Charter Assignment in relation to each Ship;

(j)	the Subordination Deed in relation to each Borrower;

(k)	the Letter of Comfort in relation to each Borrower;

(l)	the Charterer Subordination Deed in relation to each Time Charterer; and

(m)	any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by any Borrower or any other Security Party pursuant to the Finance Documents in form and substance satisfactory to the Facility Agent acting on the instructions of the Majority Lenders (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement)

Security Party means, together, the Borrowers, the Guarantors, each Manager, or any other person who may at any time be a party to any of the Finance Documents (other than the Finance Parties and any Time Charterer)

Security Period means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all monies payable thereunder

Security Requirement means, in relation to a Ship Loan and the Ship associated with that Ship Loan, at any relevant time, the amount in Dollars (as certified by the Facility Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the other Finance Parties) which is at least one hundred and twenty five per cent (125%) of the amount of that Ship Loan as reduced by the aggregate amounts (if any) standing to the credit of the Debt Service Account of the Borrower which is the Owner of that Ship at that time

Security Value means the amount in Dollars (as certified by the Facility Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the other Finance Parties) which, at any relevant time, is the aggregate of (a) the market value of any Mortgaged Ship as most recently determined in accordance with clause 13.2.2 (Valuation of Mortgaged Ships) and (b) the market value of any additional security for the time being actually provided to the Finance Parties pursuant to clause 13.2 (Security value maintenance) as most recently determined in accordance with clause 13.2.5 (Valuation of additional security) and notionally allocated by the Facility Agent (for the purposes of establishing whether the Security Requirement is being met) to the Ship Loan associated with that Mortgaged Ship

Seller means China Shipbuilding Trading Company and the Builder

Shareholder means:

(a)	in relation to Oceanview Owners Limited, Oceanview Shareholders Limited, a company incorporated in the Republic of the Marshall Islands with registration number 39384, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

(b)	in relation to Oceansurf Owners Limited, Oceansurf Shareholders Limited, a company incorporated in the Republic of the Marshall Islands with registration number 39385, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960; and

(c)	in relation to Oceancentury Owners Limited, Oceancentury Shareholders Limited, a company incorporated in the Republic of the Marshall Islands, with registration number 39386 and its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Ships means each of the ships described in Schedule 2 (Ship Information), Ship means any of them and Ship A, Ship B and Ship C means the relevant one of them as described in Schedule 2 (Ship Information)

Shipbuilding Contract means, in relation to a Ship, the shipbuilding contract specified in Schedule 2 (Ship Information) relating to the construction of such Ship, including specifications and variation orders and as may be supplemented amended and novated from time to time until such Ship is delivered to the relevant Owner or until or unless such shipbuilding contract is sold, terminated or cancelled

Shipbuilding Contract Assignment means, in relation to each Ship, the assignment of the Shipbuilding Contract executed or (as the context may require) to be executed by the relevant Owner in favour of the Security Agent substantially in the form set out in Schedule 18 (Form of Shipbuilding Contract Assignment)

Ship Commitment means, in relation to each Ship, an amount of the Total Commitments that is equal to the lesser of:

(a)	sixty per cent (60%) of the Total Estimated Price for that Ship;

(b)	sixty per cent (60%) of the Total Final Price for that Ship; and

(c)	$40,860,000

Ship Loan means a borrowing of the Ship Commitment for a Ship or (as the context requires) the outstanding principal amount of such borrowing

Ship Representations means the representations and warranties set out in clause 12.2.5 (The Ships)

Ship Security Documents means:

(a)	the Shipbuilding Contract Assignment in relation to each Ship;

(b)	the Mortgage in relation to each Ship;

(c)	the Deeds of Covenant in relation to each Ship;

(d)	the General Assignments in relation to each Ship;

(e)	the Charter Assignments in relation to each Ship; and

(f)	the Managers’ Undertakings in relation to each Ship.

SINOSURE means China Export & Credit insurance Corporation, a company incorporated and existing under the laws of the People’s Republic of China

SINOSURE Policy means, in relation to the Ships, the insurance policy covering ninety five per cent (95%) of the commercial and political risks in respect of the relevant Ship Commitment, Ship Loan and interest thereon issued or to be issued by SINOSURE to the Original Lenders, in form and substance satisfactory to them

SINOSURE Premium means the premium payable in respect of the SINOSURE Policy

SMC means a safety management certificate issued in respect of a Ship in accordance with rule 13 of the Code

Subordinated Lender means in relation to each Borrower, its Shareholder

Subordination Deed means, in relation to a Borrower, a subordination deed executed or (as the context may require) to be executed by that Borrower, the Subordinated Lender, the Lenders, the Arrangers, the Facility Agent and the Security Agent in the agreed form set out in Schedule 16 (Form of Subordination Deed)

Subsidiary of a person means any company or entity directly or indirectly controlled by such person, and for this purpose control means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise

Substitute Basis has the meaning ascribed thereto in clause 8.7.2 (Market Disruption: non-availability)

Taxes includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and Taxation shall be construed accordingly

Time Charter means, in relation to a Ship, the time charter between the relevant Borrower for that Ship and the Time Charterer details of which are provided in Schedule 2 (Ship Information)

Time Charterer means Classic Maritime Inc., a company incorporated in the Republic of the Marshall Islands with registration number 27873, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

Total Commitments means the aggregate of the Commitments, being at the date of this Agreement up to $122,580,000

Total Estimated Price means, in respect of any Ship, the amount specified against the name of such Ship in Schedule 2 (Ship Information) (being the aggregate of the Contract Price for such Ship plus certain additional costs as estimated by the relevant Borrower)

Total Final Price means, in relation to any Ship, the aggregate of the Contract Price plus additional costs duly and properly incurred in respect of that Ship before the Delivery Date and minus any amounts by which the relevant Delivery Instalment is adjusted in accordance with the terms of the relevant Shipbuilding Contract

Total Loss means, in relation to a Mortgaged Ship, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	Compulsory Acquisition; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation (other than where the same amounts to its Compulsory Acquisition) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless it is released and restored to the relevant Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss, the earlier of:

(a)	the date ninety (90) days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity or other official authority

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Transfer Certificate) or any other form agreed between the Facility Agent and the Borrowers

Transferee has the meaning ascribed thereto in clause 20.3 (Transfer by Lenders)

Transferor has the meaning ascribed thereto in clause 20.3 (Transfer by Lenders)

Trust Property means (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents other than the Account Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents other than the Account Security Documents); (b) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents except for the Account Security Documents whether from any Security Party or any other person; and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent in respect of the same (or any part thereof)

Underlying Documents means:

(a)	the Management Agreement in relation to each Ship;

(b)	the Shipbuilding Contract in relation to each Ship;

(c)	the Time Charter in relation to each Ship; and

(d)	any other charter or employment contract for any Ship as may be entered into from time to time in relation to a Ship and Underlying Document means any of them

Unpaid Sum means any sum due and payable but unpaid by a Security Party under the Finance Documents

Valuation Date in relation to each Ship means:

(a)	the date falling no earlier than five Business Days before the date on which the Borrowers issue a Drawdown Notice for the Ship Loan associated with that Ship; and

(b)	each date (to be agreed by the Majority Lenders) falling on or about each Fleet Valuation Date thereafter

1.2	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3	Construction of certain terms

In this Agreement, unless the context otherwise requires:

(a)	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

(b)	references to a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

(d)	references to a regulation include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel 2 Regulation;

(e)	words importing the plural shall include the singular and vice versa;

(f)	references to a time of day are to Beijing time;

(g)	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

(h)	references to any person includes its successors in title, permitted assignees or transferees;

(i)	references to a guarantee include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and guaranteed shall be construed accordingly;

(j)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended;

(k)	the terms of the Finance Documents (other than each Subordination Deed, each Charterer Subordination Deed and other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than each Subordination Deed, each Charterer Subordination Deed and other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail; and

(l)	the terms of the Finance Documents are subject to the terms of the relevant Subordination Deed and the relevant Charterer Subordination Deed and, in the event of any conflict between any provision of any Finance Documents and any provision of the relevant Subordination Deed or relevant Charterer Subordination Deed, the relevant provision of the relevant Subordination Deed or relevant Charterer Subordination Deed, respectively shall prevail.

1.4	Majority Lenders

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any action to be taken on the instructions in writing of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Lenders) each Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders whether or not this is in fact the case.

1.5	Lenders’ Commitment

For the purposes of the definition of Majority Lenders in clause 1.1 (Definitions) and the relevant provisions of clause 22 (Arrangers, Facility Agent and Security Agent), references to the Commitment of a Lender shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Lender immediately prior to such reduction to zero.

2	The Facilities

2.1	Agreement to lend

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan facility in an aggregate amount of up to the Total Commitments.

2.2	Obligations several

The obligations of the Lenders under this Agreement are several according to their respective Commitment and/or Contributions; the failure of any Lender to perform such obligations shall not relieve any other Finance Party or any Borrower of any of their respective obligations or liabilities under this Agreement nor shall any Finance Party be responsible for the obligations of any other Finance Party (except for its own obligations, if any, as a Lender) under this Agreement.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) the interests of the Finance Parties are several and the amount due to any Finance Party is a separate and independent debt. Each Finance Party shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Finance Party to be joined as an additional party in any proceedings for this purpose.

2.4	Borrowers’ rights and obligations

2.4.1	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

2.4.2	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(a)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(b)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(c)	agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

2.4.3	The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

2.4.4	If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will only be reduced to the extent of the payment, security or other disposition which is not so avoided or restored.

2.4.5	The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any other Security Party;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.4.6	Each Borrower waives any right it may have of first requiring a Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.4.7	Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.

2.4.8	Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Security Party;

(b)	to claim any contribution from any other Security Party or any guarantor of any Security Party’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

2.5	Independence of Finance Documents

2.5.1	Each Borrower expressly acknowledges that the Finance Documents constitute obligations of the Borrowers which are independent and completely separate from each Shipbuilding Contract, each Time Charter and each Guarantee and accordingly each Borrower’s obligations (including its payment obligations) under the Finance Documents are not:

(a)	subject to or dependent upon the execution or performance by any other person of their obligations under a Shipbuilding Contract, a Time Charter or any Guarantee or any other documents related thereto;

(b)	affected by the following:

(i)	any dispute under a Shipbuilding Contract, a Time Charter or a Guarantee nor any claim which any Borrower or any other person may have against, or consider that it has against any other person under a Shipbuilding Contract, a Time Charter or a Guarantee;

(ii)	the insolvency or dissolution of a Seller, the Time Charterer or any Guarantor;

(iii)	a Seller, the Time Charterer or any Guarantor being subject to an amalgamation, demerger, merger or corporate reconstruction;

(iv)	any unenforceability, illegality or invalidity of any obligation of a Seller, Time Charterer or any Guarantor, the Borrower or any other person under a Shipbuilding Contract, a Time Charter or a Guarantee or any documents or agreements relating to any of them; or

(v)	the breach, frustration or non-fulfilment of any provision of a Shipbuilding Contract, a Time Charter or a Guarantee or any documents or agreements related thereto.

2.5.2	The Borrowers acknowledge that the foregoing is an essential condition of each Lender’s entry into the Finance Documents, and accordingly, by advancing the full amount of its Commitment (subject to and in accordance with the terms and conditions of the Finance Documents including in the event that any Builder is advanced funds directly) each Lender shall have fulfilled its funding obligations under the Finance Documents.

2.6	Termination of the Total Commitment

Any part of a Ship Commitment which remains undrawn by the end of the Availability Period for that Ship Commitment shall thereupon be automatically cancelled.

2.7	Application of Proceeds

Without prejudice to the Borrowers’ obligations under clause 13.1.3 (Use of proceeds), no Finance Party shall have any responsibility for the application of the proceeds of a Ship Loan or any part thereof by the Borrowers.

3	Purpose

3.1	This Agreement sets out the terms and conditions upon and subject to which the Lenders agree, according to their several obligations, to make available to the Borrowers a buyer credit facility of up to a maximum of one hundred and twenty two million, five hundred and eighty thousand Dollars ($122,580,000) to be used for the purpose of financing part of the Contract Price of each Ship, in each case within the limit of the relevant Ship Commitment or other purposes as approved by all Lenders.

4	SINOSURE policy and premium

4.1	Liability for the SINOSURE Premium

The Borrowers shall be responsible for, and bear the cost of, the SINOSURE Premium due in respect of the SINOSURE Policy.

4.2	Notification of the SINOSURE Premium

The Facility Agent will only be notified of the exact amount of the SINOSURE Premium at the final issuance of the SINOSURE Policy. Upon receipt of such notification, the Facility Agent will notify the Borrowers and the Lenders of the amount of such SINOSURE Premium and shall send that Borrowers the debit note once received from SINOSURE.

4.3	SINOSURE Premium

4.3.1	The SINOSURE Premium shall be paid in full by the Borrowers within ten (10) days of receipt of the debit note referred to in clause 4.2, by direct payment to SINOSURE.

4.3.2	No SINOSURE Premium is refundable for any reason whatsoever except with the approval of SINOSURE.

4.3.3	The Borrowers acknowledge that no Finance Party is in anyway involved in the determination of the amount of the SINOSURE Premium and agrees that they shall have no claim or defence against any Finance Party in connection with the amount of the SINOSURE Premium.

4.4	Protection for the SINOSURE Policy

If at any time in the reasonable opinion of the Facility Agent, any provision of a Finance Document contradicts or conflicts with any provision of the SINOSURE Policy or SINOSURE requires any further action to be taken or documents to be entered into for the SINOSURE Policy to remain in full force and effect, then the Borrowers shall (and shall procure that each other Security Party shall) take such action as the Facility Agent or SINOSURE shall request to remove any contradiction or conflict and to ensure the SINOSURE Policy remains in full force and effect.

5	Effective date and conditions precedent

5.1	Effective date

This Agreement shall become effective and be in full force and effect on and from the date hereof without any further act on the part of any of the Parties.

5.2	Initial conditions precedent

No later than thirty (30) days after the date of this Agreement (and in any event prior to the submission of any Drawdown Notice) the Borrower shall deliver to the Facility Agent or its duly authorised representative, the documents and evidence specified in Part 1 of Schedule 3 (Initial conditions Precedent) in form and substance satisfactory to the Facility Agent.

5.3	Conditions precedent to a Ship Loan made in connection with a Delivery

The obligation of each Lender to contribute to a Ship Loan made on or in connection with the Delivery of a Ship shall be subject to the condition that the Facility Agent shall have received, on or prior to the Drawdown Date, all of the documents and evidence listed in Part 2 (Conditions precedent to a Ship Loan made in connection with a Delivery) of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

5.4	Conditions precedent to a Ship Loan made after a Delivery

The obligation of each Lender to contribute to a Ship Loan made after the Delivery of a Ship shall be subject to the condition that the Facility Agent shall have received, on or prior to the Drawdown Date, all of the documents and evidence listed in Part 3 (Conditions precedent to a Ship Loan made after a Delivery) of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

5.5	General conditions precedent

5.5.1	The obligation of each Lender to contribute to a Ship Loan shall be subject to the further general conditions that, at the time of the giving of the relevant Drawdown Notice, and at the time of the making of the relevant Ship Loan:

(a)	the representations and warranties contained in (i) clause 12.1 (Continuing representations and warranties) and (ii) clause 12 (Representations and warranties) of each Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	no Default shall have occurred and be continuing or would result from the making of the Ship Loan;

(c)	the Facility Agent is satisfied that (i) the SINOSURE Policy is to be made is in full force and effect, (ii) the SINOSURE Policy will provide the necessary cover in relation to the proposed Loan and interest thereon and (iii) there is no outstanding notice from SINOSURE which (aa) requires or requests the Facility Agent to suspend the provision of the Loan or (bb) repudiates the relevant SINOSURE Policy or any part of it.

5.6	Further conditions

In relation to any Borrower, not later than five (5) Business Days prior to each Drawdown Date and not later than five (5) Business Days prior to each interest Payment Date, the Facility Agent (acting on the instructions of the Majority Lenders) in its discretion may request and that Borrower shall, not later than two (2) Business Days prior to such date, deliver to the Facility Agent on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 5 (Conditions precedent), 12 (Representations and warranties), 13 (Undertakings) and 14 (Events of Default).

5.7	Notice to other Parties

The Facility Agent shall notify the Borrowers and the other Finance Parties promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under each of clauses 5.2 (Initial conditions precedent), 5.3 (Conditions precedent to a Ship Loan made in connection with Delivery), 5.4 (Conditions precedent to a Ship Loan made after a Delivery) and 5.5 (General conditions precedent).

5.8	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Lenders and may be waived by the Facility Agent (acting on the instructions of the Majority Lenders) in whole or in part and with or without conditions.

5.9	No re-financing

During the period from the date of this Agreement to and including five (5) years from the Drawdown Date for the first Ship Loan, unless approved by the Facility Agent, no Borrower shall, announce, enter into discussions to raise, raise or attempt to raise any other finance in the international or any relevant domestic syndicated loan, debt, bank, capital or equity market(s) (including, but not limited to, any bilateral or syndicated facility, bond or note issuance or private placement), in substitution for the Loan.

6	Drawdown

6.1	Drawdown

Subject to the terms and conditions of this Agreement, a Borrower may request the making of a Ship Loan by delivery to the Facility Agent of a duly completed Drawdown Notice not later than 11:00 a.m. (Beijing time) five (5) Business Days before the proposed Drawdown Date.

6.2	Completion of a drawdown request

6.2.1	A Drawdown Notice for a Ship Loan to be made in connection with the Delivery of a Ship shall be effective on actual receipt by the Facility Agent and, once given, shall, subject as provided in clause 8.7.1, be irrevocable but will not be regarded as having been duly completed unless:

(a)	the proposed date for Drawdown is a Business Day falling in the relevant Availability Period for the Ship Commitment to which it is associated;

(b)	it identifies (i) the Ship to which it relates, (ii) the amount of the Ship Loan that is to be used to fund the Delivery Instalment and the amount that it is to be used to refinance payments already made in respect of the Contract Price for such Ship and if part of those payments have been financed by loans from a third party (other than a Subordinated Lender), the amount of such third party financing and the account of the third party to which such part should be paid by the Facility Agent;

(c)	the currency of the Drawdown is Dollars;

(d)	the amount of the proposed Ship Loan does not exceed the Ship Commitment for the Ship to which it relates;

(e)	the amount of the proposed Ship Loan does not exceed (when aggregated with the outstanding Loan) the amount of the Total Commitments;

(f)	the requested Interest Period complies with clause 8 (Interest Periods); and

(g)	the purpose for the drawing complies with clause 3 (Purpose).

6.2.2	A Drawdown Notice for a Ship Loan to be made after the Delivery of a Ship shall be effective on actual receipt by the Facility Agent and, once given, shall, subject as provided in clause 8.7.1, be irrevocable but will not be regarded as having been duly completed unless:

(a)	the proposed Drawdown Date is a Business Day falling within the relevant Availability Period for the Ship Commitment to which the proposed Ship Loan relates;

(b)	it identifies (i) the Ship to which it relates, (ii) the amount of the associated Ship Commitment, (iii) the amount of the Ship Loan that is to be used to refinance payments already made in respect of the Contract Price for that Ship and, if part of those payments have been financed by loans from a third party (other than a Subordinated Lender), the amount of such third party financing and the account of the third party to which such part should be paid by the Facility Agent;

(c)	the currency of the Drawdown is Dollars;

(d)	the amount of the proposed Ship Loan does not exceed the Ship Commitment for the Ship to which it relates;

(e)	the amount of the proposed Ship Loan does not exceed (when aggregated with the outstanding Loan) the amount of the remaining available Total Commitments;

(f)	the requested Interest Period complies with clause 8 (Interest Periods); and

(g)	the purpose for the drawing complies with clause 3 (Purpose).

6.2.3	Only one Ship Loan may be requested in each Drawdown Request.

6.3	Payment by the Lenders and application by the Facility Agent

6.3.1	Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Facility Agent shall promptly notify each Lender. All sums to be advanced by the Lenders in respect of the Facilities shall be remitted in Dollars on the Drawdown Date to the account of the Facility Agent with such bank as the Facility Agent may have notified to the Lenders. From such account:

(a)	any amount of a Ship Loan that is to be used to fund a Delivery Instalment shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent to the Builder’s Account;

(b)	any amount of a Ship Loan that is to be used to refinance payments already made in respect of the Contract Price for that Ship shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent in accordance with clause 6.3.1(a) above if the Ship Loan is to be used to fund a Delivery Instalment and then as to any balance to (i) the account specified in the Drawdown Notice as being the account of the third party (other than a Subordinated Lender) that- has provided funding for payments already made in respect of the Contract Price and (ii) as to any balance, to the account of the relevant Borrowers (or any of them) set out in the Drawdown Notice; provided however that if either

(A)	the amount of the Ship Loan is insufficient to fund both the Delivery Instalment of a Ship and refinance payments already made in respect of the Contract Price for that Ship that have been financed by loans from a third party (other than a Subordinated Lender); or

(B)	the amount of the Ship Loan is insufficient to refinance payments already made in respect of the Contract Price for that Ship that have been financed by loans from a third party (other than a Subordinated Lender)

then the Borrower shall in addition to satisfying the relevant conditions in clause 5.3 (Conditions precedent to a Ship Loan made in connection with a Delivery) or 5.4 (Conditions precedent to a Ship Loan made after a Delivery), as the case may be, provide evidence satisfactory to the Facility Agent that it has deposited (or will, on the Drawdown Date, deposit) with the Facility Agent an amount equal to the difference between the Ship Loan and the amount required to make both such payments.

6.4	Lenders’ Participation

The amount of each Lender’s participation in a Ship Loan will be equal to the proportion borne by its Commitment to the Ship Commitment for the Ship to which that Ship Loan relates immediately prior to making that Ship Loan.

7	Conditions subsequent

Each Borrower shall deliver the following conditions subsequent to the Facility Agent no later than within the applicable time period for each condition subsequent, in a form and substance satisfactory to the Lender:

(a)	if the Drawdown is made in connection with a Delivery, evidence that the relevant Ship has been accepted by the Time Charterer pursuant to the relevant Time Charter to be provided within thirty (30) days of the Delivery Date;

(b)	a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each Ship Security Document in which it is to be appointed as agent for service of process within three (3) days of the Drawdown Date or Delivery Date (whichever is later); and

(c)	letters of undertaking from such Borrower’s insurance brokers addressed to the Security Agent, in a form no less wide than the Standard Letter of Undertaking September 2007 version “A”, recommended by London Market Insurance Brokers’ Committee, to be provided within ten (10) Business Days of the Drawdown Date or Delivery Date (whichever is later).

8	Interest and Interest Periods

8.1	Interest rate

The Borrowers shall pay interest on each Ship Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the percentage rate per annum which is the aggregate of (a) the Margin, and (b) LIBOR for such Interest Period.

8.2	Interest Periods

Subject to clause 8.3 (Determination of Interest Periods) an Interest Period for a Ship Loan will have a duration of three (3) Months unless a longer duration is agreed between the Borrowers and the Facility Agent (acting on the instructions of the Majority Lenders).

8.3	Determination of Interest Periods

Every Interest Period shall be of the duration stated or determined pursuant to clause 8.2 (Interest Periods) but so that:

(a)	the first Interest Period for a Ship Loan shall start on (and include) the Drawdown Date of that Ship Loan and end on (but exclude) the last day of that Interest Period;

(b)	each subsequent Interest Period for a Ship Loan shall commence on (and include) the last day of the previous Interest Period and end on (but exclude) the last day of that Interest Period;

(c)	an Interest Period for a Ship Loan shall end on each Repayment Date for that Ship Loan; and

(d)	if a Borrower and the Facility Agent have agreed any Interest Period for a Ship Loan that will overrun a Repayment Date for that Ship Loan, then, in the case of the last Repayment Date for that Ship Loan such Interest Period shall end on such Repayment Date, and in the case of any other relevant Repayment Date or Repayment Dates such Ship Loan shall be divided into parts so that there is one part in the amount of the repayment instalment or instalments due on each Repayment Date for that Ship Loan falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of such Ship Loan having an Interest Period ascertained in accordance with clause 8.2 (Interest Periods) and the other provisions of this clause 8.3.

8.4	Default interest

8.4.1	If a Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to clause 8.4.2) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent pursuant to this clause 8.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Facility Agent, each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.

8.4.2

The rate of interest applicable to each such period shall be the aggregate of (a) one point five per cent (1.5%) per annum, (b) the Margin, (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Facility Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Facility Agent under clause 15.2.2 or a prepayment pursuant to clauses 9.3 (Mandatory Cancellation or Prepayment - total loss or disposal/sale), 13.2.1(a)(Security shortfall) or 17.1 (Unlawfulness), on a date other than an Interest Payment Date relating thereto, the first such period selected by the Facility Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of one point five per cent (1.5%) above the rate applicable thereto immediately before it shall have become so due and payable.

8.4.3	If, for the reasons specified in clause 8.7.1, the Facility Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 8.4, each Lender shall promptly notify the Facility Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated for each Lender at a rate determined by the Facility Agent to be one point five per cent (1.5%) per annum above the aggregate of the Margin and the cost of funds to such Lender.

8.5	Notification of Interest Periods and interest rate

The Facility Agent shall notify the Borrowers and the Lenders promptly of each rate of interest (or, as the case may be default interest) under this clause 8 (Interest and Interest Periods).

8.6	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.7	Market disruption; non-availability

8.7.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)	the Facility Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	none or only one of the Reference Banks supply the Facility Agent with a quotation for the purposes of calculating LIBOR (where such a quotation is required having regard to the definition of LIBOR in clause 1.1 (Definitions)); or

(c)

the Facility Agent shall have received notification from Lenders with Contributions aggregating not less than one-third (1/3rd) of the Loan that deposits in Dollars are not available to such Lenders in the London interbank market in the ordinary course of business in sufficient amounts to fund the relevant Ship Loan or their Contributions for such Interest Period or that LIBOR does not accurately reflect the cost to such Lenders of obtaining such deposits, the Facility Agent shall forthwith give notice (a Determination Notice) thereof to the Borrowers and to each of the Lenders. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Facility Agent.

8.7.2	During the period of ten (10) days after any Determination Notice has been given by the Facility Agent under clause 8.7.1, each Lender shall certify an alternative basis (the Alternative Basis) for maintaining its Contribution. The Alternative Basis may at the relevant Lender’s sole and unfettered discretion (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Lender equivalent to the Margin. The Facility Agent shall calculate the arithmetic mean of the Alternative Bases provided by the Lenders (the Substitute Basis) and certify the same to the Borrowers and the Lenders. The Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Facility Agent notifies the Borrowers that none of the circumstances specified in clause 8.7.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

8.8	Reference Bank quotations

If any Reference Bank is unable or otherwise fails to furnish a quotation for the purposes of calculating LIBOR the interest rate shall be determined, subject to clause 8.7 (Market disruption; non-availability), on the basis of quotations furnished by the other Reference Banks.

9	Repayment and prepayment

9.1	Repayment

9.1.1	The Borrowers shall repay each Ship Loan in forty eight (48) repayment instalments, one such instalment to be repaid on each of the Repayment Dates for that Ship Loan in an amount for each such Repayment Date as set out in the table in Schedule 4 (Repayment Schedules).

9.1.2	In relation to each Ship Commitment, as soon as is practicable following the end of the Availability Period for that Ship Commitment, the Facility Agent shall provide the other Parties with a replacement repayment schedule if the full amount of that Ship Commitment has not been drawn, with each repayment instalment in such replacement schedule reduced pro rata by the undrawn amount of that Ship Commitment.

9.2	Voluntary prepayment

9.2.1	At any time after the end of the Availability Period for the last Ship Commitment to be drawn- down or cancelled, the Borrowers may, by notice to the Facility Agent (effectively only on actual receipt) with effect from a date not less than thirty (30) Business Days after the receipt by the Facility Agent of such notice prepay any Ship Loan in whole or part (being $3,000,000 or any larger sum which is an integral multiple of $1,000,000), in each case on any Interest Payment Date to be repaid without premium or penalty but subject to the prepayment fee referred to in clause 9.7 (Amounts payable on prepayment).

9.2.2	The Borrowers may also prepay (in whole but not in part only), without premium or penalty, but subject to the prepayment fee referred to in clause 9.7 (Amounts payable on prepayment) and without prejudice to their obligations under clauses 8.7 (Market disruption; non-availability), 11.5 (Grossing-up for Taxes) and 17.2 (Increased costs):

(a)	the Contribution of any Lender to which the Borrowers shall have become obliged to pay additional amounts under clauses 8.7 (Market disruption; non-availability), 11.5 (Grossing-up for Taxes) and 17.2 (Increased costs); or

(b)	any Lender’s Contribution to which an Alternative Basis applies by virtue of clause 8.7.2.

Upon any notice of such prepayment being given, the Ship Commitment of the relevant Lender shall be reduced to zero.

9.3	Mandatory cancellation or prepayment - total loss or disposal/sale

9.3.1	Prior to drawdown of the relevant Ship Loan: if a Ship becomes (a) a Total Loss, (b) a total loss is declared or agreed pursuant to the relevant Shipbuilding Contract, (c) the relevant Owner is no longer the buyer of such Ship under the relevant Shipbuilding Contract (for whatever reason including the cancellation, termination or rescission of the Shipbuilding Contract) or (d) the Ship is no longer owned by the relevant Borrower, in each case, before any part of the Ship Commitment for that Ship has been advanced to the Borrowers, such Ship Commitment shall be cancelled and cease to be available for Drawdown and the Total Commitments shall immediately (on the occurrence of such Total Loss) be reduced by the amount of such Ship Commitment.

9.3.2	After drawdown of the relevant Ship Loan - Total Loss: if a Mortgaged Ship becomes a Total Loss, then on the Total Loss Repayment Date for such Mortgaged Ship, the Borrowers shall prepay the amount of the relevant Ship Loan outstanding for such Mortgaged Ship together with accrued interest if any.

9.3.3	After drawdown of the relevant Ship Loan - sale or disposal: if a Mortgaged Ship is sold, then on the Disposal Repayment Date for such Mortgaged Ship:

(a)	the Borrowers shall prepay an amount that is the aggregate of:

(i)	the relevant Ship Loan outstanding for such Mortgaged Ship together with interest; and

(ii)	such amount as shall ensure that immediately after such prepayment, the Security Value is equal to or higher than the Security Requirement; and

(b)	the Buyer of such Mortgaged Ship shall pay all proceeds of such sale into an account to be determined by the Facility Agent,

and the Mortgage over such Mortgaged Ship shall be released by the Security Agent once the Security Agent is in receipt of (and entitled to retain) all amounts due and payable by the Borrowers to the Facility Agent pursuant to clause 9.3.3 (a).

9.4	Change of control

9.4.1	The Borrowers shall within three (3) Business Days notify the Facility Agent upon any Security Party becoming aware of a Change of Control.

9.4.2	If a Change of Control occurs, the Facility Agent may, by notice to the Borrowers, cancel the Total Commitments with effect from a date specified in that notice which is at least thirty (30) days after the giving of the notice (but during that time the Total Commitments will be suspended) and declare that all or part of the Loan be payable on demand after such date, on which date it shall become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

9.5	Voluntary cancellation of Ship Commitments

9.5.1	The Borrowers may at any time during any relevant Availability Period, by notice to the Facility Agent (effective only on actual receipt) cancel, with effect from a date not less than thirty (30) Business Days after the receipt by the Facility Agent of such notice, the whole or any part (being three million Dollars ($3,000,000) or any larger sum which is an integral multiple of one million Dollars ($1,000,000)) of the relevant Ship Commitment.

9.5.2	Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitment of each Lender to such Ship Commitment shall be reduced proportionately.

9.5.3	On the date when any such cancellation takes effect, the Borrowers shall pay to the Facility Agent (for the account of the Lenders):

(a)	any accrued commitment commission on the part of the Ship Commitment being cancelled;

(b)	a cancellation fee of one per cent (1%) on the amount of the Ship Commitment cancelled; and

(c)	any other amounts then payable under clause 16 (Indemnities).

9.5.4	If the Borrowers cancel the Total Commitments or any relevant Ship Commitment prior to the payment of the SINOSURE Premium they shall on demand indemnify the Lenders for any amount claimed against them by way of handling charges or otherwise in connection with the application for SINOSURE cover. The Lenders shall provide supporting evidence for any such claim and the amount charged by SINOSURE.

9.5.5	The Borrowers shall not cancel all or any part of any Ship Commitment except at the times and in the manner expressly provided for in this Agreement.

9.5.6	No amount of any Ship Commitment cancelled under this Agreement may be subsequently reinstated.

9.6	SINOSURE Policy

If the SINOSURE Policy ceases to be in full force and effect or is terminated (other than by reason of its expiry or the cancellation or prepayment of the Total Commitments or the Loan then the Facility Agent shall immediately inform the other Parties. Immediately following such notification, the Total Commitments shall be suspended and no Drawdown may be requested. The Borrowers shall on demand repay the Loan together with accrued interest and all other amounts accrued under the Finance Documents on the last day of the then current Interest Period for each Ship Loan or if earlier, the date specified by the Lenders in a notice delivered to the Facility Agent as being the date on which the SINOSURE Policy ceases to be in full force and effect or is terminated.

9.7	Amounts payable on prepayment

9.7.1	Any prepayment of all or part of the Loan or of the Ship Loan shall be made by the Borrowers together with:

(a)	accrued interest on the amount to be prepaid to the date of such prepayment (if any);

(b)	any Break Costs;

(c)	the prepayment fee payable under clause 9.7.2;

(d)	any additional amount payable under clause 11.5 (Grossing-up for Taxes) or clause 17.2 (Increased costs); and

(e)	all other sums payable by the Borrowers under this Agreement or any of the other Finance Documents including, without limitation, any accrued commitment commission and any amounts payable under clause 16 (Indemnities).

9.7.2	At the same time as the Borrowers make a prepayment under any of the provisions of this Agreement, the Borrowers shall pay to the Facility Agent for the account of the Lenders a prepayment fee in accordance with the following provisions:

(a)	in the event of a prepayment resulting from the sale of a Ship, the prepayment fee shall be an amount in Dollars equal to:

(i)	one per cent (1%) of the amount prepaid if the prepayment takes place within thirty-six (36) months after the Delivery Date of the Ship that is sold; or

(ii)	zero point five per cent (0.5%) of the amount prepaid if the prepayment takes place after such time;

(b)	in the event of a prepayment resulting from the Total Loss of a Ship or from a security shortfall under clause 13.2.1 (Security shortfall), no prepayment fee shall be payable; and

(c)	in the event of any prepayment (other than a prepayment resulting from the sale or Total Loss of a Ship), the prepayment fee shall be at all times an amount in Dollars equal to one percent (1%) of the amount prepaid.

Any prepayment fee will be shared between the Lenders pro rata to the amounts of their Contributions being prepaid.

9.8	Notice of prepayment; reduction of repayment instalments

9.8.1	Every notice of prepayment shall be effective only on actual receipt by the Facility Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

9.8.2	No amount prepaid under this Agreement may be re-borrowed.

9.8.3	Any amount prepaid pursuant to clause 9.2.1 (Voluntary prepayment), clause 9.3 (Mandatory cancellation or prepayment - total loss or disposal/sale) or clause 13.2.1 (Security shortfall) shall be applied in reducing the repayment instalments of the relevant Ship Loan under clause 9.1 (Repayment) in inverse order of their due dates of payment.

9.8.4	Any amount of the Loan prepaid pursuant to clause 9.2.2 (Voluntary prepayment) shall be applied in reducing the repayment instalments of each Ship Loan under clause 9.1 (Repayment) pro rata and in inverse order of their due dates of payment.

9.8.5	The Borrowers may not prepay a Ship Loan or the Loan or any part thereof save as expressly provided in this Agreement.

10	Fees and expenses

10.1	Fees

10.1.1	Arrangement Fee

The Borrowers shall pay respectively to the Mandated Lead Arranger and the Coordinating Mandated Lead Arranger (for sharing between the Arrangers and the Lenders in such manner as the Arrangers may in their sole discretions require) on the date falling three (3) Business Days after the date of this Agreement, arrangement fees computed in accordance with the terms of the Fee Letters.

10.1.2	Commitment Fee

(a)	The Borrowers shall pay to the Facility Agent (for the account of each Lender) a fee in Dollars computed at the rate of zero point two five per cent (0.25%) per annum on the unused and uncancelled amount of the Ship Commitment in accordance with the terms of the Fee Letter.

(b)	The Borrowers shall pay the accrued commitment commission on each of the dates falling at three (3) monthly intervals after the date of this Agreement and on the last day of the relevant Availability Period for the relevant Ship Commitment and, if cancelled in full, on the cancelled amount of the relevant Lender’s relevant Ship Commitment at the time the cancellation is effective.

10.1.3	Agency Fee

The Borrowers shall pay to the Facility Agent, for the account of the Facility Agent, on or before the date falling three (3) Business Days after the date of this Agreement and on each of the dates falling at twelve (12) monthly intervals thereafter, an agency fee in accordance with the terms of the Fee Letter.

10.2	Expenses

The Borrowers shall pay to the Facility Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by any Finance Party:

(a)	in connection with the negotiation, preparation, execution and, where relevant, registration of the Finance Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Finance Documents; and

(b)	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Finance Documents, or otherwise in respect of the moneys owing under any of the Finance Documents, together with interest at the rate referred to in clause 8.4 (Default Interest), from the date on which such expenses were incurred to the date of payment (as well after as before judgment). The Facility Agent shall provide supporting evidence (e.g. invoices) of all such expenses.

10.3	Value Added Tax

All fees and expenses payable pursuant to this clause 10 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by a Finance Party or any of them under this Agreement or any of the other Finance Documents shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

10.4	Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any Finance Party) imposed on or in connection with any of the Finance Documents, the Underlying Documents, a Ship Loan or the Loan and shall indemnify the Finance Parties or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

11	Payments and taxes; accounts and calculations

11.1	No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement the Lenders will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Lenders and that it is reasonable for the Lenders to be entitled to receive payments from the Borrowers gross on the due date in order that the Lenders are put in a position to perform their matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under any of the Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 11.5 (Grossing-up for Taxes), free and clear of any deductions or withholdings, in Dollars on the due date to the account of the Facility Agent at such bank and at such place as the Facility Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any relevant Finance Documents such payments shall be for the account of all the Lenders and the Facility Agent shall forthwith distribute such payments in like funds as are received by the Facility Agent to the Lenders rateably in accordance with their respective Commitment or (following drawdown) Contribution.

11.2	Non-Business Days

When any payment under any of the Finance Documents would otherwise be due on a day which is not a Business Day, the due date for payment shall be extended to the next following Business Day unless such Business Day falls in the next calendar month in which case payment shall be made on the immediately preceding Business Day.

11.3	Calculations

All interest and other payments of an annual nature under any of the Finance Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

11.4	Certificates conclusive

Any certificate or determination of the Facility Agent as to any rate of interest or any other amount pursuant to and for the purposes of any of the Finance Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

11.5	Grossing-up for Taxes

If at any time the Borrowers are required to make any deduction for the account of any Finance Party or if the Facility Agent or the Security Agent is required to make any deduction or withholding from a payment to another Finance Party or withholding in respect of Taxes from any payment due under any of the Finance Documents, the sum due from the Borrowers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify each Finance Party against any losses or costs incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Facility Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

11.6	Tax credit

If a Borrower makes a payment pursuant to clause 11.5 (a Tax Payment) and the relevant Finance Party determines that:

11.6.1	a credit against, relief or remission for, or repayment of any Tax (a Tax Credit) is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

11.6.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the relevant Borrower which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.7	Loan account

Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Security Agent or the Lenders (as the case may be) shall maintain a control account or accounts (being part of the “account current” referred to in each Mortgage) showing the Loan and other sums owing to the Lenders under the Finance Documents and all payments in respect thereof made from time to time. Each such control account or accounts shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Finance Documents.

11.8	Facility Agent may assume receipt

Where any sum is to be paid under any of the Finance Documents to the Facility Agent or, as the case may be, the Security Agent for the account of another person, the Facility Agent or, as the case may be, the Security Agent may assume that the payment will be made when due and the Facility Agent or, as the case may be, the Security Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Facility Agent or, as the case may be, the Security Agent, then the person to whom such sum was so made available shall on request refund such sum to the Facility Agent or, as the case may be, the Security Agent together with interest thereon sufficient to compensate the Facility Agent or, as the case may be, the Security Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Facility Agent or, as the case may be, the Security Agent for any and all loss or expense which the Facility Agent or, as the case may be, the Security Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

11.9	Partial payments

11.9.1	If, on any date on which a payment is due to be made by a Security Party under any of the Finance Documents, the amount received by the Facility Agent from that Security Party falls short of the total amount of the payment due to be made by that Security Party on such date then, without prejudice to any rights or remedies available to the Facility Agent, the Security Agent and the Lenders under any of the Finance Documents, the Facility Agent shall apply the amount actually received from that Security Party (or from the Security Agent) in or towards the obligations under those Finance Documents in the following order, notwithstanding any appropriation made, or purported to be made, by any Security Party:

(a)	firstly, in or towards payment, on a pro-rata basis, of any unpaid fees, costs and expenses of the Arrangers, the Facility Agent and the Security Agent or any of them under, or in relation to, any of the Finance Documents;

(b)	secondly, in or towards payment, on a pro-rata basis, of any unpaid fees, commitment commission, costs and expenses of the Lenders or any of them under or in relation to, the Finance Documents;

(c)	thirdly, in or towards payment to the Lenders, on a pro-rata basis, of any accrued interest which shall have become due under any of the Finance Documents but remains unpaid;

(d)	fourthly, in or towards payment to the Lenders, on a pro-rata basis, of any amount of principal which shall have become due but remains unpaid;

(e)	fifthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Finance Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro-rata basis).

11.9.2	The order of application set out in clauses 11.9.1(b) to 11.9.1(e) may be varied by the Facility Agent if the Majority Lenders so directs, without any reference to, or consent or approval from the Borrowers.

12	Representations and warranties

12.1	Continuing representations and warranties

Each Borrower represents and warrants to each Finance Party that:

12.1.1	Due incorporation: each Borrower and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies or corporations and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

12.1.2	Corporate power: each Borrower has power to execute, deliver and perform its obligations under the Underlying Documents and the Finance Documents to which it is a party and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Finance Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Total Commitment;

12.1.3	Binding obligations: the Underlying Documents and the Finance Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

12.1.4	No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Underlying Documents and the Finance Documents by the relevant Security Parties will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Borrower or any other Security Party is subject; or

(b)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Borrower or any other. Security Party is a party or is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with any provision of the constitutional documents of any Borrower or any other Security Party; or

(d)	result in the creation or imposition of or oblige any Borrower or any other Relevant Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any Borrower or any other Relevant Party;

12.1.5	No litigation: no litigation, arbitration, investigation or proceeding (administrative or otherwise) is taking place, pending or, to the knowledge of the officers of any Borrower, threatened against any Borrower or any other Relevant Party which could have a material adverse effect on the business, assets or financial condition of any Borrower or any other Security Party;

12.1.6	No filings required: save for the registration of each of the Mortgages with the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Underlying Documents or any of the Finance Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Underlying Documents or the Finance Documents and each of the Underlying Documents and the Finance Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

12.1.7	Choice of law: the choice of English law to govern the Underlying Documents and the Finance Documents (other than the Mortgages and the Account Security Documents), the choice of Maltese law to govern the Mortgages and the choice of the law of Greece to govern the Account Security Documents and the submission thereunder by the Security Parties to the non-exclusive jurisdiction of the English courts or (as the case may be) any other court, are valid and binding;

12.1.8	No immunity: no Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

12.1.9	Financial statements correct and complete: the audited consolidated financial statements of the Group in respect of the financial year ended on 31 December 2010 as delivered to the Facility Agent and/or the Arrangers have been prepared in accordance with the GAAP, which have been consistently applied, and present fairly and accurately the consolidated financial position of the Group as at such date and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Group nor any member thereof had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against, or provided for in such financial statements;

12.1.10

Consents obtained: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Finance Documents or the performance by each Security Party of its obligations under the Underlying Documents and the Finance Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

12.1.11	Authorisations: all authorisations necessary for the conduct of the business, trade and ordinary activities of each Owner and each Guarantor have been obtained or effected and are in full force and effect;

12.1.12	No material adverse change: there has been no material adverse change:

(a)	in the business, assets; properties, operations, prospects, performance, condition or the financial position of any Borrower from that described by or on behalf of that Borrower or any other Security Party to the Facility Agent and/or the Arrangers in the negotiation of this Agreement; or

(b)	in the business, assets, properties, operations, prospects, performance, condition or the consolidated financial position of the Group from that set forth in the annual audited consolidated financial statements of the Group for the financial year ended 31 December 2010; or

(c)	in the ability of any Borrower, the Guarantors, the Manager or any other Security Party to comply with any of their respective obligations under the Finance Documents or any of them; or

(d)	in the legality, validity or enforceability of any of the Finance Documents or any of the rights or remedies of the Finance Parties or any of them thereunder; or

(e)	in any Relevant Jurisdiction (or in any of the financial markets thereof);

12.1.13	Borrowers’ own account: in relation to the borrowing by each Borrower of the Total Commitments or any part thereof, the performance and discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement, such Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended));

12.1.14	Solvency:

(a)	no Borrower nor any other Relevant Party is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

(b)	no Borrower nor any other Relevant Party by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness;

(c)	the value of the assets of each Borrower and the other Relevant Parties is not less than their respective liabilities (taking into account contingent and prospective liabilities); and

(d)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Indebtedness of any Borrower or any other Relevant Party; and

12.1.15	Compliance with laws and regulations: each Owner and each Guarantor is in compliance with the terms and conditions of all laws, regulations, agreements, licenses and concessions material to the carrying on of its business (including in relation to Taxation and including Environmental Laws).

12.1.16	Pari passu and subordinated indebtedness:

(a)	the obligations of each Borrower under this Agreement and the obligations of each Guarantor under the respective Guarantee are direct, general and unconditional obligations of such Borrower and such Guarantor, respectively, and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower (or, as the case may be, such Guarantor) with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b)	any Indebtedness of each Borrower or each Guarantor owing to any of its respective shareholders or other Relevant Parties is subordinated in all respects to the Borrowers’ obligations under this Agreement (in the case of a Borrower) and to the Guarantors’ obligations under the respective Guarantee;

12.2	Initial representations and warranties

Each Borrower further represents and warrants to each Finance Party that:

12.2.1	No default:

(a)	no Default has occurred and is continuing; and

(b)	no Security Party is, nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be, in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

12.2.2	Information - full disclosure: the information, exhibits and reports furnished by or on behalf of any Security Party to the Facility Agent and/or the Arrangers in connection with the negotiation and preparation of the Finance Documents are true and accurate in all material respects and not misleading and all expressions of opinions contained therein genuinely reflect the opinions of the directors and the senior management of the relevant Borrower and the relevant Guarantor and are based on reasonable assumptions, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

12.2.3	No withholding Taxes: no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Finance Documents to which it is a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Finance Documents to which it is a party or any other document or instrument to be executed or delivered under any of the Finance Documents to which it is a party;

12.2.4	Shareholdings: each Borrower is a wholly-owned direct Subsidiary of the relevant Shareholder and the Shareholder is a wholly-owned in-direct Subsidiary of the Dryships Guarantor;

12.2.5	The Ships: each Ship will, on the Delivery Date for that Ship or, if later, the Drawdown Date for the associated Ship Loan, be:

(a)	in the absolute ownership of the relevant Owner who will on and after that date be the sole, legal and beneficial owner of such Ship;

(b)	registered in the name of the relevant Owner under the laws and flag of the relevant Flag State through the relevant Registry;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations from the relevant Classification Societies;

12.2.6	Ships’ employment: no Ship is, nor will any Ship be, on or before the Delivery of that Ship or, if later, the Drawdown Date for the associated Ship Loan, subject to any charter (other than the relevant Time Charter) or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Deed of Covenant would have required the consent of the Finance Parties or any of them pursuant to the terms of clause 5.1.15 of such Deed of Covenant or if one has been entered into, the Facility Agent has consented to such charter contract and on the relevant Delivery Date there will not be any agreement or arrangement whereby the Earnings of any Ship may be shared with any other person;

12.2.7	Freedom from Encumbrances; no Financial Indebtedness:

(a)	no Ship, nor any Ship’s Earnings, Insurances or Requisition Compensation nor any Account nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the relevant Drawdown Date, subject to any Encumbrance other than the Permitted Encumbrances;

(b)	no Borrower has any Financial Indebtedness except for Permitted Financial Indebtedness;

12.2.8	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by a Borrower in writing to, and acknowledged in writing by, the Facility Agent and/or the Arrangers:

(a)	the Borrowers and the other Relevant Parties and, to the best of each Borrower’s knowledge and belief (having made due enquiry), all of their respective Environmental Affiliates, have complied all with the provisions of all Environmental Laws;

(b)	the Borrowers and the other Relevant Parties and, to the best of each Borrower’s knowledge and belief (having made due enquiry), all of their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)	no Borrower nor any other Relevant Party nor, to the best of each Borrower’s knowledge and belief (having made due enquiry), all of their respective Environmental Affiliates have received notice of any Environmental Claim that any Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

12.2.9	No Environmental Claims: except as may already have been disclosed by a Borrower in writing to, and acknowledged in writing by, the Facility Agent and/or the Arrangers, there is no Environmental Claim pending or, to the best of each Borrower’s knowledge and belief (having made due enquiry), threatened against any Owner or any Ship or any other Relevant Party or any other Relevant Ship or to the best of each Borrower’s knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

12.2.10	No potential Environmental Claims: except as may already have been disclosed by a Borrower in writing to, and acknowledged in writing by, the Facility Agent and/or the Arrangers, there has been no emission, spill, release or discharge of a Pollutant from any Ship or any other Relevant Ship owned by, managed or crewed by or chartered to any Owner nor to the best of each Borrower’s knowledge and belief (having made due enquiry) from any Relevant Ship owned, managed or crewed by, or chartered to, any other Relevant Party which could give rise to an Environmental Claim;

12.2.11	Copies true and complete: the copies of the Underlying Documents delivered or to be delivered to the Facility Agent pursuant to clause 5.2 (Initial conditions precedent) are, or will when delivered be, true and complete copies of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

12.2.12	DOC and SMC: on the Delivery Date of a Ship the Operator will have a DOC for itself and an SMC in respect of such Ship;

12.2.13	ISPS Code: on the Delivery Date of a Ship the relevant Owner shall have a valid and current ISSC in respect of such Ship and such Ship shall be in compliance with the ISPS Code; and

12.2.14	No default under Shipbuilding Contracts: no Owner is in default of any of its obligations under the Shipbuilding Contract to which it is a party.

12.3	Repetition of representations and warranties

12.3.1	All of the representations and warranties set out in this clause 12 (Representations and Warranties) (other than the Ship Representations) are deemed to be made by each Borrower on the dates of:

(a)	this Agreement;

(b)	the first Drawdown Notice; and

(c)	the first Drawdown.

12.3.2	The Repeating Representations are deemed to be made by each Borrower on the dates of each subsequent Drawdown Notice and the first day of each relevant Interest Period.

12.3.3	All the Ship Representations are deemed to be made on the first day of the relevant Mortgage Period.

12.3.4	On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 12.2) on each relevant Interest Payment Date, each Borrower shall be deemed to further represent and warrant to the Facility Agent that the then latest audited financial statements delivered to the Facility Agent (if any) have been prepared in accordance with GAAP which have been consistently applied and present fairly and accurately the financial position of each Borrower and the Manager, respectively, and the consolidated financial position of the Group as at the end of the financial period to which the same relate, the operations of such Borrower and the Manager, respectively, and the consolidated results of the operations of the Group for the financial period to which the same relate and, as at the end of such financial period, no Security Party nor any other member of the Group, nor the Group as a whole, had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

12.3.5	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

13	Undertakings

13.1	General

Each Borrower undertakes with each Finance Party that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Total Commitment remains outstanding, it will:

13.1.1	Notice of Default; material litigation:

(a)

promptly inform the Facility Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents or the Underlying Documents and, without limiting the generality of the foregoing and without prejudice to clause 13.1.6 (Valuations), will inform the Facility Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Facility Agent, confirm to the Facility Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing; and

(b)	promptly upon becoming aware of the same, provide the Facility Agent with details of any material litigation, arbitration, regulatory or administrative proceedings which are taking place against or involving any Security Party;

13.1.2	Consents and licences: without prejudice to clauses 12.1 (Continuing representations and warranties) and 5 (Effective date and Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents and the Underlying Documents to which it is a party;

13.1.3	Use of proceeds: use each Ship Loan exclusively for the purpose specified in clause 3 (Purpose);

13.1.4	Pari passu and subordination: without prejudice to the provisions of clause 13.3 (Negative undertakings), ensure that:

(a)	its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)	its Indebtedness (if any) to its shareholders or its Related Companies is on terms acceptable to the Facility Agent and is and shall remain at all times fully subordinated towards its obligations under this Agreement;

13.1.5	Financial statements: prepare or cause to be prepared:

(a)	consolidated financial statements of the Group in accordance with GAAP consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by the Group’s auditors;

(b)	financial statements of each Borrower, each in accordance with GAAP consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by its auditors;

(c)	financial statements of each Borrower and consolidated financial statements of the Group, each in accordance with GAAP consistently applied in respect of each half-year of each financial year (namely, each 6-month period ending on 30 June and 31 December of each calendar year);

(d)	an annual operating and capex budget for each Ship, each in respect of the next financial year (namely, the 12-month period ending on 31 December of the next calendar year); and

(e)	a quarterly report for each Ship setting out in detail such Ship’s Earnings and signed by the relevant Manager, in respect of each financial quarter (namely, each 3-month period ending on 31 March, 30 June, 30 September and 31 December of each calendar year), and, in each case, deliver as many copies of the same as the Facility Agent may reasonably require as soon as practicable but not later than:

(i)	in the case of yearly audited financial statements, one hundred and twenty (120) days after the end of the financial period to which they relate (namely, not later than 30 April of each calendar year);

(ii)	in the case of half year unaudited financial statements, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September and 31 March, respectively, of each calendar year);

(iii)	in the case of annual operating and capex budgets, thirty (30) days after the beginning of the financial year to which they relate (namely, not later than 31 January of each calendar year); and

(iv)	in the case of quarterly reports, thirty (30) days after the end of the financial quarter to which they relate (namely, not later than 31 January, 30 April, 31 July and 31 October of each calendar year);

13.1.6	Valuations: at the same time as the Borrowers and/or a Guarantor provides the Facility Agent and/or the Security Agent with consolidated financial statements pursuant to clause 13.1.5 (Financial statements) and, if a Default has occurred, at any other time as and when the Facility Agent in its absolute discretion shall require, provide the Facility Agent with valuations of the relevant Ship made in accordance with clause 13.2.2 (Valuation of Mortgaged Ships);

13.1.7	Delivery of reports: deliver to the Facility Agent as many copies as the Facility Agent may reasonably require of every material report, circular, notice or like document issued by such Borrower to its shareholders or creditors generally;

13.1.8	Provision of further information: provide the Facility Agent with such financial or other information concerning each Borrower, each Manager, the Guarantors, the other Security Parties, the Group, their respective members and their respective affairs as the Facility Agent or any Lender may from time to time require and shall promptly advise the Facility Agent of all major financial developments in relation to any Owner, any other Security Parties, the Group, their respective members including, without prejudice to the generality of the foregoing, their business, operations, financial condition, any vessels sales or purchases and any new borrowings;

13.1.9	Obligations under Finance Documents: and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents and the Underlying Documents;

13.1.10	Compliance with the Code: and will procure that any Operator and each other Owner will, comply with, and ensure that each Ship and any Operator at all times complies with, the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

13.1.11	Issuance of DOC and SMC: and will procure that any Operator and each other Owner will, promptly inform the Facility Agent upon the issuance to any Operator of a DOC and to each Ship of an SMC or the receipt by an Owner or any Operator of notification that its application for the same has been refused;

13.1.12	Withdrawal of DOC and SMC: and will procure that any Operator and each other Owner will, immediately inform the Facility Agent if there is any threatened or actual withdrawal of its Operator’s DOC or the SMC in respect of each Ship;

13.1.13	ISPS Code compliance: and will procure that each Manager, each Operator and each other Owner will:

(a)	maintain at all times on and after Delivery of the relevant Ship a valid and current ISSC in respect of such Ship;

(b)	immediately notify the Facility Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the relevant Ship; and

(c)	procure that the relevant Ship will comply at all times after Delivery of such Ship with the ISPS Code;

13.1.14	Compliance with laws and regulations: and will procure that each other Security Party will, comply with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying out of its business (including those relating to Taxation and Environmental Laws);

13.1.15	SINOSURE Policy:

(a)	it shall not (and shall ensure that no other Security Party shall) take any action or omit to take action which would:

(i)	permit the restriction, revocation, annulment or termination of the SINOSURE Policy; or

(ii)	give rise to an exclusion or defence to payment applicable to an insured loss under the SINOSURE Policy;

(b)	that, if the Facility Agent notifies it that the Facility Agent has or intends to file a claim for payment under the SINOSURE Policy, it shall:

(i)	use its best efforts to assist in the filing of any claim for compensation, indemnity or reimbursement; and

(ii)	use their best efforts to co-operate in good faith with the Facility Agent and/or SINOSURE with respect to any verification of claim, eligibility or amount (including but not limited to providing evidence, documentation, information, certificates and other forms of proof reasonably requested in connection therewith);

13.1.16	Know your customer information: deliver to the Facility Agent such documents and evidence as the Facility Agent shall from time to time require relating to the verification of identity and knowledge of the Facility Agent’s or any Lender’s customers and the compliance by the Facility Agent or any Lender with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Facility Agent’s or any Lender’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

13.1.17	Money laundering: ensure that any borrowing by them and the performance of their obligations hereunder and under the other Security Documents to which they are a party will be for their own account and will not involve any breach by them of any law or regulatory measure relating to money laundering as defined in Article 1 of the directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

13.2	Security value maintenance

13.2.1	Security shortfall: If at any time the Security Value for any Ship Loan shall be less than the Security Requirement, the Facility Agent may, and if so directed by the Majority Lenders, shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall (unless such deficiency has been caused exclusively by the associated Ship having become a Total Loss) either:

(a)	prepay the relevant Ship Loan within a period of fifteen (15) days of the date of receipt by the Borrowers of the Facility Agent’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within fifteen (15) days of the date of receipt by the Borrowers of the Facility Agent’s said notice constitute to the satisfaction of the Facility Agent such further security for the Loan as shall be acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) having a value for security purposes (as determined by the Facility Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clause 9.7 (Amounts payable on prepayment) shall apply to prepayments made under clause 13.2.1(a).

13.2.2	Valuation of Mortgaged Ships:

(a)	Each Mortgaged Ship (or in the case of the first Valuation Date, each Ship) shall, for the purposes of this clause 13.2 (Security value maintenance), be valued in Dollars on each relevant Valuation Date by two (2) of the Approved Shipbrokers, each selected by the Borrowers or, failing such selection by the Borrowers, selected by the Facility Agent (acting on the instructions of the Majority Lenders in their sole discretion). Each such valuation (other than the valuation made immediately before the giving of a Drawdown Notice) shall not be dated more than thirty (30) days prior to the relevant Fleet Valuation Date, shall be addressed to the Facility Agent, and shall be made without, unless required by the Facility Agent (acting on the reasonable instructions of the Majority Lenders), physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length, on normal commercial terms as between a willing buyer and a willing seller, without taking into account any charterparty or other engagement concerning the relevant Mortgaged Ship. The arithmetic mean of such two (2) valuations for a Mortgaged Ship shall constitute the value of such Mortgaged Ship for the purposes of this clause 13.2 and the other provisions of this Agreement and the other Finance Documents.

(b)	The value of each Mortgaged Ship determined in accordance with the provisions of this clause 13.2 (Security value maintenance) shall be binding upon the parties hereto until such time as any further such valuations shall be obtained.

13.2.3	Information: each Borrower undertakes with the Finance Parties to supply to the Facility Agent and to any such Approved Shipbrokers such information concerning the relevant Mortgaged Ship and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

13.2.4	Costs: all costs in connection with the Facility Agent obtaining valuations of each Mortgaged Ship referred to in clause 13.1.6 (Valuations), clause 13.2.2 (Valuation of Mortgaged Ships) and Part 2 (Conditions precedent for a Ship Loan made in connection with a Delivery) or Part 3 (Conditions precedent to a Ship Loan made after a Delivery) of Schedule 3 (Conditions precedent), and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 13.2.1(b), shall be borne by the Borrowers, provided however that, if no Default shall have occurred, the Borrowers shall only bear the cost of two (2) valuations of each Mortgaged Ship per calendar year if made under clause 13.2.2 (Valuation of Mortgaged Ships).

13.2.5	Valuation of additional security: for the purpose of this clause 13.2 (Security value maintenance), the market value of any additional security provided or to be provided to the Security Agent shall be determined by the Facility Agent in its absolute discretion without any necessity for the Facility Agent assigning any reason thereto (but after consultation with the Borrower) provided however that if the additional security provided pursuant to clause 13.2.1(b) is in the form of a cash deposit which is free from any Encumbrances, full credit shall be given for such cash on a Dollar for Dollar basis.

13.2.6	Documents and evidence: in connection with any additional security provided in accordance with this clause 13.2 (Security value maintenance), the Facility Agent shall be entitled to receive such evidence and documents as may in the Facility Agent’s opinion, be appropriate and such favourable legal opinions as the Facility Agent may reasonably require.

13.2.7	Security release: if the Security Value shall at any time exceed the Security Requirement for a continuing period of at least six (6) months, and the Borrowers shall previously have provided further security for the Loan pursuant to clause 13.2.1(b), the Finance Parties shall, as soon as reasonably practicable after notice from the Borrowers to the Facility Agent to do so and subject to the Finance Parties being indemnified to their satisfaction against the cost of doing so, release any such further security specified by the Borrowers provided that the Facility Agent is satisfied that, immediately following such release, the Security Value will equal or exceed the Security Requirement.

13.3	Negative undertakings

13.3.1	Each Borrower undertakes with each Finance Party that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Total Commitment remains available, no Borrower, will, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders):

(a)	Negative pledge: permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Borrower or any other person;

(b)	Merger: merge or consolidate with any other person or enter into a demerger, amalgamation, corporate restructuring or corporate redomiciliation of any kind whatsoever;

(c)	Disposals: sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 13.3.1(c), material in the reasonable opinion of the Facility Agent in relation to the undertaking, assets, rights and revenues of the Borrowers taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

(d)	Other business: undertake any business other than the ownership and operation of the relevant Ship and the chartering of such Ship to third parties;

(e)	Other obligations: incur any obligations except for obligations arising (i) under the Underlying Documents or the Finance Documents to which it is a party, (ii) under contracts entered into in the ordinary course of its business of owning, operating and chartering the relevant Ship or (iii) in respect of Permitted Financial Indebtedness;

(f)	Other borrowing: incur any Financial Indebtedness except for Permitted Financial Indebtedness;

(g)	Repayment of borrowings: repay the principal of, or pay interest on or any other sum in connection with any of its Financial Indebtedness except for Permitted Financial Indebtedness;

(h)	Guarantees: issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation, except pursuant to the Finance Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the relevant Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship;

(i)	Loans: make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

(j)	Sureties: permit any Indebtedness of a Borrower to any person (other than the Finance Parties pursuant to the Finance Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the relevant Ship is entered, guarantees required to procure the release of the such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship);

(k)	Share capital and distribution: purchase or otherwise acquire for value any shares of its capital or, following a Default (and while it is continuing), declare or pay any dividends or distribute any of its present or future assets, undertaking, rights or revenues to any of its shareholders;

(l)	Subsidiaries: form or acquire any Subsidiaries;

(m)	Constitutional documents: change, cause or permit any material amendments or variation of its constitutional documents or any change of its corporate name;

(n)	Intra-Group transactions: other than in respect of Financial Indebtedness that is provided to it by a Subordinated Lender, enter into any transactions or agreements with any other member of the Group other than on an arm’s length basis and for full consideration;

(o)	Derivative transactions: enter into any derivative transactions;

(p)	Financial year: change the method of computation of its financial year end from that applied by it on the date of this Agreement;

(q)	Bank accounts: on and after the first Drawdown Date, open or maintain any accounts other than the relevant Operating Account, Repayment Account and the Debt Service Account.

13.3.2	Each Borrower undertakes with each Finance Party that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) make any investments or acquire any further assets other than the relevant Ship and rights arising under contracts entered into by or on behalf of such Borrower in the ordinary course of its business of owning, operating and chartering such Ship.

14	Construction Period

Each Borrower undertakes that this clause 14 (Construction Period) will be complied with throughout the period from the date of this Agreement in relation to the relevant Ship until the earlier of the Delivery of such Ship and the end of the relevant Availability Period.

14.1	Progress and information

Upon the Facility Agent’s request, each Borrower shall advise the Facility Agent of the progress of construction of the relevant Ship and supply the Facility Agent any information it may require about the construction of such Ship, the Shipbuilding Contract to which it is a party.

14.2	Notification of certain events

Each Borrower shall notify the Facility Agent immediately if any party to a Shipbuilding Contract to which it is a party cancels, rescinds, repudiates or otherwise terminates such Shipbuilding Contract (or purports to do so) or rejects the relevant Ship (or purports to do so) or if such Ship becomes a total loss or partial loss or is materially damaged or if a dispute arises under such Shipbuilding Contract.

14.3	Variations

Except with approval from the Facility Agent (such approval to be given on the instructions of the Majority Lenders and which shall not be unreasonably withheld by them) (i) no Shipbuilding Contract shall be varied and (ii) the specification of the Ship shall not be changed; in either case, in a way which might reasonably be expected to delay the delivery of such Ship beyond the last day of the Availability Period for the Ship Loan for that Ship.

15	Events of Default

15.1	Events

There shall be an Event of Default if:

15.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Days of its due date.

15.1.2	Breach of Insurance and certain other obligations: any Owner or any Manager fails to obtain and/or maintain the Insurances of a relevant Ship (in accordance with the requirements of the relevant Ship Security Documents) or if any insurer in respect of the Insurances of a Ship cancels the Insurances for that Ship or disclaims liability by reason, in either case, of mis-statement in any proposal for such Insurances or for any other failure or default on the part of any Owner, any Manager or any other person, or any Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 13 (Undertakings) or the Dryships Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 5.2 (Financial covenants) of the Guarantee to which it is a party; or

15.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than those referred to in clauses 15.1.1 and 15.1.2) and, in respect of any such breach or omission which in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders) is capable of remedy, such action as the Facility Agent (acting on the instructions of the Majority Lenders) may require shall not have been taken within fifteen (15) days of the Facility Agent notifying the relevant Security Party of such default and of such required action; or

15.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents or any of the Underlying Documents is or proves to have been incorrect or misleading in any material respect; or

15.1.5

Cross-default: any Financial Indebtedness of any Security Party or any other Relevant Party (in either case, other than the Cardiff Guarantor) is not paid when due or any Financial Indebtedness of any such Security Party or any such other Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or other Relevant Party of a voluntary right of prepayment), or any Finance Party or any such Security Party or any other such Relevant Party becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to any such Security Party or any such other

Relevant Party relating to Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or such other Relevant Party shall have satisfied the Lenders that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s or such other Relevant Party’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any such Security Party or any such other Relevant Party in respect of Financial Indebtedness is not honoured when due and called upon; or

15.1.6	Legal process: any judgment or order made against any Security Party or other Relevant Party is not stayed or complied with within thirty (30) days or a Finance Party attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Relevant Party and is not discharged within thirty (30) days provided that no Event of Default will occur under this clause 15.1.6 unless the event or circumstance so described will affect or prejudice the relevant Security Party’s or other Relevant Party’s ability to perform its obligations under any Finance Document; or

15.1.7	Insolvency: any Security Party or other Relevant Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so or any corporate action, legal proceedings or other procedure or step is taken in relation to any of the above; or

15.1.8	Reduction or loss of capital: a meeting is convened by any Security Party or other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

15.1.9	Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party or other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

15.1.10	Administration: any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Relevant Party or the Facility Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Relevant Party; or

15.1.11	Appointment of receivers, managers etc: any administrative or other receiver, liquidator, compulsory manager or other similar officer is appointed of any Security Party or other Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Relevant Party; or

15.1.12	Compositions: any steps are taken, or negotiations commenced, by any Security Party or other Relevant Party or by any of its Finance Parties with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such person and any of its Finance Parties unless, in the reasonable opinion of the Facility Agent, the above are not of a nature that will affect or prejudice the Security Party’s ability to perform their obligations under the Finance Documents; or

15.1.13	Analogous proceedings: there occurs, in relation to any Security Party or other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Facility Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 15.1.7 to 15.1.12 (inclusive) or any Security Party or other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation unless, in the reasonable opinion of the Facility Agent, the above are not of a nature that will affect or prejudice the Security Party’s ability to perform their obligations under the Finance Documents; or

15.1.14	Cessation of business: any Security Party or other Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business unless, in the reasonable opinion of the Facility Agent, the above are not of a nature that will affect or prejudice the Security Party’s ability to perform their obligations under the Finance Documents; or

15.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government unless, in the reasonable opinion of the Facility Agent, the above are not of a nature that will affect or prejudice the Security Party’s ability to perform their obligations under the Finance Documents; or

15.1.16	Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

15.1.17	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for any of the Lenders to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

15.1.18	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

15.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

15.1.20	Material adverse change: any event, condition, fact or circumstance occurs, arises or exists which, in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders), has had or is reasonably expected to have a material adverse effect on:

(a)	the business, assets, properties, operations, prospects, performance or condition (financial or otherwise) of any Security Party or any other Relevant Party or the Group as a whole; or

(b)	the ability of any Security Party to comply with or perform any of its obligations under the terms of any of the Finance Documents, or

(c)	the legality, validity or enforceability of any of the Finance Documents or the rights or remedies of the Finance Parties or any of them thereunder; or

(d)	any Relevant Jurisdiction (or on any of the financial markets thereof);

15.1.21	Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and such Owner fails to procure the release of such Ship within a period of twenty two (22) days thereafter; or

15.1.22	Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) which is not to be unreasonably withheld; or

15.1.23	Unrest: the relevant Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the relevant Flag State of any Ship by unconstitutional means if, in any such case, such event could in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders) reasonably be expected to have a material adverse effect on the security constituted by any of the Finance Documents; or

15.1.24	Environment: any Owner and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any Owner and/or any other Relevant Party and/or any of their respective Environmental Affiliates or any Ship or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders), reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any Owner or any other Security Party or on the security constituted by any of the Finance Documents; or

15.1.25	P&I: any Owner or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which such Owner’s Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

15.1.26	Accounts: moneys are withdrawn from the Accounts other than in accordance with clause 19 (Accounts); or

15.1.27	Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Finance Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Finance Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Finance Documents or the Underlying Documents; or

15.1.28	Material events: any other event occurs or circumstance arises which, in the opinion of the Facility Agent (following consultation with the Lenders), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Finance Documents or any of the Underlying Documents or (ii) the security created by any of the Finance Documents.

15.2	Acceleration

The Facility Agent may (and if so requested by the Majority Lenders shall) without prejudice to any other rights of the Facility Agent, at any time after the happening of an Event of Default by notice to the Borrower declare that:

15.2.1	the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

15.2.2	each Ship Loan or the Loan and all interest and commitment commission accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable;

and each Borrower agrees that the Finance Parties may act on the instructions of SINOSURE, and such Borrower shall have no claim whatsoever against a Finance Party in respect of any loss, damage or expense suffered or incurred by it as a result of so doing unless such loss, damage or expense results from the direct gross negligence or wilful misconduct of such Finance Party.

15.3	Demand basis

If, pursuant to clause 15.2.2, the Facility Agent declares the Loan to be due and payable on demand, the Facility Agent may (and if so requested by the Majority Lenders shall) by written notice to the Borrowers:

15.3.1	call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and commitment commission and all other sums payable under this Agreement; or

15.3.2	withdraw such declaration with effect from the date specified in such notice.

16	Indemnities

16.1	Miscellaneous indemnities

The Borrowers shall on demand indemnify each Finance Party, without prejudice to any of the Finance Parties’ other rights under any of the Finance Documents, against any loss (including loss of Margin) or expense which such Finance Party shall certify as sustained or incurred by it as a consequence of:

16.1.1	any default in payment by any Borrower of any sum under any of the Finance Documents when due; or

16.1.2	the occurrence of any other Event of Default; or

16.1.3	any prepayment of the Loan or part thereof being made under clauses 9.3 (Mandatory cancellation or prepayment - total loss or disposal/sale), 13.2.1(a) (Security shortfall) or 17.1 (Unlawfulness) or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

16.1.4	a Ship Loan not being made for any reason (excluding any default by any Finance Party) after the relevant Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding a Ship Loan or the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain a Ship Loan or the Loan or any part thereof.

16.2	Currency indemnity

16.2.1	If any sum due from any Borrower under any of the Finance Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the first currency) in which the same is payable under the relevant Finance Document or under such order or judgment into another currency (the second currency) for the purpose of:

(a)	making or filing a claim or proof against such Borrower, or

(b)	obtaining an order or judgment in any court or other tribunal; or

(c)	enforcing any order or judgment given or made in relation to any of the Finance Documents,

the Borrowers shall indemnify and hold harmless each Finance Party from and against any loss suffered as a result of any difference between:

(a)	the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and

(b)	the rate or rates of exchange at which the relevant Finance Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

16.2.2	Any amount due from any Borrower under this clause 16.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Finance Documents and the term rate of exchange includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

16.3	Environmental indemnity

The Borrowers shall indemnify each Finance Party on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Finance Party at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Finance Party if such Environmental Claim would not have been, or been capable of being, made or asserted against such Finance Party if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

16.4	Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify each Lender against any cost incurred or loss suffered by such Lender as a result of its complying with the minimum reserve requirements of the People’s Bank of China to the extent that such compliance relates to such Lender’s Commitment and/or Contribution or deposits obtained by it to fund the whole or part of that Contribution and to the extent such cost or loss is not recoverable by such Lender under clause 17.2 (Increased costs).

16.5	Waiver

In no event shall a Finance Party or any of its Related Companies or any of their respective officers or directors be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrowers hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

16.6	General indemnity

The Borrowers hereby indemnify and agree to hold harmless the Finance Parties and each of their respective Related Companies and each of their respective officers, directors, employees, agents, advisors and representatives (each, an Indemnified Party) from and against any and all claims, damages, losses, liabilities, costs, legal and other expenses (altogether the Losses), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Finance Documents or any of them (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of a Ship Loan or the Loan. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by any Borrower, any other Security Party, any Relevant Party, any of their respective shareholders or Finance Parties, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent that such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

17	Unlawfulness and increased costs

17.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Lender to make its Contribution or to maintain its Commitment or fund a Ship Loan or the Loan, such Lender shall promptly, through the Facility Agent, give notice to the Borrowers whereupon (a) the relevant ship Total Commitment shall be reduced to zero and (b) each Borrower shall be obliged to prepay the relevant Ship Loan either (i) forthwith or (ii) on a future specified date not being later than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by that Borrower under this Agreement.

17.2	Increased costs

17.2.1	If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law, or compliance by a Lender with any Capital Adequacy Law, is to:

(a)	subject any Lender to Taxes or change the basis of Taxation of such Lender with respect to any payment under any of the Finance Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(b)	increase the cost to, or impose an additional cost on, a Lender or its holding company in making or keeping such Lender’s Commitment available or maintaining or funding all or part of such Lender’s Contribution; and/or

(c)	reduce the amount payable or the effective return to a Lender under any of the Finance Documents; and/or

(d)	reduce a Lender or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Lender’s obligations under any of the Finance Documents; and/or

(e)	require a Lender or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Lender under any of the Finance Documents; and/or

(f)	require a Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or its Contribution from its capital for regulatory purposes, then and in each such case (subject to clause 17.3):

(i)	such Lender shall (through the Facility Agent) notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(ii)	each Borrower shall on demand pay to the Facility Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender or its holding company regards as confidential) is required to compensate such Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

17.2.2	For the purposes of this clause 17.2 holding company means, in relation to a Lender, the company or entity (if any) within the consolidated supervision of which such Lender is included.

17.3	Exception

Nothing in clause 17.2 (Increased Costs) shall entitle a Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 11.5 (Grossing-up for Taxes).

18	Security, set-off and pro-rata payments

18.1	Application of moneys

All moneys received by any Finance Party under or pursuant to any of the Finance Documents and expressed to be applicable in accordance with the provisions of this clause 18.1 shall, if received by a Finance Party other than the Facility Agent and the Security Agent, be paid to the Facility Agent for application, and if received by the Facility Agent or the Security Agent shall be applied by the Facility Agent and/or the Security Agent (as the case may be), in the following manner:

(a)	firstly, in or towards payment of all unpaid fees, costs and expenses which may be owing to the Arrangers, the Facility Agent or any of them under any of the Finance Documents;

(b)	secondly, in or towards payment of any unpaid costs, expenses, fees and commitment commission payable to the Lenders or any of them;

(c)	thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

(d)	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

(e)	fifthly, in or towards payment to any Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

(f)	sixthly, in or towards payment to any Finance Party of any other sums owing to it under any of the Finance Documents (and if any such sums are owing to more than one Finance Party, as between such Finance Parties on a pro rata basis); and

(g)	seventhly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

18.2	Set-off

Each Borrower authorises each Finance Party (without prejudice to any of such Finance Party’s rights at law, in equity or otherwise), at any time and without notice to any Borrower, to apply any credit balance to which that Borrower is then entitled standing upon any account of such Borrower with any branch of such Finance Party in or towards satisfaction of any sum due and payable from any Borrower to such Finance Party under any of the Finance Documents. For this purpose, each Finance Party is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Finance Party shall be obliged to exercise any right given to it by this clause 18.2. Each Finance Party shall notify the Facility Agent and the Borrowers forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Facility Agent shall inform the other Finance Parties. Nothing in this clause 18.2 shall be effective to create a charge or other Encumbrance.

18.3	Pro-rata payments

18.3.1

If at any time any Lender (the Recovering Lender) receives or recovers any amount owing to it by any Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Facility Agent pursuant to clause 11.1 (No set-off or counterclaim) or 11.9 (Partial payments) (not being a payment received from a Transferee or a sub-participant in such Lender’s Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to clauses 8.7 (Market disruption; non-availability), 10 (Fees and expenses), 11.5 (Grossing-up for Taxes), 16.1 (Miscellaneous indemnities), 16.2 (Currency indemnity), 17.1 (Unlawfulness) or 17.2 (Increased costs)), the Recovering Lender shall, within two (2) Business Days of such receipt or recovery (a Relevant Receipt) notify the Facility Agent of the amount of the Relevant Receipt, if the Relevant Receipt exceeds the amount which the Recovering Lender would have received if the Relevant Receipt had been received by the Facility Agent and distributed pursuant to clauses 11.1 (No set-off or counterclaim) or 11.9 (Partial payments) (as the case may be) then:

(a)	within two (2) Business Days of demand by the Facility Agent, the Recovering Lender shall pay to the Facility Agent an amount equal (or equivalent) to the excess;

(b)	the Facility Agent shall treat the excess amount so paid by the Recovering Lender as if it were a payment made by that Borrower and shall distribute the same to the Lenders (other than the Recovering Lender) in accordance with clause 11.9 (Partial payments); and

(c)	as between that Borrower and the Recovering Lender the excess amount so redistributed shall be treated as not having been paid but the obligations of that Borrower to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.

18.3.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Lender (whether to a liquidator or otherwise), each Lender to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender’s pro-rata share of the amount which has to be refunded by the Recovering Lender.

18.3.3	Each Lender shall on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this clause 18.3.

18.3.4	Notwithstanding the foregoing provisions of this clause 18.3, no Recovering Lender shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Facility Agent).

18.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Lender to comply with the provisions of clause 18.3 shall not release any other Recovering Lender from any of its obligations or liabilities under clause 18.3.

18.5	No charge

The provisions of this clause 18 shall not, and shall not be construed so as to, constitute a charge by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 18.3.

19	Accounts

19.1	Account terms

19.1.1	Amounts standing to the credit of the Operating Account shall bear interest at the rates from time to time negotiated by the relevant Borrowers with the Operating Account Bank or otherwise as set out in the relevant Charge Over Operating Account.

19.1.2	Amounts standing to the credit of the Debt Service Account shall (unless otherwise agreed between the Debt Service Account Bank and the relevant Borrowers) bear interest at the rates from time to time offered by the Debt Service Account Bank to its customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the each Debt Service Account from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year and shall be credited to the relevant Debt Service Account at such times as the Debt Service Account Bank shall agree with the relevant Borrower.

19.2	Operating Account: credits and withdrawals

19.2.1	Each Borrower undertakes with each Finance Party that it will procure that all moneys payable to it in respect of the Earnings of the relevant Ship shall, unless and until the Facility Agent (acting on the instructions of the Majority Lenders) directs to the contrary pursuant to clause 2.1.1 (Earnings) of the relevant General Assignment, be paid to the relevant Operating Account, provided however, that if any of the moneys paid to such Operating Account are payable in a currency other than Dollars, that Borrower shall irrevocably instruct the Operating Account Bank to convert such moneys into Dollars at the Operating Account Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term spot rate of exchange shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency;

19.2.2	Unless the Facility Agent otherwise agrees in writing, no Borrower shall be entitled to withdraw any moneys from the relevant Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Finance Documents save that, unless and until a Default shall occur and the Facility Agent (acting on the instructions of the Majority Lenders) shall direct to the contrary, each Borrower may withdraw moneys from the relevant Operating Account for the following purposes:

(a)	to pay any unpaid costs and expenses which may be owing to the Finance Parties or any of them under any of the Finance Documents;

(b)	to pay any amount to the Facility Agent in or towards payments of interest or any instalments of principal or any other amounts then payable pursuant to the Finance Documents;

(c)	to pay any amount required to be paid to the relevant Debt Service Account;

(d)	to pay proper and reasonable operating expenses of the relevant Ship;

(e)	to pay dividends to the relevant Shareholder (provided that such payments shall only be made strictly in accordance with clause 13.3.1(k)); and

(f)	to pay proper and reasonable expenses of administering the affairs of that Borrower.

19.3	Debt Service Account: credits and withdrawals

19.3.1	Each Borrower undertakes with each Finance Party that it will procure that on or prior to the first Drawdown Date on which it proposes to make a Drawdown an amount equal to the Debt Service Amount is deposited in the relevant Debt Service Account.

19.3.2	Each Borrower hereby undertakes with each Finance Party that it will, from the date of this Agreement and so long as any moneys are owing under the Finance Documents, if at any time, the balance in the relevant Debt Service Account is less than the Debt Service Amount, that Borrower shall pay such shortfall into the Debt Service Account no later than two (2) Business days prior to each relevant Repayment Date, to procure that the balance in the relevant Debt Service Account shall never be less than the Debt Service Amount.

19.3.3	In relation to each Borrower, the extent that there are moneys standing to the credit of the relevant Operating Account as at any date on which an amount is to be paid into the relevant Debt Service Account (each a Reset Date), such moneys shall, up to an amount equal to amount to be so paid, be transferred to the relevant Debt Service Account on that Reset Date (and that Borrower undertakes to authorise the Operating Account Bank to effect each such transfer) and to that extent that Borrower’s obligations to pay such amount into the Debt Service Account on such Reset Date shall have been fulfilled upon such transfer being effected.

19.3.4	Unless the Facility Agent otherwise agrees in writing, no Borrower shall be entitled to withdraw any moneys from the relevant Debt Service Account so long as any moneys are owing under the Finance Documents except, provided no Default has occurred and is continuing, to the extent of any excess on the Debt Service Account above the Debt Service Amount.

19.4	Repayment Account

19.4.1	Any amounts of principal to be repaid by a Borrower pursuant to clause 9.1 (Repayment) or amounts of interest to be paid by a Borrower pursuant to clause 8.1 (Interest Rate) shall be paid by that Borrower into the relevant Repayment Account two (2) Business Days before each relevant Repayment Date or Interest Payment Date. Any other amounts payable by a Borrower to any of the Finance Parties under this Agreement or any of the Finance Documents from time to time shall be paid by that Borrower into the relevant Repayment Account on the date of which such amounts fall due.

19.4.2	Unless the Facility Agent otherwise agrees in writing, no Borrower shall be entitled at any time to withdraw any moneys from the Repayment Account.

19.4.3	In relation to each Borrower, on the relevant Repayment Date or Interest Payment Date, the Facility Agent shall instruct the Repayment Account Bank to transfer any amounts paid by that Borrower into the relevant Repayment Account to be applied towards payment of amounts of principal or interest due on such Interest Payment Date or Repayment Date to such account as may be nominated by the Lenders to receive such payments and that Borrower undertakes to authorise the Repayment Bank Account Bank to effect each such transfer.

19.4.4	The Facility Agent shall instruct the Repayment Account Bank to transfer any amounts paid by a Borrower into the relevant Repayment Account pursuant to clause 19.4.1 (other than any amounts paid in respect of interest and principal) to such account as may be nominated by the Finance Party to whom such payment is due and such Borrower undertakes to authorise the Repayment Bank Account Bank to effect each such transfer.

19.5	Application of Accounts

At any time after the occurrence of an Event of Default, the Facility Agent may, and if instructed by the Majority Lenders shall, without notice to the Borrowers, instruct the relevant Account Bank to apply all moneys then standing to the credit of any Operating Account or any Debt Service Account (in each case, together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Finance Parties or any of them under the Finance Documents in the manner specified in clause 18.1 (Application of moneys) and the Borrowers undertake to authorise the relevant Account Bank to effect each such transfer.

19.6	Restrictions Accounts

Each Debt Service Account and each Operating Account shall be subject to the security or restrictions constituted and the rights conferred by, in the case of a Debt Service Account, the relevant Charge Over Debt Service Account and, in the case of an Operating Account, the relevant Charge Over Operating Account.

20	Changes to Parties

20.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Finance Parties and the Borrowers and their respective successors in title.

20.2	No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

20.3	Transfers by Lenders

20.3.1	Subject to the prior written consent of SINOSURE and to the provisions of clause 20.4 (Conditions of assignment or transfer), a Lender (the Transferor) may:

(a)	assign any of its rights (including such rights as relate to that Lender’s participation in each Ship Loan); or

(b)	transfer any of its obligations

to SINOSURE or to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the Transferee).

20.4	Conditions of assignment or transfer

20.4.1	The Facility Agent will immediately advise the Borrowers of any assignment or transfer becoming effective.

20.4.2	An assignment or transfer will only be effective following delivering to the Facility Agent of a Transfer Certificate duly completed and duly executed by the Transferor and the Transferee. No such assignment or transfer is binding on, or effective in relation to, the Borrowers or the Facility Agent unless:

(a)	it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 20.4 and is signed by or on behalf of the Transferor, the Transferee and the Facility Agent (on behalf of itself, the Borrowers and the other Finance Parties);

(b)	such transfer of rights under the other Security Documents has been effected and registered to the satisfaction of the Facility Agent;

(c)	SINOSURE consent (if required) to the proposed assignment has been obtained.

Upon signature of any such Transfer Certificate by the Facility Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Facility Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

20.4.3	if an assignment takes effect after there has been a Drawdown, the assignment of a Lender’s participation in the Drawdowns (if any) under the Facility shall take effect in respect of the same fraction of each Drawdown.

20.4.4	The following further provisions shall have effect in relation to any Transfer Certificate:

(a)	a Transfer Certificate may be in respect of a Lender’s rights in respect of all, or part of, its Commitment and participation in the Loan and each Drawdown (if any) and shall be in respect of the same proportion of its Contribution;

(b)	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor in its capacity as a Lender and shall not transfer its rights and obligations as the Facility Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

(c)	a Transfer Certificate shall take effect in accordance with English law as follows:

(i)	to the extent specified in the Transfer Certificate, the Transferor’s payment rights and all its other rights (other than those referred to in clause 20.4.4 (b) above) under this Agreement are assigned to the Transferee absolutely, free of any defects in the Transferor’s title and of any rights or equities which any Borrower had against the Transferor;

(ii)	the Transferor’s Commitment is discharged to the extent specified in the Transfer Certificate;

(iii)	the Transferee becomes a Lender with a Contribution and a Commitment of the amounts specified in the Transfer Certificate;

(iv)	the Transferee becomes bound by ail the provisions of this Agreement and the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent, the Security Agent and the Arrangers in accordance with the provisions of clause 22 (Arrangers, Facility Agent and Security Agent) and to the extent that the Transferee becomes bound by those provisions, the Transferor ceases to be bound by them; and

(v)	the Transferee becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under clauses 8.7 (Market disruption; non-availability), 10 (Fees and expenses) and 17 (Unlawfulness and increased costs) and to the extent that the Transferee becomes entitled to such rights, the Transferor ceases to be entitled to them;

(d)	the rights and equities of any Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

(e)	the Borrowers and the other Finance Parties hereby irrevocably authorise and instruct the Facility Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Facility Agent shall notify the Borrowers, the Transferor and the Transferee.

20.5	Reliance on Transfer Certificate

20.5.1	The Facility Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Finance Documents for the consequences of such reliance.

20.5.2	The Facility Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Lenders holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Facility Agent shall make the said register available for inspection by any Lender or the Borrower during normal banking hours upon receipt by the Facility Agent of reasonable prior notice requesting the Facility Agent to do so.

20.5.3	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Facility Agent and the other Security Parties for all purposes in connection with this Agreement and the Finance Documents.

20.6	Transfer fees and expenses

If any Lender causes the transfer of all or any part of its rights, benefits and/or obligations under the Finance Documents, it shall pay to the Facility Agent and/or the Security Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Facility Agent or, as the case may be, the Security Agent as having been incurred by it in connection with such transfer.

20.7	Documenting transfers

If any Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 20.3 (Transfers by Lenders), each Borrower undertakes, immediately on being requested to do so by the Facility Agent and at the cost of the Transferor, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor) enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of such Lender’s interest in the Finance Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor and/or its Transferee (as the case may be) to the extent of their respective interests.

20.8	Sub-participation

A Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers but with the prior written consent of the Facility Agent (such consent not to be unreasonably withheld).

20.9	Lending office

Each Lender shall lend through its office at the address specified in Schedule 1 (The Lenders and their Commitments) or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement, If the office through which a Lender is lending is changed pursuant to this clause 20.9, such Lender shall notify the Facility Agent promptly of such change and the Facility Agent shall notify the Borrowers, the Security Agent, the Account Bank and the other Lenders.

21	Confidentiality

21.1	Confidential Information

Each Security Party and each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 21.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

21.2	Disclosure of Confidential Information

Any Finance Party may, with the prior written consent of the Arrangers, disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 21.2 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price- sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and/or to any of that person’s Affiliates, representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and to any of that person’s Affiliates, representatives and professional advisers;

(iii)	appointed by any Finance Party to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clauses 21.2(b)(i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if in relation to clauses 21.2(b)(i),(ii),(iii) and (tv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(c)	to any person appointed by that Finance Party or by a person to whom clauses 21.2(b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 21.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

21.3	Entire agreement

This clause 21 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

21.4	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 21.2(b)(v) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 21 (Confidentiality).

21.5	Continuing obligations

The obligations in this clause 21 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by every Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

22	Arrangers, Facility Agent and Security Agent

22.1	Appointment of the Facility Agent

Each Lender irrevocably appoints the Facility Agent as its agent for the purposes of this Agreement and such of the Finance Documents to which it may be appropriate for the Facility Agent to be party. By virtue of such appointment, each of the Lenders hereby authorises the Facility Agent:

(a)	to execute such documents as may be approved by the Majority Lenders for execution by the Facility Agent; and

(b)	(whether or not by or through employees or agents) to take such action on such Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Facility Agent by this Agreement and/or any other Finance Document, together with such powers and discretions as are reasonably incidental thereto.

22.2	Facility Agent’s actions

Any action taken by the Facility Agent under or in relation to this Agreement or any of the other Finance Documents whether with requisite authority or on the basis of appropriate instructions, received from the Lenders (or as otherwise duly authorised) shall be binding on all the Lenders.

22.3	Facility Agent’s duties

The Facility Agent shall:

(a)	promptly notify each Lender of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 13.1.1 (Notice of Default; material litigation), 13.1.5 (Financial statements), 13.1.6 (Valuations) and 13.1.8 (Provision of further information); and

(b)	(subject to the other provisions of this clause 22 (Arrangers, Facility Agent and Security Agent)) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Lenders may direct.

22.4	Facility Agent’s rights

The Facility Agent may:

(a)	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Finance Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Lenders, and shall be fully protected in so doing;

(b)	unless and until it shall have received directions from the Majority Lenders, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Facility Agent has actual knowledge as it shall deem advisable in the best interests of the Lenders (but shall not be obliged to do so);

(c)	refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Lenders to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Finance Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

(d)	deem and treat (i) each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of this Agreement unless and until a notice shall have been filed with the Facility Agent pursuant to clause 20.3 (Transfers by Lenders) and shall have become effective, and (ii) the office set opposite the name of each of the Lenders in The Original Parties Part 2 (the Lenders and their Commitments) of Schedule 1 to be such Lender’s lending office unless and until a written notice of change of lending office shall have been received by the Facility Agent and the Facility Agent may act upon any such notice unless and until the same is superseded by a further such notice;

(e)	rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

(f)	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

22.5	No liability of any Arranger or Facility Agent

22.5.1	Neither any Arranger nor the Facility Agent nor any of their respective employees and agents shall:

(a)	be obliged to make any enquiry as to the use of any of the proceeds of a Ship Loan or the Loan unless (in the case of the Facility Agent) so required in writing by a Lender, in which case the Facility Agent shall promptly make the appropriate request to the relevant Borrower; or

(b)	be obliged to make any enquiry as to any breach or default by any Borrower or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Finance Documents or as to the existence of a Default unless (in the case of the Facility Agent) the Facility Agent has actual knowledge thereof or has been notified in writing thereof by a Lender, in which case the Facility Agent shall promptly notify the Lenders of the relevant event or circumstance; or

(c)	be obliged to enquire whether or not any representation or warranty made by any Borrower or any other Security Party pursuant to this Agreement or any of the other Finance Documents is true; or

(d)	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

(e)	be obliged to account to any Lender for any sum or the profit element of any sum received by it for its own account; or

(f)	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Finance Documents other than on the instructions of the Majority Lenders; or

(g)	be liable to any Lender for any action taken or omitted under or in connection with this Agreement or any of the other Finance Documents unless caused by its gross negligence or wilful misconduct.

22.5.2	For the purposes of this clause 22, neither any Arranger nor the Facility Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of any Arranger or the person for the time being acting as the Facility Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by any Arranger or, as the case may be, the Facility Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

22.6	Non-reliance on any Arranger or Facility Agent

Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by any Arranger or the Facility Agent to induce it to enter into this Agreement or any of the other Finance Documents and that it has made and will continue to make, without reliance on any Arranger or the Facility Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Lender’s Commitment or Contribution under this Agreement. Neither any Arranger nor the Facility Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide each Lender with any credit or other information with respect to any Security Party whether coming into its possession before the making of a Ship Loan or at any time or times thereafter other than as provided in clause 22.3(a) (Facility Agent’s Duties).

22.7	No responsibility on any Arranger or Facility Agent for any Security Party’s performance

Neither any Arranger nor the Facility Agent shall have any responsibility or liability to any Lender:

(a)	on account of the failure of any Security Party to perform its obligations under any of the Finance Documents; or

(b)	for the financial condition of any Security Party; or

(c)	for the completeness or accuracy of any statements, representations or warranties in any of the Finance Documents or any document delivered under any of the Finance Documents; or

(d)	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Finance Documents or of any certificate, report or other document executed or delivered under any of the Finance Documents; or

(e)	to investigate or make any enquiry into the title of any Owner or any other Security Party to the relevant Ship or any other security or any part thereof; or

(f)	for the failure to register any of the Finance Documents with any official or regulatory body or office or elsewhere; or

(g)	for taking or omitting to take any other action under or in relation to any of the Finance Documents or any aspect of any of the Finance Documents; or

(h)	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Finance Documents; or

(i)	otherwise in connection with the Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Lenders.

22.8	Reliance on documents and professional advice

The Arrangers and the Facility Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arrangers’ or, as the case may be, the Facility Agent’s employment).

22.9	Other dealings

The Arrangers and the Facility Agent may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Lenders as if it were not an Arranger or, as the case may be, the Facility Agent.

22.10	Rights of Facility Agent as Lender; no partnership

With respect to its own Commitment and Contribution (if any) the Facility Agent shall have the same rights and powers under the Finance Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term Lenders shall, unless the context clearly otherwise indicates, include the Facility Agent in its individual capacity as a Lender. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

22.11	Amendments and waivers

22.11.1	Subject to clause 22.11.2, the Facility Agent may, with the consent of the Majority Lenders (or if and to the extent expressly authorised by the other provisions of any of the Finance Documents) and, if so instructed by the Majority Lenders, shall:

(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with any Borrower and/or any other Security Party; and/or

(b)	vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Finance Documents by any Borrower and/or any other Security Party (or authorise the Security Agent to do so);

any such action so authorised and effected by the Facility Agent shall be documented in such manner as the Facility Agent shall (with the approval of the Majority Lenders) determine, shall be promptly notified to the Lenders by the Facility Agent and (without prejudice to the generality of clause 22.2 (Facility Agent’s actions)) shall be binding on the Lenders.

22.11.2	Except with the prior written consent of all the Lenders, the Facility Agent shall have no authority on behalf of the Lenders to agree (or authorise the Security Agent to agree) with any Borrower and/or any other Security Party any amendment or modification to any of the Finance Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Finance Documents by any Borrower and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)	reduce the Margin;

(b)	postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Finance Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Finance Documents;

(d)	increase any Lender’s Commitment;

(e)	extend any Availability Period;

(f)	change any provision of any of the Finance Documents which expressly or implied requires the approval or consent of all the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all the Lenders;

(g)	change the order of distribution under clause 11.9 (Partial payments) or clause 18.1 (Application of moneys);

(h)	change this clause 22.11;

(i)	change the definition of Majority Lenders in clause 1.1 (Definitions); or

(j)	release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

22.12	Reimbursement and indemnity by Lenders

Each Lender shall reimburse the Facility Agent (rateably in accordance with such Lender’s Commitment or Contribution), to the extent that the Facility Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Facility Agent which are expressed to be payable by the Borrowers under clause 10.1 (Fees) including (in each case) - the fees and expenses of legal or other professional advisers. Each Lender shall on demand indemnify the Facility Agent (rateably in accordance with such Lender’s Commitment or Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Facility Agent in connection with any of the Finance Documents or the performance of its duties under any of the Finance Documents or any action taken or omitted by the Facility Agent under any of the Finance Documents, unless such liabilities, damages, costs or claims arise from the Facility Agent’s own gross negligence or wilful misconduct.

22.13	Retirement of Facility Agent

22.13.1	The Facility Agent may, having given to the Borrowers and each of the Lenders not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Facility Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Lenders as a successor agent:

(a)	a Related Company of the Facility Agent nominated by the Facility Agent which the Lenders hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Lender nominated by the Majority Lenders or, failing such a nomination,

(c)	any reputable bank or financial institution experienced in ship finance and nominated by the retiring Facility Agent.

22.13.2	Any corporation into which the retiring Facility Agent may be merged or converted or any corporation with which the Facility Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Facility Agent shall be a party shall, to the extent permitted by applicable law, be the successor Facility Agent under this Agreement and the other Finance Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Finance Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Lenders. Prior to any such successor being appointed, the Facility Agent agrees to consult with the Borrowers as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers may raise to such successor being appointed.

22.13.3	Upon any such successor as aforesaid being appointed, the retiring Facility Agent shall be discharged from any further obligation under the Finance Documents (but shall continue to have the benefit of this clause 22 (Arrangers, Facility Agent and Security Agent) in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Facility Agent. The retiring Facility Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Finance Documents.

22.14	Independent action by Lenders

None of the Lenders shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Finance Documents without the prior written consent of the Majority Lenders but, provided such consent has been obtained, it shall not be necessary for any other Finance Party to be joined as an additional party in any proceedings for this purpose.

22.15	Common parties

The Facility Agent and the Security Agent have entered into the Finance Documents in their separate capacities (a) as Facility Agent for the Lenders under and pursuant to this Agreement (in the case of the Facility Agent) and (b) as security agent and trustee for the Lenders and the Facility Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Facility Agent and the Security Agent may be the same entity. When the Facility Agent and the Security Agent are the same entity and any Finance Document provides for the Facility Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

22.16	Co-operation to achieve agreed priorities of application

The Lenders, the Facility Agent and the Account Bank shall co-operate with each other and with the Security Agent and any receiver under the Finance Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 18.1 (Application of moneys).

22.17	Prompt distribution of proceeds

Moneys received by any of the Finance Parties (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Finance Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Facility Agent for distribution, in the case of moneys so received by any of the Finance Parties other than the Facility Agent or the Security Agent, and shall be distributed by the Facility Agent or, as the case may be, the Security Agent, in the case of moneys so received by the Facility Agent or, as the case may be, the Security Agent, in each case in accordance with clause 18.1 (Application of moneys). The Facility Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Facility Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Finance Documents) the Facility Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Lenders) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Facility Agent or such receiver may from time to time determine with a view to preserving the rights of the Facility Agent or, as the case may be, the Security Agent and/or the other Finance Parties or any of them to provide for the whole of their respective claims against any Borrower or any other person liable.

22.18	Change of Reference Bank

If any Reference Bank ceases to provide quotations to the Facility Agent for the purposes of determining LIBOR, the Facility Agent may, acting on the instructions of the Majority Lenders, terminate the appointment of such Reference Bank and appoint another bank to replace it as a Reference Bank.

22.19	Security Agent

22.19.1	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all monies payable to the beneficiaries of those Security Documents.

22.19.2	Each other Finance Party authorises the Security Agent:

(a)	to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Facility Agent and/or the Majority Lenders for execution by it.

22.19.3	The Security Agent accepts its appointment under clause 22.19 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 22.19 - 22.26 (inclusive) and the Security Documents to which it is a party.

22.20	Application of certain clauses to Security Agent

22.20.1	Clauses 22.4 (Facility Agent’s rights), 22.5 (No liability of any Arranger or Facility Agent), 22.6 (Non-reliance on any Arranger or Facility Agent), 22.7 (No responsibility on any Arrangers or Facility Agent for Security Party’s performance), 22.8 (Reliance on documents and professional advice), 22.9 (Other dealings), 22.10 (Rights of Facility Agent as Lender; no partnership), 22.12 (Reimbursement and indemnity by Lenders) and 22.13 (Retirement of the Facility Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Facility Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such.

22.20.2	In addition, clause 22.13 (Retirement of the Facility Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 22.20.1, have the following additional subclause:

22.20.3	At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 22.13 (Retirement of the Facility Agent) as extended to it by clause 22.20.1, in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero)).

22.21	Instructions to Security Agent

22.21.1	Unless a contrary indication appears in a Finance Document, the Security Agent shall:

(a)	exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent (the Facility Agent in each case acting on the instructions of the Majority Lenders or, if appropriate pursuant to clause 22.11.2, the Lenders).

22.21.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Security Agent in accordance with clause 22.21.1 will be binding on the Finance Parties.

22.21.3	The Security Agent may refrain from acting in accordance with the instructions of the Facility Agent until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

22.21.4	In the absence of, or while awaiting, instructions from the Facility Agent, (including in exceptional circumstances where time does not permit the Facility Agent obtaining instructions from the Lenders and urgent action is required) the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

22.21.5	The Security Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document but this is without prejudice to clauses 22.21.1 and 22.21.4, including the right to enforce the Security Documents in accordance with these clauses.

22.22	Order of application

22.22.1	The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)	first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 22.12 (Reimbursement and indemnity by Lenders) as extended to the Security Agent pursuant to clause 22.20 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)	secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely, and pro-rata to the amounts owing to them under the Finance Documents;

(c)	thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 22.22.1 as and when any such amounts later fall due;

(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Security Parties; and

(e)	fifthly, as to the balance (if any), for the Security Parties by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

22.22.2	The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Facility Agent), any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent, such other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against any Borrower or any other person liable.

22.22.3	The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 22.22 by paying such amounts to the Facility Agent for distribution in accordance with clause 18.1 (Application of moneys).

22.23	Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)	shall (subject to clause 22.22 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)	may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision),

instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing any Security Party access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

22.24	All enforcement action through the Security Agent

22.24.1	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

22.24.2	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Facility Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

22.25	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 22.22 (Order of application).

22.26	Indemnity from Trust Property

22.26.1	In respect of all liabilities, costs or expenses for which each Borrower is liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by a Security Party of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

22.26.2	The rights conferred by this clause 22.26 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 22.26 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

22.27	Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 22.22 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 11.9 (Partial payments) and clause 22.22 (Order of application).

22.28	Release to facilitate enforcement and realisation

22.28.1	Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent carried out on the instructions of the Facility Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the assets that are subject of any Security Document being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Security Party and/or any Encumbrance over any assets of any Security Party (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Facility Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties.

22.28.2	Where the relevant enforcement is by way of disposal of shares in any Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against that Borrower and of all Encumbrances over the assets of that Borrower.

22.29	Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint any person approved by the Borrowers (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

22.30	Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 22 (Arrangers, Facility Agent and Security Agent), the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this clause 22 (Arrangers, Facility Agent and Security Agent) insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

23	Notices and other matters

23.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Finance Documents shall:

(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

(b)

be deemed to have been received, subject as otherwise provided in the relevant Finance Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(c)	be sent:

(i)	if to a Borrower at:

Dryships Athens Office,

80 Kifisias Avenue,

151 24 Marousi, Athens, Greece,

Fax: +30 210 8090505,

Attn: Mr. Ziad Nakhleh

(ii)	if to the Facility Agent, the Security Agent or the Mandated Lead Arranger at:

China Development Bank Ningxia Branch

No.1 Yinjiaqu North Street

Yinchuan City

Ningxia 750004

People’s Republic of China

Fax no:       +86 951 5695821

Att:             Zhang Jia

(iii)	If to the Coordinating Mandated Lead Arranger at:

Bank Of China Limited Ningxia Branch

No. 39 XinChang East Road

Yinchuan, Ningxia 750001

China

Fax:           86 951 5681 831

Attention:  Zhu jianwen

Bank Of China Limited Zhejiang Branch

No. 321 FengQi Road

Hangzhou, Zhejiang Province 310003

China

Fax:           86 571 8779 2857

Attention:  Ding Linjiazi

(iv)	in the case of the Original Lender, to the address or fax number specified in Schedule 1 or, in the case of a Transferee Bank, in any relevant Transfer Certificate,

or, in any case, to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

23.2	Notices through the Facility Agent

Every notice, request, demand or other communication under this Agreement to be given by any Borrower to any other party shall be given to the Facility Agent for onward transmission as appropriate and to be given to the Borrowers shall (except as otherwise provided in the Finance Documents) be given through the Facility Agent.

23.3	No implied waivers, remedies cumulative

No failure or delay on the part of any Finance Party to exercise any power, right or remedy under any of the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Finance Party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Finance Documents are cumulative and are not exclusive of any remedies provided by law.

23.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Finance Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Finance Parties shall be entitled to rely.

23.5	Further assurance

Each Borrower undertakes with the Finance Parties that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and rights of the Facility Agent and each of the Lenders enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do and will procure the execution signing, perfecting and doing each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Facility Agent may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

23.6	Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents, the provisions of this Agreement shall prevail.

24	Governing law and jurisdiction

24.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

24.2	Submission to jurisdiction

Each Borrower agrees, for the benefit of each of the Finance Parties, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against that Borrower or any of its assets may be brought in the English courts. Each Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of International House 1 St Katharine’s Way, London E1W 1AY, United Kingdom to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Finance Party to take proceedings against any Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any Borrower may have against any Finance Party arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

24.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement except where any provision of this Agreement is expressly made for their benefit.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

The original parties

Part 1

The Borrowers

Name:	Oceanview Owners Limited

Jurisdiction of incorporation:	Liberia

Registration number (or equivalent, if any):	C-113416

English process agent:	Ince Process Agents Ltd. at present of International House 1 St Katharine’s Way, London E1W1AY, United Kingdom

Registered office:	80 Broad Street, Monrovia, Liberia

Address for service of notices:	Dryships Athens Office, 80 Kifisias Avenue, 151 24 Marousi, Athens, Greece

Name:	Oceansurf Owners Limited

Jurisdiction of incorporation:	Liberia

Registration number (or equivalent, if any):	C-113418

English process agent:	Ince Process Agents Ltd. at present of International House 1 St Katharine’s Way, London E1W 1AY, United Kingdom

Registered office:	80 Broad Street, Monrovia, Liberia

Address for service of notices:	Dryships Athens Office, 80 Kifisias Avenue, 151 24 Marousi, Athens, Greece

Name:	Oceancentury Owners Limited

Jurisdiction of incorporation:	Liberia

Registration number (or equivalent, if any):	C-113417

English process agent:	Ince Process Agents Ltd. at present of International House 1 St Katharine’s Way, London E1W 1AY, United Kingdom

Registered office:	80 Broad Street, Monrovia, Liberia

Address for service of notices:	Dryships Athens Office, 80 Kifisias Avenue, 151 24 Marousi, Athens, Greece

Part 2

Lenders and their Commitments

Name	Lending Office	Address for Notices	Commitment ($)

China Development Bank Corporation	Ningxia branch	No. 1 Yinjiaqu North Street Yinchuan City Ningxia 750004 People’s Republic of China Fax no: +86 951 5695821 Att: Zhang Jia	Up to $	104,193,000

BANK OF CHINA LIMITED	Ningxia branch	No. 39 XinChang East Road Yinchuan City Ningxia 750001 People’s Republic of China Fax no: +86 951 5681 831 Att: Zhu jianwen	Up to $	10,000,000
BANK OF CHINA LIMITED	Zhejiang branch	No. 321 FengQi Road Hangzhou City Zhejiang 310003 People’s Republic of China Fax no: + 86 571 8779 2857 Att: Ding Linjiazi	Up to $	8,387,000

Schedule 2

Ship Information

Ship	A

Description of Ship	206,000 dwt bulk carrier

Original Buyer	Oceanview Owners Limited (incorporated in Marshall Islands with registration number 39381)

Owner	Oceanview Owners Limited (as more fully described in part 1 (The Borrowers) of Schedule 1 (The Original Parties))

Builder	Shanghai Jiangnan-Changxing Shipbuilding Company Limited

Hull number	H1227

Expected Delivery Date	30 June 2012

Date and description of Shipbuilding Contract	Shipbuilding contract dated 4 March 2010 between the Original Buyer, the Builder and China Shipbuilding Trading Company Limited as amended by an addendum dated 4 March 2010 and as novated by a novation agreement dated 16 November 2010 between the Original Buyer, the Owner, the Builder and China Shipbuilding Trading Company Limited

Contract Price	$ 68,100,000

Total Estimated Price	$ 68,100,000

Time Charterer	Classic Maritime Inc

Classification	I+HULL, +MACH, Bulk Carrier, CSR,BC-A (holds 2,4,6 and 8 may be empty), ESP, Unrestricted Navigation, +AUT-UMS, VERISTAR-HULL, MON-SHAFT, INWATERSURVEY, GRAB[25], CPS (WBT)

Classification Society	BV (Bureau Veritas)

Major Casualty Amount	$ 500,000

Time Charter	Time charter dated 26 March 2010 made between the Original Buyer and the Time Charterer and for a period of 3+1+1 +1 +1 +1 years in Charterer’s option at a fixed rate of $25, 000 per day as novated by a novation agreement dated 26 March 2010 between the Original Buyer, the Owner and the Time Charterer

Ship:	B

Description of Ship	206,000 dwt bulk carrier

Original Buyer	Oceansurf Owners Limited (incorporated in Marshall Islands with registration number 39382).

Owner	Oceansurf Owners Limited (as more fully described in part 1 (The Borrowers) of Schedule 1 (The Original Parties))

Builder	Shanghai Jiangnan-Changxing Shipbuilding Company Limited

Hull number	H1228

Expected Delivery Date	31 October 2012

Date and description of Shipbuilding Contract	Shipbuilding contract dated 4 March 2010 between the Original Buyer, the Builder and China Shipbuilding Trading Company Limited as amended by an addendum dated 4 March 2010 and as novated by a novation agreement dated 16 November 2010 between the Original Buyer, the Owner, the Builder and China Shipbuilding Trading Company Limited

Contract Price	$ 68,100,000

Total Estimated Price	$ 68,100,000

Time Charterer	Classic Maritime Inc.

Classification	I+HULL, +MACH, Bulk Carrier, CSR,BC-A (holds 2,4,6 and 8 may be empty), ESP, Unrestricted Navigation, +AUT-UMS, VERISTAR-HULL, MON-SHAFT, INWATERSURVEY, GRAB[25], CPS (WBT)

Classification Society	BV (Bureau Veritas)

Major Casualty Amount	$ 500,000

Time Charter	Timer charter dated 26 March 2010 made between the Original Buyer and the Time Charterer for a period of 5+1+1 +1+1 years in Charterers’ option at a fixed rate of $23,000 per day and a profit sharing 50/50 to $40,000 as novated by a novation agreement dated 26 March 2010 between the Original Buyer the Owner and the Time Charterer

Ship	C

Description of Ship	206,000 dwt bulk carrier

Original Buyer	Oceancentury Owners Limited (a company incorporated in Marshall Islands with registration number 39383)

Owner	Oceancentury Owners Limited (as more fully described in part 1 (The Borrowers) of Schedule 1 (The Original Parties))

Builder	Shanghai Jiangnan-Changxing Shipbuilding Company Limited

Hull number	H1229

Expected Delivery Date	31 January 2013

Date and description of Shipbuilding Contract	Shipbuilding contract dated 4 March 2010 between the Original Buyer, the Builder and China Shipbuilding Trading Company Limited as amended by an addendum dated 4 March 2010 and as novated by a novation agreement dated 16 November 2010 between the Original Buyer, the Owner, the Builder and China Shipbuilding Trading Company Limited

Contract Price	$ 68,100,000

Total Estimated Price	$ 68,100,000

Time Charterer	Classic Maritime Inc.

Classification	I+HULL, +MACH, Bulk Carrier, CSR.BC-A (holds 2,4,6 and 8 may be empty), ESP, Unrestricted Navigation, +AUT-UMS, VERISTAR-HULL, MON-SHAFT, INWATERSURVEY, GRAB[25], CPS (WBT)

Classification Society	BV (Bureau Veritas)

Major Casualty Amount	$ 500,000

Time Charter	Timer charter dated 26 March 2010 made between the Original Buyer and the Time Charterer for a period of 7+1+1+1+1+1+1+1 years in Charterers’ option at a fixed rate of $21,500 per day and a profit sharing 50/50 to $38,000 as novated by a novation agreement dated 26 March 2010 between the Original Buyer the Owner and the Time Charterer

Schedule 3

Conditions precedent

Part 1

(referred to in clause 5.2 (Initial Conditions precedent)

1	Constitutional documents

Copies, certified by the legal advisers of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and, if required, shareholders of each Security Party approving such of the Underlying Documents and the Finance Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Business Days prior to the date of this Agreement) by an officer of such Security Party as:

(a)	being true and correct;

(b)	being duly passed at meetings of the directors of such Security Party and, if required, of the shareholders of such Security Party each duly convened and held;

(c)	not having been amended, modified or revoked; and

(d)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any such Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Finance Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Finance Documents, certified (in a certificate dated no earlier than five (5) Business Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificates of incumbency

a list of directors and officers of each Security Party (other than the Manager) specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Business Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5	Borrowers’ consents and approvals

a certificate (dated no earlier than five (5) Business Days prior to the date of this Agreement) from an officer of each Borrower that no consents, authorisations, licences or approvals are necessary for that Borrower to authorise or are required by that Borrower in connection with the borrowing by that Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Security Documents to which that Borrower is a party;

6	Other consents and approvals

(a)	a certificate (dated no earlier than five (5) Business Days prior to the date of this Agreement) from an officer of each Borrower confirming that borrowing or guaranteeing or securing, as appropriate the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any of them to be exceeded;

(b)	a certificate (dated no earlier than five (5) Business Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrowers and the Manager) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrowers of the Total Commitment pursuant to this Agreement and execute, deliver and perform the Finance Documents insofar as such Security Party is a party thereto;

(c)	a certificate of an authorised signatory of the relevant Security Party certifying that each copy document relating to it specified in this part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked;

(d)	for any Security Party incorporated in Liberia or the Marshall Islands, a copy of a certificate of good standing of the relevant Security Party;

(e)	a copy of any power of attorney under which any person is to execute any of the Finance Documents on behalf of any Security Party;

7	Security Documents

(a)	the Guarantee duly executed by the relevant parties;

(b)	the Letter of Comfort duly executed;

8	Legal opinions

(a)	an opinion of Seward & Kissel LLP, special legal advisers on matters of Marshall Islands law to the Facility Agent;

(b)	an opinion of Seward & Kissel LLP, special legal advisers on matters of Liberian law to the Facility Agent;

(c)	an opinion of Norton Rose LLP, on matters of English law to the Facility Agent; and

(d)	an opinion of Fenech & Fenech Advocates, on matters of Maltese law to the Facility Agent.

9	Borrowers’ process agent

a letter from the Borrowers’ agent for receipt of service of proceedings referred to in clause 24.2 (Submission to jurisdiction) accepting its appointment under the said clause;

10	Guarantors’ process agent

a letter from the Guarantor’s agent for receipt of service of proceedings referred to in clause 9.2 (Submission to jurisdiction) of the Guarantee accepting its appointment under the said clause;

11	Certified copies of the Underlying Documents

a copy, certified (in a certificate dated no earlier than five (5) Business Days prior to the date of this Agreement) as a true and complete copy by an officer or the legal advisor of each Borrower of each of the Underlying Documents to which it is a party;

12	KYC

such documentation and other evidence as is requested by any Lender (through the Facility Agent) in order for such Lender to carry out and be satisfied with the results of ail necessary “know your client” or other checks which each such Lender is required to carry out under any applicable law or legislation or by any regulatory or financial services authority (including in the European Union or the U.S.A.), in relation to the transactions contemplated by this Agreement and to the identity of any parties to this Agreement (other than the Finance Parties) and their directors, officers, shareholders and ultimate beneficial owners;

13	Other documents and evidence

a copy of the SWIFT payment instruction or telegraphic transfer given by each Borrower to its bank to pay all fees, commissions, costs and expenses then due and payable from that Borrower pursuant to clause 10 (Fees and expenses) and each Fee Letter.

Part 2

Conditions precedent for a Ship Loan made in connection with a Delivery

(referred to in clause 5.3 (Conditions precedent to a Ship Loan made in connection with a Delivery))

1	Earlier conditions precedent

In relation to the relevant Security Party a certificate of an authorised signatory of that Security Party:

(a)	certifying that the relevant conditions precedent in Part 1 (Initial Conditions precedent) of this Schedule 3(Conditions precedent) remain satisfied; and

(b)	confirming that no further consents or approvals are required by such Security Party in relation to the Finance Document to which it is a party or the Shipbuilding Contract to which it is a party,

2	The Ships

In relation to the relevant Ship:

(a)	a certified (by a Director or the legal advisor of the relevant Borrower) true copy of the builder’s certificate, bill of sale evidencing the relevant Contract Price and protocol of delivery and acceptance, commercial invoices and any other delivery documents to be exchanged between the relevant Borrower and Seller in respect of the Ship on its Delivery, each duly executed and exchanged;

(b)	evidence that the relevant Ship and its Earnings, Insurances and Requisition Compensation are free of Encumbrances; and

(c)	evidence that all amounts owing to the Seller under the relevant Shipbuilding Contract for the relevant Ship (including the full amount of the relevant Contract Price) have been received by the Seller or will be paid in full upon drawdown of the relevant Ship Loan and that the Builder will not have any lien or other right to detain the relevant Ship on Delivery;

evidence that such Ship:

(a)	is registered (whether provisionally or permanently) in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is delivered free and clear of any lien or other right to detain such Ship on its Delivery (in the form of a copy of the declaration of warranty of the Builder);

(c)	is operationally seaworthy and in every way fit for service by providing the copy of the protocol of sea trial, protocol of dock trials and Builder’s certificate;

(d)	is classed with the relevant Classification of the relevant Classification Society, provisional and interim certificates shall be acceptable evidence, provided that the relevant Owner shall furnish to the Facility Agent the final certificates as soon as possible after such certificates have been issued, but not later than six (6) months from the date of delivery such Ship or two (2) months prior to the expiration of each and any of the provisional and interim certificates, whichever occurs first; and

(e)	has been delivered, and accepted for service under the relevant Time Charter;

3	Insurance

evidence that such Ship’s Insurances have been placed in accordance with clause 5.1.1 (Insurance) of the relevant Deed of Covenant in the form of the following

(a)	confirmation from the P&l Club or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution);

(b)	a copy of the insurance opinion in form and substance satisfactory to the Facility Agent (as required by clause 5.1.1 (Insurance) of the relevant Deed of Covenants); and

(c)	confirmation from the approved brokers and P&l association that the letters of undertaking will be issued promptly after the delivery of the relevant Ship in favour of the Security Agent in standard form or as otherwise approved in relation to the Insurances.

4	Insurance opinion

an opinion from insurance consultants to the Facility Agent at the cost of the relevant Borrower on the Insurances effected or to be effected in respect of such Ship upon and following the relevant Drawdown Date;

5	Accounts

(a)	evidence that the Operating Account has been opened; and

(b)	evidence that the Debt Service Account has been opened and an amount equal to the Debt Service Amount has been deposited to the Debt Service Account;

6	ISM and ISPS Code

copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of such Ship for the purposes of that code;

(b)	the safety management certificate in respect of such Ship issued in accordance with the ISM Code (or evidence that the application for the same has been submitted to, and accepted by, the relevant authority for its issuance);

(c)	the international ship security certificate in respect of such Ship issued under the ISPS Code (or evidence that the application for the same has been submitted to, and accepted by, the relevant authority for its issuance); and

(d)	if so requested by the Facility Agent, any other certificates issued under any applicable code required to be observed by such Ship or in relation to its operation which is mandatory under any applicable law;

7	Construction matters

(a)	for each Ship, a copy, certified by the legal advisor of the relevant Owner to be a true and complete copy, of the relevant Shipbuilding Contract;

(b)	in relation to the relevant Shipbuilding Contract:

(i)	confirmation from the relevant Owner that prior instalments under the relevant Shipbuilding Contract have been paid to the Builder; and

(ii)	a copy of each SWIFT payment instruction or telegraphic transfer to the Builder in relation to each pre-delivery instalment of the relevant Contract Price required to have been paid by the relevant Owner under the terms of the relevant Shipbuilding Contract and a copy of each invoice and other documents provided by the Builder to request payment of such instalment; and

(c)	evidence satisfactory to the Facility Agent that if applicable any authorisations required from any government entity for the export of such Ship by the Builder have been obtained or that no such authorisations are required.

8	Security Documents

(a)	a Shipbuilding Contract Assignment in relation to each Ship duly executed and delivered by the relevant parties;

(b)	a Pledge Of Shares in relation to each Owner duly executed and delivered by the relevant parties;

(c)	the relevant General Assignment duly executed and delivered;

(d)	the relevant Charterer Subordination Deed duly executed and delivered;

(e)	the relevant Manager’s Undertaking in respect of such Ship duly executed;

(f)	a Subordination Deed in relation to each Borrower duly executed and delivered by the relevant parties;

(g)	the relevant Charter Assignment duly executed and delivered;

(h)	the Charge Over Debt Service Account in relation to each Borrower duly executed and delivered; and

(i)	the Charge Over Operating Account in relation to each Borrower duly executed and delivered;

(j)	the relevant Mortgage and the relevant Deed of Covenant in respect of such Ship duly executed and delivered;

(k)	evidence that the relevant Mortgage will upon Delivery, or as soon as practicable thereafter, be registered against such Ship through the Registry under the laws of the Flag State; and

(l)	duly executed notices of assignment and acknowledgement of those notices as required by the relevant Security Document.

9	Evidence of release

Either

(a)	a certificate from the Borrowers confirming that no Encumbrances have been created over the rights, title and interests that are the subject of any Security Document existing prior to the relevant Drawdown Date; or

(b)	evidence that all Encumbrances over the rights, title and interests that are the subject of any Security Document existing prior to the relevant Drawdown Date have been discharged;

10	SINOSURE

(a)

the SINOSURE Policy in relation to each Borrower, in terms satisfactory to the Lenders, duly issued by SINOSURE and all conditions precedent to the effectiveness thereof (other than the condition requiring payment of the SINOSURE Premium in full) have been satisfied and copies of any Authorisations required under the laws of the People’s Republic of China in respect of such issue; and

(b)	evidence that the SINOSURE Premium has been paid and received by SINOSURE;

11	Valuation

a valuation of such Ship prepared in accordance with the provisions of clause 13.2.2 (Valuation of Mortgaged Ships) expressed in Dollars and showing a valuation of an amount acceptable to the Facility Agent;

12	Registration forms

such statutory forms duly signed by the relevant Borrower and the other Security Parties as may be required by the Facility Agent to perfect the security contemplated by the relevant Security Documents;

13	Security Parties’ process agents

a letter from each of the Security Parties’ agent for receipt of service of proceedings referred to in each Finance Document to which such Security Party is a party and accepting or to accept its appointment thereunder;

14	Financial information

(a)	the audited consolidated financial statements of the Group, and the audited financial statements of each Borrower and each Guarantor, each of the latest financial statements required to be delivered pursuant to clause 13.1.5 (Financial Statements); and

(b)	a cash flow budget for each Borrower in form and substance satisfactory to the Facility Agent;

15	Legal opinions

(a)	an opinion of Seward & Kissel LLP, special legal advisers on matters of Marshall Islands law to the Facility Agent;

(b)	an opinion of Seward & Kissel LLP, special legal advisers on matters of Liberian law to the Facility Agent;

(c)	an opinion of Norton Rose LLP, on matters of English law to the Facility Agent;

(d)	an opinion of Fenech & Fenech Advocates, on matters of Maltese law to the Facility Agent; and

(e)	an opinion of Norton Rose LLP, on matters of Greek law to the Facility Agent.

16	Fees and expenses

evidence that the fees, commissions, cost and expenses that are due from the relevant Borrower pursuant to clause 10 (Fees and expenses) and each Fee Letter have been paid or will be paid by the relevant Drawdown Date; and

17	Further conditions precedent

such further conditions precedent as the Facility Agent may reasonably require.

Part 3

Conditions precedent to a Ship Loan made after a Delivery

(referred to in clause 5.4 (Conditions precedent to a Ship Loan made after a Delivery)

1	Earlier conditions precedent

In relation to the relevant Security Party a certificate of an authorised signatory of that Security Party:

(a)	certifying that the relevant conditions precedent in Part 1 (Initial Conditions precedent) of this Schedule 3 (Conditions precedent) remain satisfied; and

(b)	confirming that no further consents or approvals are required by such Security Party in relation to the Finance Document to which it is a party;

2	The Ships

In relation to the relevant Ship:

(a)	evidence that the Ship is (whether provisionally or permanently) registered in the name of the relevant Owner at the Registry of the Flag State;

(b)	evidence that the relevant Mortgage is registered against such Ship through the Registry under the laws of the Flag State; and

(c)	evidence that the Ship:

(i)	is classed with the relevant Classification of the relevant Classification Society, provisional and interim certificates shall be acceptable evidence, provided that the relevant Owner shall furnish to the Facility Agent the final certificates as soon as possible after such certificates have been issued, but not later than six (6) months from the date of delivery such Ship or two (2) months prior to the expiration of each and any of the provisional and interim certificates, whichever occurs first; and

(ii)	has been delivered, and accepted for service under the relevant Time Charter;

3	Security Documents

(a)	a Shipbuilding Contract Assignment in relation to each Ship duly executed and delivered by the relevant parties;

(b)	the relevant Mortgage and the relevant Deed of Covenant in respect of such Ship duly executed and delivered;

(c)	a Pledge Of Shares in relation to each Owner duly executed and delivered by the relevant parties;

(d)	the relevant General Assignment duly executed and delivered;

(e)	duly executed notices of assignment and acknowledgement of those notices as required by the relevant Security Document;

(f)	the relevant Charterer Subordination Deed duly executed and delivered;

(g)	the relevant Manager’s Undertaking in respect of such Ship duly executed;

(h)	a Subordination Deed in relation to each Borrower duly executed and delivered by the relevant parties;

(i)	the relevant Charter Assignment duly executed and delivered;

(k)	the Charge Over Debt Service Account in relation to each Borrower duly executed and delivered; and

(l)	the Charge Over Operating Account in relation to each Borrower duly executed and delivered.

4	Evidence of release

Either

(a)	a certificate from the Borrowers confirming that no Encumbrances have been created over the rights, title and interests that are the subject of any Security Document existing prior to the relevant Drawdown Date; or

(b)	evidence that all Encumbrances over the rights, title and interests that are the subject of any Security Document existing prior to the relevant Drawdown Date have been discharged;

5	Insurance

evidence that such Ship’s Insurances have been placed in accordance with clause 5.1.1 (Insurance) of the relevant Deed of Covenant in the form of the following

(a)	confirmation from the P&l Club or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution);

(b)	a copy of the insurance opinion in form and substance satisfactory to the Facility Agent (as required by clause 5.1.1 (Insurance) of the relevant Deed of Covenants); and

(c)	confirmation from the approved brokers and P&l association that the letters of undertaking will be issued promptly after the delivery of the relevant Ship in favour of the Security Agent in standard form or as otherwise approved in relation to the Insurances.

6	Insurance opinion

an opinion from insurance consultants to the Facility Agent at the cost of the relevant Borrower on the Insurances effected or to be effected in respect of such Ship upon and following the relevant Drawdown Date;

7	Accounts

(a)	evidence that the Operating Account has been opened; and

(b)	evidence that the Debt Service Account has been opened and an amount equal to the Debt Service Amount has been deposited to the Debt Service Account;

8	ISM and ISPS Code

copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of such Ship for the purposes of that code;

(b)	the safety management certificate in respect of such Ship issued in accordance with the ISM Code;

(c)	the international ship security certificate in respect of such Ship issued under the ISPS Code; and

(d)	if so requested by the Facility Agent, any other certificates issued under any applicable code required to be observed by such Ship or in relation to its operation which is mandatory under any applicable law;

9	SINOSURE

(a)	the SINOSURE Policy in relation to each Borrower, in terms satisfactory to the Lenders, duly issued by SINOSURE and all conditions precedent to the effectiveness thereof (other than the condition requiring payment of the SINOSURE Premium in full) have been satisfied and copies of any Authorisations required under the laws of the People’s Republic of China in respect of such issue; and

(b)	evidence that the SINOSURE Premium has been paid and received by SINOSURE;

10	Legal opinions

(a)	an opinion of Seward & Kissel LLP, special legal advisers on matters of Marshall Islands law to the Facility Agent;

(b)	an opinion of Seward & Kissel LLP, special legal advisers on matters of Liberian law to the Facility Agent;

(c)	an opinion of Norton Rose LLP, on matters of English law to the Facility Agent;

(a)	an opinion of Fenech & Fenech Advocates, on matters of Maltese law to the Facility Agent; and

(b)	an opinion of Norton Rose LLP, on matters of Greek law to the Facility Agent.

11	Financial information

(a)	the audited consolidated financial statements of the Group, and the audited financial statements of each Borrower and each Guarantor, each of the latest financial statements required to be delivered pursuant to clause 13.1.5 (Financial Statements); and

(b)	a cash flow budget for each Borrower in form and substance satisfactory to the Facility Agent;

12	Valuation

a valuation of such Ship prepared in accordance with the provisions of clause 13.2.2 (Valuation of Mortgaged Ships) expressed in Dollars and showing a valuation of an amount acceptable to the Facility Agent;

13	Registration forms

such statutory forms duly signed by the relevant Borrower and the other Security Parties as may be required by the Facility Agent to perfect the security contemplated by the relevant Security Documents;

14	Security Parties’ process agents

a letter from each of the Security Parties’ agent for receipt of service of proceedings referred to in each Finance Document to which such Security Party is a party and accepting its appointment thereunder;

15	Fees and expenses

evidence that the fees, commissions, cost and expenses that are due from the relevant Borrower pursuant to clause 10 (Fees and expenses) and each Fee Letter have been paid or will be paid by the relevant Drawdown Date;

16	Others

Other conditions precedent as the Facility Agent may reasonably require.

Schedule 4

Repayment Schedules

H1227

		(1227)
1	the date falling three (3) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	45
2	the date falling six (6) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	43
3	the date falling nine (9) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	41
4	the date falling twelve (12) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	39
5	the date falling fifteen (15) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	39
6	the date falling eighteen (18) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	37
7	the date falling twenty one (21) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	37
8	the date falling twenty four (24) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	37
9	the date falling twenty seven (27) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	38
10	the date falling thirty (30) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	38
11	the date falling thirty three (33) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	38
12	the date falling thirty six (36) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	38
13	the date falling thirty nine (39) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	38
14	the date falling forty two (42) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	39
15	the date falling forty five (45) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	39
16	the date falling forty eight (48) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	39
17	the date falling fifty one (51) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	39
18	the date falling fifty four (54) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	39
19	the date falling fifty seven (57) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	40
20	the date falling sixty (60) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	40
21	the date falling sixty three (63) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	40
22	the date falling sixty six (66) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	40
23	the date falling sixty nine (69) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	41
24	the date falling seventy two (72) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	41
25	the date falling seventy five (75) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	41

		(1227)
26	the date falling seventy eight (78) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	41
27	the date falling eighty one (81) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	41
28	the date falling eighty four (84) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	42
29	the date falling eighty seven (87) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	42
30	the date falling ninety (90) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	42
31	the date falling ninety three (93) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	42
32	the date falling ninety six (96) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	43
33	the date falling ninety nine (99) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	146
34	the date falling one hundred and two (102) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	149
35	the date falling one hundred and five (105) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	153
36	the date falling one hundred and eight (108) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	157
37	the date falling one hundred and eleven (111) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	161
38	the date falling one hundred and fourteen (114) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	165
39	the date falling one hundred and seventeen (117) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	169
40	the date falling one hundred and twenty (120) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	174
41	the date falling one hundred and twenty three (123) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	178
42	the date falling one hundred and twenty six (126) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	183
43	the date falling one hundred and twenty nine (129) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	187
44	the date falling one hundred and thirty two (132) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	192
45	the date falling one hundred and thirty five (135) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	196
46	the date falling one hundred and thirty eight (138) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	201
47	the date falling one hundred and forty one (141) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	206
48	the date falling one hundred and forty four (144) months after the first Drawdown Date in relation to the Ship Loan in respect of H1227	190

H1228

		(1228)
1	the date falling three (3) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	51
2	the date falling six (6) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	49
3	the date falling nine (9) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	49
4	the date falling twelve (12) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	47
5	the date falling fifteen (15) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	48
6	the date falling eighteen (18) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	49
7	the date falling twenty one (21) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	50
8	the date falling twenty four (24) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	52
9	the date falling twenty seven (27) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	53
10	the date falling thirty (30) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	54
11	the date falling thirty three (33) months after the first Drawdown Date	55
12	the date falling thirty six (36) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	56
13	the date falling thirty nine (39) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	58
14	the date falling forty two (42) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	59
15	the date falling forty five (45) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	60
16	the date falling forty eight (48) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	62
17	the date falling fifty one (51) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	63
18	the date falling fifty four (54) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	64
19	the date falling fifty seven (57) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	66
20	the date falling sixty (60) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	67
21	the date failing sixty three (63) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	69
22	the date falling sixty six (66) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	70
23	the date falling sixty nine (69) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	72
24	the date falling seventy two (72) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	73
25	the date falling seventy five (75) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	75
26	the date falling seventy eight (78) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	75
27	the date falling eighty one (81) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	76

		(1228)
28	the date falling eighty four (84) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	77
29	the date failing eighty seven (87) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	78
30	the date falling ninety (90) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	79
31	the date falling ninety three (93) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	80
32	the date falling ninety six (96) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	80
33	the date falling ninety nine (99) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	81
34	the date falling one hundred and two (102) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	82
35	the date falling one hundred and five (105) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	83
36	the date falling one hundred and eight (108) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	84
37	the date falling one hundred and eleven (111) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	85
38	the date falling one hundred and fourteen (114) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	86
39	the date falling one hundred and seventeen (117) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	87
40	the date falling one hundred and twenty (120) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	88
41	the date falling one hundred and twenty three (123) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	168
42	the date falling one hundred and twenty six (126) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	172
43	the date falling one hundred and twenty nine (129) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	176
44	the date falling one hundred and thirty two (132) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	180
45	the date falling one hundred and thirty five (135) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	185
46	the date falling one hundred and thirty eight (138) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	189
47	the date falling one hundred and forty one (141) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	192
48	the date falling one hundred and forty four (144) months after the first Drawdown Date in relation to the Ship Loan in respect of H1228	132

H1229

		(1229)
1	the date falling three (3) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	60
2	the date falling six (6) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	61
3	the date falling nine (9) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	59
4	the date falling twelve (12) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	60
5	the date falling fifteen (15) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	61
6	the date failing eighteen (18) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	63
7	the date falling twenty one (21) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	64
8	the date falling twenty four (24) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	66
9	the date falling twenty seven (27) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	67
10	the date falling thirty (30) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	69
11	the date falling thirty three (33) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	70
12	the date falling thirty six (36) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	72
13	the date falling thirty nine (39) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	73
14	the date falling forty two (42) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	75
15	the date failing forty five (45) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	76
16	the date falling forty eight (48) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	78
17	the date falling fifty one (51) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	80
18	the date falling fifty four (54) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	81
19	the date falling fifty seven (57) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	81
20	the date failing sixty (60) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	82
21	the date falling sixty three (63) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	83
22	the date falling sixty six (66) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	84
23	the date falling sixty nine (69) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	85
24	the date falling seventy two (72) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	86
25	the date falling seventy five (75) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	87
26	the date falling seventy eight (78) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	88
27	the date falling eighty one (81) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	89

		(1229)
28	the date falling eighty four (84) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	90
29	the date falling eighty seven (87) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	91
30	the date falling ninety (90) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	92
31	the date failing ninety three (93) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	93
32	the date falling ninety six (96) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	94
33	the date falling ninety nine (99) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	95
34	the date falling one hundred and two (102) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	96
35	the date falling one hundred and five (105) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	97
36	the date falling one hundred and eight (108) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	98
37	the date failing one hundred and eleven (111) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	99
38	the date falling one hundred and fourteen (114) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	100
39	the date falling one hundred and seventeen (117) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	101
40	the date falling one hundred and twenty (120) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	102
41	the date falling one hundred and twenty three (123) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	103
42	the date falling one hundred and twenty six (126) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	104
43	the date falling one hundred and twenty nine (129) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	105
44	the date falling one hundred and thirty two (132) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	107
45	the date falling one hundred and thirty five (135) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	108
46	the date falling one hundred and thirty eight (138) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	109
47	the date falling one hundred and forty one (141) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	110
48	the date falling one hundred and forty four (144) months after the first Drawdown Date in relation to the Ship Loan in respect of H1229	92

Schedule 5

Approved Shipbrokers

H. Clarkson &Co. Ltd of London

Arrow Research of London

Allied Shipbrokers Inc.

Associated Shipbrokers of Monaco

Fearnleys A/S of Oslo

RS Platou Shipbrokers of Oslo

Schedule 6

Form of Drawdown Notice

To:	China Development Bank Corporation

[—]

(as Facility Agent)

[—]

Buyer Credit Agreement dated [—] 2012

We refer to the above Loan Agreement and hereby give you notice that we wish to draw down a Ship Loan namely $[—] on [—].

The first Interest Period in respect thereof is to begin on [—] and expire on [—].

The funds should be credited to:

(a) —

(b) —

(c) [the Repayment Account][an account as directed by China Development Bank Corporation] [and we irrevocably authorise you to transfer such funds immediately from the Repayment Account to the following account of the Builder [insert account details].]

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in (i) clauses 12.1 (Continuing representations and warranties), 12.2 (Initial representations and warranties) and 12.3.4 (Repetition of representations and warranties) of the Loan Agreement and (ii) clause 4 of each Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the relevant Ship Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	there has been no material adverse change:

(i)	in the business, assets, properties, operations, prospects, performance, condition or the financial position of any Borrower from that described by such Borrower or any other Security Party to the Facility Agent and/or the Arrangers in the negotiation of this Agreement; or

(ii)	in the business, assets, properties, operations, prospects, performance, condition or the consolidated financial position of the Group or the financial position of the Manager, from that set forth in the annual audited consolidated financial statements of the Group for the financial year ended 31 December 2010; or

(iii)	in the ability of any Borrower, any of the Guarantors, the Manager or any other Security Party to comply with any of their respective obligations under the Finance Documents or any of them; or

(iv)	in the legality, validity or enforceability of any of the Finance Documents or any of the rights or remedies of the Finance Parties or any of them thereunder.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of

[—]

Schedule 7

Form of Transfer Certificate

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with ail applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:	CHINA DEVELOPMENT BANK CORPORATION as agent on its own behalf and on behalf of the Borrowers, the Lenders, the Arrangers and the Security Agent defined in the Loan Agreement referred to below.

Date

Attention: [—]

This certificate (Transfer Certificate) relates to a loan agreement dated [—] 2012 (the Loan Agreement) and made between (1) the companies defined therein as borrowers (the Borrowers), (2) the banks and financial institutions defined therein as original lenders (the Original Lenders) and (3) China Development Bank Corporation as Facility Agent, Mandated Lead Arranger and Security Agent and Bank of China Limited as Coordinating Mandated Lead Arranger, in relation to a buyer credit facility of up to eighty one million, seven hundred and twenty thousand Dollars ($81,720,000). Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Certificate:

the Transferor means [full name] of [lending office]; and

the Transferee means [full name] of [lending office].

1	The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Lender under or by virtue of the Loan Agreement and all the Finance Documents in relation to [ ] per centum ([ ]%) of the [Contribution] [Commitment] of the Transferor (or its predecessors in title) details of which are set out below:

Date of Loan	Amount of Loan	Transferor’s [Contribution] [Commitment] to Loan	Maturity Date

2	By virtue of this Transfer Certificate and clause 20 (Changes to Parties) of the Loan Agreement, the Transferor is discharged entirely from its [Commitment] [Contribution] which amounts to $ [ ] from [ ] per centum ([ ] %) of its [Commitment] [Contribution], which percentage represents $ [ ].

3	The Transferee hereby requests the Facility Agent (on behalf of itself, the Borrowers, the Arrangers, the Security Agent and the Lenders) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 20.3 (Transfer by Lenders) of the Loan Agreement so as to take effect in accordance with the terms thereof on date of transfer.

4	The Transferee:

4.1	confirms that it has received a copy of the Loan Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor, the Facility Agent, the Arrangers, the Security Agent or the Lenders to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Finance Documents or any such documents or information;

4.3	agrees that it has not relied and will not rely on the Transferor, the Facility Agent, the Arrangers, the Security Agent or the Lenders to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers, or any other Security Party (save as otherwise expressly provided therein);

4.4	warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Finance Documents; and

4.5	if not already a Lender, appoints (i) the Facility Agent to act as its agent and (ii) the Security Agent as its security agent, and trustee as provided in the Loan Agreement and the Finance Documents and agrees to be bound by the terms of the Loan Agreement and the Finance Documents.

5	The Transferor:

5.1	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

5.3	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6	The Transferee hereby undertakes with the Transferor and each of the other parties to the Loan Agreement and the other Finance Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Finance Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7	By execution of this Transfer Certificate on their behalf by the Facility Agent and in reliance upon the representations and warranties of the Transferee, the Borrowers, the Facility Agent, the Arrangers, the Security Agent and the Lenders accept the Transferee as a party to the Loan Agreement as a Lender and Arrangers and the Finance Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Finance Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arrangers, the Facility Agent and the Security Agent as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8	None of the Transferor, the Facility Agent, the Arrangers, the Security Agent or the Lenders:

8.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the Finance Documents or any document relating thereto; or

8.2	assumes any responsibility for the financial condition of any Borrower or any other Security Party or any party to any such other document or for the performance and observance by any Borrower or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9	The Transferor and the Transferee each undertake that they will on demand fully indemnify the Facility Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Facility Agent’s gross negligence or wilful misconduct, as the case may be.

10	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement and the Finance Documents.

11	This Transfer Certificate shall be governed by, and shall be construed in accordance with, English law.

Transferor	Transferee

By:	By:

Dated:	Dated:

Facility Agent

Agreed for and on behalf of itself as Facility Agent, the Arrangers, the Borrowers, the Security Agent and the Lenders

CHINA DEVELOPMENT BANK CORPORATION

By:

Dated:

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule

Outstanding Contribution: $[—]

Commitment: $[—]

Portion Transferred: [—]%

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telefax No:

Contact Person

(Credit Administration Department):

Telephone:

Telefax No:

Account for payments:

Schedule 8

Form of Guarantee

Private & Confidential	Execution Version

Dated                      2012

DRYSHIPS INC.

CARDIFF MARINE INC.

as Guarantors

and

CHINA DEVELOPMENT BANK CORPORATION

as Security Agent

CORPORATE GUARANTEE

in relation to Loan Agreement of up to

US$122,580,000

Contents

Clause		Page

1	Interpretation	1

2	Guarantee	2

3	Payments and Taxes	5

4	Representations and warranties	6

5	Undertakings	9

6	Set-off	13

7	Benefit of this Guarantee	14

8	Notices and other matters	14

9	Law and jurisdiction	16

Schedule 1 Form of Compliance Certificate		17

THIS GUARANTEE is dated                      2012 and made BETWEEN:

(1)	DRYSHIPS INC., a Marshall Islands corporation with registration number 11911 and its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (Dryships); and

(2)	CARDIFF MARINE INC., a Liberian corporation with registration number 65901 having its registered office at 80 Broad Street, Monrovia, Republic of Liberia (Cardiff),

jointly and severally (together the Guarantors and each a Guarantor); in favour of

(3)	CHINA DEVELOPMENT BANK CORPORATION as security agent and trustee for and on behalf of the Finance Parties (as defined below) (the Security Agent).

WHEREAS:

(A)	by a loan agreement dated 2012 (the Loan Agreement) and made between (1) Oceanview Owners Limited, Oceansurf Owners Limited and Oceancentury Owners Limited as joint and several borrowers (therein and herein referred to as the Borrowers), (2) China Development Bank Corporation as mandated lead arranger, facility agent (in such capacity the Facility Agent) and Security Agent and Bank of China Limited as coordinating mandated lead arranger and (3) the financial institutions referred to in part 2 of Schedule 1 thereto as original lenders (the Lenders), the lenders agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a buyer credit facility of up to a maximum of one hundred and twenty two million and five hundred and eighty thousand Dollars ($122,580,000); and

(B)	the execution and delivery of this Guarantee (referred to as the Guarantee in the Loan Agreement) is one of the conditions precedent to any Lender making its Commitment available under the Loan Agreement.

IT IS AGREED as follows:

1	Interpretation

1.1	Defined expressions

In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Loan Agreement and used in this Guarantee shall have the same meanings where used in this Guarantee. Each of the Guarantors acknowledges and confirms that it has received a copy of each of the Finance Documents and is aware of all of the provisions thereof.

1.2	Definitions

In this Guarantee, unless the context otherwise requires:

Collateral Instruments means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind

Guarantee includes each separate or independent stipulation or agreement by each Guarantor contained in this Guarantee

1

Guaranteed Liabilities means all moneys, obligations and liabilities expressed to be guaranteed by each Guarantor in clause 2.1 (Covenant to pay)

Guarantor includes the successors in title of each Guarantor

Incapacity means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership)

Relevant Jurisdiction means any jurisdiction in which or where each Guarantor is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected; and

Security Agent includes the successors in title and replacements of the Security Agent.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4	Construction of certain terms

Clause 1.3 (Construction of certain terms) of the Loan Agreement shall apply to this Guarantee as if set out herein.

2	Guarantee

2.1	Covenant to pay

In consideration of (a) the Lenders making or continuing loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrowers pursuant to the Loan Agreement and (b) other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Guarantor, each Guarantor hereby guarantees to pay to the Security Agent, for the account of the Finance Parties, on demand by the Security Agent all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Borrowers to the Finance Parties or any of them under or pursuant to the Loan Agreement and the other Finance Documents or any of them, when the same become due for payment or discharge whether by acceleration or otherwise, and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Finance Parties or any of them or purchased or otherwise acquired by any of them, denominated in Dollars or in any other currency, or incurred on any banking account or in any other manner whatsoever.

Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Finance Parties or any of them in relation to any such moneys, obligations or liabilities or generally in respect of the Borrowers, the Guarantors or any Collateral Instrument.

2.2	Guarantor as principal debtor; indemnity

As a separate and independent stipulation, each Guarantor agrees that if any purported obligation or liability of the Borrowers which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrowers on any ground whatsoever whether or not known to the Security Agent and/or the Finance Parties or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrowers or any legal or other limitation, whether under the Limitation Acts or

2

otherwise or any disability or Incapacity or any change in the constitution of the Borrowers) that Guarantor shall nevertheless be liable to the Security Agent in respect of that purported obligation or liability as if the same were fully valid and enforceable and that Guarantor were the principal debtor in respect thereof. Each Guarantor hereby agrees to keep the Security Agent fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Borrowers to perform or discharge any such purported obligation or liability.

2.3	Statements of account conclusive

Any statement of account, signed as correct by an officer of the Security Agent, showing the amount of the Guaranteed Liabilities shall, in the absence of manifest error, be conclusive evidence against each Guarantor.

2.4	No security taken by Guarantor

Each Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities of each Borrower have been paid or discharged in full, it will not take or receive, the benefit of any security from any Borrower or any other person in respect of its obligations under this Guarantee.

2.5	Interest

Each Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 8.4 (Default interest) of the Loan Agreement which shall apply to this Guarantee mutatis mutandis. Such interest shall be compounded at the end of each period determined for this purpose by the Security Agent in the event of it not being paid when demanded but without prejudice to any Finance Party’s right to require payment of such interest.

2.6	Continuing security and other matters

This Guarantee shall:

2.6.1	secure the ultimate balance from time to time owing to the Finance Parties or any of them by each Borrower and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

2.6.2	be in addition to any present or future Collateral instrument, right or remedy held by or available to the Security Agent or any of the Finance Parties; and

2.6.3	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Agent or any of the Finance Parties dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.7	Liability unconditional

The liability of each Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

2.7.1	the Incapacity or any change in the name, style or constitution of any Borrower or any other person liable;

2.7.2	the Security Agent or any of the Finance Parties granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

3

2.7.3	any act or omission which would have discharged or affected the liability of that Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate that Guarantor.

2.8	Collateral Instruments

Neither the Security Agent nor any of the Finance Parties shall be obliged to make any claim or demand on any Borrower or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before the Security Agent enforcing this Guarantee and no action taken or omitted by the Security Agent or any of the Finance Parties in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of any Guarantor under this Guarantee nor shall the Security Agent or any of the Finance Parties be obliged to apply any moneys or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

2.9	Waiver of Guarantor’s rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) each Guarantor agrees that, without the prior written consent of the Security Agent, not to be unreasonably withheld, it will not:

2.9.1	exercise its rights of subrogation, reimbursement, contribution and indemnity against any Borrower or any other person liable;

2.9.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to that Guarantor from the Borrowers or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

2.9.3	take any step to enforce any right against any Borrower or any other person liable in respect of any Guaranteed Liabilities; or

2.9.4	claim any set-off or counterclaim against any Borrower or any other person liable or claim or prove in competition with the Security Agent or any of the Finance Parties in the liquidation of any Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with any Borrower or any other person liable or any other Collateral Instrument now or hereafter held by the Security Agent or any of the Finance Parties for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Security Agent, it will prove for the whole or any part of its claim in the liquidation of any Borrower or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Agent and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Security Agent shall deem appropriate.

2.10	Suspense accounts

Any moneys received in connection with this Guarantee (whether before or after any Incapacity of any Borrower or any Guarantor) may be placed to the credit of a suspense account with a view to preserving the rights of the Security Agent or any of the Finance Parties to prove for the whole of its claims against any Borrower or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities as the Security Agent may from time to time conclusively determine in its absolute discretion.

2.11	Settlements conditional

Any release, discharge or settlement between any Guarantor and the Security Agent or any of the Finance Parties shall be conditional upon no security, disposition or payment to the Security Agent or any of the Finance Parties by any Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy,

4

liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Agent shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.12	Guarantor to deliver up certain property

If, contrary to clauses 2.4 (No security taken by Guarantor) or 2.9 (Waiver of Guarantor’s rights), any Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Agent and shall be delivered to the Security Agent on demand.

2.13	Retention of this Guarantee

The Security Agent shall be entitled to retain this Guarantee after as well as before the payment or discharge of all the Guaranteed Liabilities for such period as the Security Agent may reasonably determine.

2.14	Joint and Several

Notwithstanding anything to the contrary in this Guarantee or any other Facility Document, the Guarantors are jointly and severally liable for each of their obligations and liabilities under and pursuant to this Guarantee and those obligations and liabilities shall be construed accordingly. Each Guarantor acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may fall due and payable by any Guarantor under or pursuant to this Guarantee and agrees that the Security Agent may also treat it as such.

3	Payments and Taxes

3.1	No set off or counterclaim

All payments to be made by each Guarantor under this Guarantee shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 3.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Security Agent as it may specify in writing to that Guarantor from time to time.

3.2	Grossing up for Taxes

If at any time a Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due under this Guarantee for the account of the Security Agent (or if the Security Agent is required to make any such deduction or withholding from a payment to a Finance Party of moneys received under this Guarantee), the sum due from that Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Agent or, as the case may be, such Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Guarantor shall indemnify the Security Agent against any losses or costs incurred by it by reason of any failure of that Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Each Guarantor shall promptly deliver to the Security Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.3	Currency indemnity

If any sum due from any Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the first currency) in which the same is payable under this Guarantee or under such order or judgment into another currency (the second currency) for the purpose of (a) making or filing a claim or proof against any

5

Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Guarantee, each Guarantor shall indemnify and hold harmless the Security Agent from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Security Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from any Guarantor under this clause 3.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term rate of exchange includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4	Representations and warranties

4.1	Continuing representations and warranties

Each Guarantor represents and warrants to the Security Agent that:

4.1.1	Due incorporation: each Guarantor is duly incorporated and validly existing in good standing under the laws of the Relevant Jurisdiction and has power to carry on its business as it is now being conducted and to own its property and other assets;

4.1.2	Corporate power: each Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;

4.1.3	Binding obligations: this Guarantee constitutes valid and legally binding obligations of each Guarantor enforceable in accordance with its terms;

4.1.4	No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by each Guarantor will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which that Guarantor is subject; or

(b)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which that Guarantor is a party or is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with any provision of the constitutional documents of that Guarantor; or

(d)	result in the creation or imposition of or oblige a Guarantor to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of that Guarantor;

4.1.5	No litigation: no litigation, arbitration or proceeding (administrative or otherwise) is taking place, pending or, to the knowledge of the officers of any Guarantor, threatened against any Guarantor or any other Relevant Party which could have a material adverse effect on the business, assets or financial condition of any Guarantor;

4.1.6	No filings required: it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

6

4.1.7	Choice of law: the choice of English law to govern this Guarantee and the submission by each Guarantor to the non-exclusive jurisdiction of the English courts are valid and binding;

4.1.8	No immunity: neither the Guarantors nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

4.1.9	Consents obtained: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by each Guarantor to authorise, or required by each Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by each Guarantor of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, this Guarantee;

4.1.10	Financial statements correct and complete: the financial statements of each Guarantor in respect of the financial year ended on 31 December 2010 as delivered to the Facility Agent and/or the Arrangers, have been prepared in accordance with GAAP which have been consistently applied and present fairly and accurately the financial position of that Guarantor as at such date and the results of the operations of that Guarantor for the financial year ended on such date and, as at such date, each Guarantor did not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

4.1.11	Shareholdings: (a) all of the shares in Cardiff are legally and beneficially owned by such person or persons as have been disclosed by or on behalf of that Guarantor or any other Security Party to the Security Agent and/or the Facility Agent and/or the Arrangers and/or the Lenders in the negotiations of the Loan Agreement and this Guarantee and (b) The common shares, par value of $ 0,01 per share, of DryShips are listed on the Nasdaq Stock Exchange;

4.1.12	Compliance with laws and regulations: each Guarantor is in compliance with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation and including Environmental Laws);

4.1.13	No material adverse effect: there has been no material adverse change:

(a)	in the business, assets, properties, operations, prospects, performance, condition or the financial position of each Guarantor from that set forth in the annual audited financial statements of the Guarantor for the financial year ended 31 December 2010; or

(b)	in the ability of any of the Guarantors, the Borrower or any other Security Party to comply with any of their respective obligations under the Finance Documents or any of them; or

(c)	in the legality, validity or enforceability of any of the Finance Documents or any of the rights or remedies of the Finance Parties or any of them thereunder; or

(d)	in any Relevant Jurisdiction (or in any of the financial markets thereof); and

4.1.14	Taxation:

(a)	each Guarantor is not overdue in the filing of any tax returns and each Guarantor is not overdue in the payment of any amounts in respect of Taxes (or its equivalent in any other currency);

(b)	no claims or investigations are being, or are reasonably likely to be, made or conducted against any Guarantor with respect to Taxes save for Tax claims which are being disputed in good faith and by appropriate proceedings for which reserves have been provided in the accounts of that Guarantor in accordance with GAAP; and

7

(c)	each Guarantor is resident for taxation purposes only in the jurisdiction of its incorporation.

4.2	Initial representations and warranties

Each Guarantor further represents and warrants to the Security Agent that:

4.2.1	Pari passu and subordinated indebtedness:

(a)	the obligations of each Guarantor under this Guarantee are direct, general and unconditional obligations of that Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of that Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract; and

(b)	any Indebtedness of any Guarantor owing to any of its shareholders is subordinated in all respects to the Guarantor’s obligations under this Guarantee;

4.2.2	No default under other Indebtedness: each Guarantor is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

4.2.3	Information - full disclosure: the information, exhibits and reports (and expressions of opinions contained therein) furnished by each Guarantor to the Finance parties or any of them in connection with the negotiation and preparation of this Guarantee are true and accurate in all material respects and not misleading and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

4.2.4	No withholding Taxes: no Taxes are imposed by withholding or otherwise on any payment to be made by any Guarantor under this Guarantee or are imposed on or by virtue of the execution or delivery by any Guarantor of this Guarantee or any other document or instrument to be executed or delivered under this Guarantee; and

4.2.5	No Default: no Default has occurred and is continuing.

4.3	Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 4.2) on each Interest Payment Date, each Guarantor shall:

4.3.1	be deemed to repeat the representations and warranties in clauses 4.1 and 4.2 as if made with reference to the facts and circumstances existing on such day; and

4.3.2	be deemed to further represent and warrant to the Security Agent that the then latest audited financial statements of each Guarantor delivered to the Security Agent under this Guarantee (if any) have been prepared in accordance with GAAP which have been consistently applied and present fairly and accurately the financial position of that Guarantor as at the end of the financial period to which the same relate and the results of the operations of each Guarantor for the financial period to which the same relate and, as at the end of such financial period, each Guarantor did not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8

5	Undertakings

5.1	General

Each Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing, whether actually or contingently, under any of the Finance Documents (including this Guarantee) and while all or any part of the Total Commitment remains outstanding, it will:

5.1.1	Notice of Default; material litigation:

(a)	promptly inform the Security Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents or the Underlying Documents and, without limiting the generality of the foregoing, will inform the Security Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Security Agent, confirm to the Security Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing; and

(b)	promptly upon becoming aware of the same, provide the Security Agent with details of any material litigation, arbitration, regulatory or administrative proceedings which are taking place against or involving any Security Party or any other member of the Group;

5.1.2	Consents and licences - compliance with taws and regulations:

(a)	without prejudice to clauses 4.1.9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of each Guarantor under this Guarantee; and

(b)	comply with all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation and including Environmental Laws);

5.1.3	Pari passu and subordination: without prejudice to the provisions of clause 5.2 (Negative undertakings), ensure that:

(a)	its obligations under this Guarantee shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)	its Indebtedness (if any) to its shareholders or its Related Companies shall remain at all times fully subordinated towards its obligations under this Guarantee;

5.1.4	Disposal of assets / spin off of the offshore business: only dispose its assets on the basis of a transparent market price and on arms length terms for cash and spin-off of or otherwise dispose of any offshore business of the Group (the Spin-Off) on the conditions that:

(a)	it will maintain at least USD 80,000,000 cash after the Spin-Off; and

(b)	it will use its best endeavours to be released from all obligations relating to the offshore business of the Group;

9

5.1.5	Financial statements: prepare or cause to be prepared:

(a)	financial statements of each Guarantor in accordance with GAAP consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by each Guarantor’s auditors;

(b)	unaudited financial statements of each Guarantor in accordance with GAAP consistently applied in respect of each half-year of each financial year (namely, each 6-month period ending on 30 June and 31 December of each calendar year;

(c)	unaudited financial statements of DryShips in accordance with GAAP consistently applied in respect of each quarter in each financial year (namely, each 3-month period ending on 31 March, 30 June, 30 September and 31 December of each calendar year), and, in each case, deliver to the Security Agent as many copies of the same as the Security Agent may reasonably require as soon as practicable but not later than:

(i)	in the case of audited financial statements, one hundred and twenty (120) days after the end of the financial period to which they relate (namely, not later than 30 April of each calendar year);

(ii)	in the case of unaudited financial statements in respect of each half-year of each financial year, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September and 31 March, respectively, of each calendar year); and

(iii)	in the case of unaudited financial statements in respect of each quarter in each financial year, sixty (60) days after the end of the financial -period to which they relate (namely, not later than 31 May, 31 August, 30 November and 28 February, respectively, of each calendar year)

5.1.6	Delivery of reports: deliver to the Security Agent sufficient copies for all the Lenders of every report, circular, notice or like document issued by each Guarantor to its shareholders or creditors generally; and

5.1.7	Provision of further information: provide the Security Agent with such financial or other information concerning the Borrowers, the Manager, the other Security Parties, the Guarantors, and their respective affairs as the Security Agent may from time to time require and shall promptly advise the Security Agent of all major financial developments in relation to the Borrowers, the Guarantors or the other Security Parties, including, without prejudice to the generality of the foregoing, their business, operations, financial condition, any vessels sales or purchases and any new borrowings.

5.2	Financial covenants

5.2.1	In this clause 5.2:

Accounting Information means:

(a)	the annual audited consolidated financial statements of Dryships;

(b)	the annual unaudited consolidated financial statements of Dryships;

(c)	the semi-annual unaudited consolidated financial statements of Dryships, each as provided or (as the context may require) to be provided to the Security Agent in accordance with clause 5.1.4 (Financial statements); and

(d)	the quarter-annual unaudited consolidated financial statements of Dryships, each as provided or (as the context may require) to be provided to the Security Agent in accordance with clause 5.1 A (Financial statements)

10

Cash and Cash Equivalents means Dryships’ cash free of security interests and undrawn amounts under committed credit lines (with maturity exceeding twelve (12) months) which are available unconditionally and immediately, including for these purposes, cash that is free of security interests but which is required to be maintained as minimum liquidity under borrowing arrangements.

Compliance Certificate means a certificate in the form set out in Schedule 1 (Form of Compliance Certificate)

EBITDA means, in respect of a Relevant Period, the consolidated net pre-taxation profits of Dryships as stated in the most recent Accounting Information relevant to such Relevant Period and all as adjusted by:

(a)	adding back Interest Expense;

(b)	taking no account of any exceptional or extraordinary item; and

(c)	adding back depreciation and amortisation of assets.

Fleet Market Value means, as of the date of calculation, the aggregate market value of all Fleet Vessels (including the Ships), as most recently determined by the Security Agent in its discretion, pursuant to valuations made available to the Security Agent (at the expense of Dryships) under clause 5.4 (Valuations and Compliance Certificate)

Fleet Vessels means all the vessels (including the Ships) from time to time owned by the members of the Group and Fleet Vessel shall mean any of them

Interest Cover Ratio means, in respect of a Relevant Period, the ratio of (a) EBITDA to (b) Interest Expense for such Relevant Period

Interest Expense means, in respect of a Relevant Period, all interest and other financing charges incurred or paid by Dryships, as stated in the most recent Accounting Information relevant to such Relevant Period

Market Adjusted Equity Ratio means, at any relevant time, the ratio of (a) the Shareholders’ Equity to (b) the sum of the Total Debt and the Shareholders’ Equity

Relevant Period means, for the purposes of the Compliance Certificate to be provided pursuant to clause 5.4 (Valuations and Compliance Certificate):

(a)	in relation to the annual audited consolidated financial statements of Dryships, the twelve (12) month period ending on the last day of the financial year; or

(b)	in relation to the semi-annual unaudited consolidated financial statements of Dryships, the six (6) month period ending on the last day of the first half of the financial year.

Shareholders’ Equity means, at any relevant time, the shareholders’ equity for Dryships as shown in the then most recent Accounting Information for Dryships, adjusted at any relevant time to take account of the difference between the aggregate book values of the Fleet Vessels and the Fleet Market Value

Total Debt means, at any relevant time, the aggregate amount of debt owed by Dryships as stated in the then most recent Accounting Information

5.2.2	Dryships undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing under the Finance Documents and while all or any part of the Total Commitment remains outstanding, it will ensure that:

(a)	the aggregate amount of Cash and Cash Equivalents on a consolidated basis shall be an amount in Dollars equal to at least $40,000,000.

11

(b)	the Market Adjusted Equity Ratio shall not be at any time less than 0.25:1.00.

(c)	the Shareholders’ Equity (market adjusted net worth) shall not be less than $250,000,000.

(d)	the Interest Cover Ratio shall be equal to or greater than 2.5:1.00.

5.3	Negative undertakings

Each Guarantor undertakes with the Security Agent that,

5.3.1	from the date of this Guarantee and so long as any moneys are owing under the Finance Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Security Agent (such consent not to be unreasonably withheld in case of clauses 5.3.1 (a) - (c) below) (acting on the instructions of the Majority Lenders):

(a)	Merger: merge or consolidate with any other person or enter into any demerger, amalgamation or any corporate reconstruction or redomiciliation of any kind except that a Guarantor may enter into a merger or amalgamation with any other person provided that Guarantor is the surviving entity of such merger or amalgamation;

(b)	Change in shareholding: dispose of or otherwise divest itself of or grant any Encumbrance over, shares or other interests held by Dryships in Oceanfreight Inc. or any Shareholder;

(c)	Constitutional documents: change, amend or vary, or agree to or permit any change, amendment or variation of or to, its constitutional documents in any way which would prejudice the interests of the Security Agent under this Guarantee;

(d)	Change of business: undertake any business other than that carried out by it on the date of this Guarantee;

(e)	Financial year: change, permit or agree to any change in, the way of computation of its financial year; or

(f)	Share capital and distribution: purchase or otherwise acquire for value any shares of its capital, or following an Event of Default, declare or pay any dividends or distribute any of its present or future assets, undertaking, rights or revenues to any of its shareholders.

5.3.2	from the date of this Guarantee to and including five (5) years from the Drawdown Date for the first Ship Loan, it will not, without the prior written consent of the Security Agent (acting on the instructions of the Majority Lenders), announce, enter into discussions to raise, raise or attempt to raise any other finance in the international or any relevant domestic syndicated loan, debt, bank, capital or equity market(s) (including, but not limited to, any bilateral or syndicated facility, bond or note issuance or private placement), in substitution for the Loan.

5.4	Valuations and Compliance Certificate

5.4.1	Valuations

(a)

Each Fleet Vessel shall, for the purposes of this Guarantee, be valued in Dollars by two (2) of the Approved Shipbrokers selected by Dryships or, failing such selection by Dryships, selected by the Security Agent in its sole discretion. Each such valuation shall not be dated more than thirty (30) days prior to the relevant Fleet Valuation Date, shall be addressed to the Security Agent and made without, unless required by the Security Agent (acting on the reasonable instructions of the Majority Lenders), physical inspection, without taking into account the benefit of any charterparty or other engagement concerning the relevant Fleet Vessel, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing

12

seller. Each such valuation shall constitute the value of a Fleet Vessel for the purposes of this clause 5.4.1 and the other provisions of this Guarantee and the other Finance Documents.

(b)	The value of a Fleet Vessel determined in accordance with the provisions of this clause 5.4.1 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of that Fleet Vessel.

(c)	Dryships undertakes with the Security Agent to supply to the Security Agent and to any such Approved Shipbroker such information concerning each Fleet Vessel and its condition as such Approved Shipbroker may require for the purpose of making any such valuation.

(d)	All costs in connection with obtaining any valuations of the Fleet Vessels referred to in this clause 5.4.1, shall be borne by Dryships.

5.4.2	Valuations and Compliance Certificate:

Dryships undertakes with the Security Agent that so long as any moneys are owing under the Finance Documents and while all or any part of the Total Commitment remains outstanding, it will:

(a)	deliver or cause to be delivered to the Security Agent valuations (dated as at the end of each Relevant Period) of each Fleet Vessel prepared in accordance with, and in the manner specified in, clause 5.4.1 (Valuations) (at the expense of Dryships) at the time when any unaudited consolidated financial statements of the Group are delivered to the Facility Agent and/or the Security Agent in accordance with clause 13.1.5 (Financial statements) of the Loan Agreement and clause 5.1.5 (Financial Statements) (namely, not later than 30 September and 31 March, respectively, of each calendar year), and prepared as at the date to which the relevant financial statements which they accompany are drawn up and, if a Default has occurred, at any other time as and when the Security Agent in its absolute discretion shall require; and

(b)	deliver to the Security Agent in sufficient copies for all the Lenders, a Compliance Certificate (including any supporting schedules or other information and evidence as the Facility Agent may require) for each Relevant Period executed by the chief financial officer of Dryships and, at the time when any consolidated financial statements of the Group are delivered to the Facility Agent and/or the Security Agent in accordance with clause 13.1.5 (Financial statements) of the Loan Agreement and clause 5.1.5 (Financial Statements) (namely, not later than 30 April of each calendar year) and, if a Default has occurred, at any other time as and when the Security Agent in its absolute discretion shall require.

6	Set-off

Each Guarantor authorises the Security Agent, at any time after the occurrence of an Event of Default, to apply any credit balance to which that Guarantor is then entitled on any account of that Guarantor with the Security Agent at any of its branches in or towards satisfaction of any sum then due and payable from that Guarantor to the Security Agent under this Guarantee. For this purpose the Security Agent is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Security Agent shall not be obliged to exercise any right given to it by this clause 6. The Security Agent shall notify the Guarantors and the Finance Parties forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13

7	Benefit of this Guarantee

7.1	Benefit and burden

This Guarantee shall be binding upon each Guarantor and its successors in title and shall enure for the benefit of the Security Agent and its successors in title and/or replacements. Each Guarantor expressly acknowledges and accepts the provisions of clause 22 (Mandated Lead Arrangers, Facility Agent and Security Agent) of the Loan Agreement and agrees that any person who replaces the Security Agent in accordance with such clause shall be entitled to the benefit of this Guarantee.

7.2	Changes in constitution or reorganisation of Finance Parties

For the avoidance of doubt and without prejudice to the provisions of clause 7.1 (Benefit and Burden), this Guarantee shall remain binding on each Guarantor notwithstanding any change in the constitution of any of the Finance Parties or the Security Agent or its absorption in, or amalgamation with, or the acquisition of ail or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title or replacement of the Security Agent in the same manner as if such successor in title or replacement had been named in this Guarantee as a party instead of, or in addition to, the Security Agent.

7.3	No assignment by Guarantor

No Guarantor may assign or transfer any of its rights or obligations under this Guarantee.

7.4	Disclosure of information

The Security Agent may, without the consent of a Guarantor but with notice of such Guarantor, disclose to a prospective replacement of the Security Agent or a Transferee or to any other person who may propose entering into contractual relations with the Security Agent in relation to the Loan Agreement such information about that Guarantor as the Security Agent shall consider appropriate provided that the Security Agent shall ensure that such information shall be disclosed on a confidential basis to any such person.

8	Notices and other matters

8.1	Notice

Clauses 23.1 (Notices) and 23.2 (Notices through the Facility Agent) of the Loan Agreement shall apply to this Guarantee as if set out herein and every notice, request, demand or other communication under this Guarantee shall be sent:

8.1.1	if to Dryships at:

Dryships Inc, Athens Office, 80 Kifisias Avenue, 151 24 Marousi, Athens, Greece, Fax No: +30 210 80 90 505, Attention Mr. Ziad Nakhleh

8.1.2	if to Cardiff at:

Athens Office

80 Kifisias Avnue

151 25 Marousi, Athens

Greece

Fax No.: 210 8090205

Attention: Mr. H. Alivizatos

14

8.1.3	if to the Security Agent at:

China Development Bank Corporation Ning Xia branch

No.1 Yianjiaqu North Street

Yinchuan City

Ningxia 750004

People’s Republic of China

Fax No:        +86 951 56 95 821

Attention:     Mr. Zhang Jia

or to such other address or facsimile number as is notified by a Guarantor or the Security Agent to the other party to this Guarantee.

8.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Agent to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

8.3	English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the Security Agent shall be entitled to rely.

8.4	Other guarantors

Each Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Loan Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Security Agent or any of the Finance Parties.

8.5	Expenses

Each Guarantor agrees to reimburse the Security Agent on demand for all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Security Agent in relation to the enforcement of this Guarantee against any Guarantor.

8.6	Partial invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law or jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

8.7	Miscellaneous

8.7.1	This Guarantee contains the entire agreement of the parties and its provisions supersede any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by the Guarantee.

8.7.2	This Guarantee shall not be amended or varied in its terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto.

15

9	Law and jurisdiction

9.1	Law

This Guarantee and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each Guarantor agrees for the benefit of the Security Agent that any legal action or proceedings arising out of or in connection with this Guarantee (including any non-contractual obligations connected with it) against a Guarantor or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd. At present of International House 1st Katharine Way, London E1W 1AY to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Agent to take proceedings against any Guarantor in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each Guarantor further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which that Guarantor may have against the Security Agent arising out of or in connection with this Guarantee (including any non-contractual obligations connected with it).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Guarantee is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

16

Schedule 1

Form of Compliance Certificate

To:	China Development Bank Corporation

From:	Dryships Inc.

Dated:

Dear Sirs,

Re: a Guarantee dated [— ] 2012 (the Guarantee) and made between (1) Dryships Inc. and Cardiff Marine Inc. as joint and several guarantors (therein and herein referred to as the Guarantors), (2) China Development Bank Corporation as Security Agent

1	We refer to the Guarantee. This is a Compliance Certificate. Terms defined in the Guarantee have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that as at [insert date of accounts] and on the date hereof:

(a)	Financial covenants

(i)	the aggregate amount of Cash and Cash Equivalents on a consolidated basis is $ [—], calculated as shown in [Appendix A] versus the required amount of $40,000,000;

(ii)	the Market Adjusted Equity Ratio is [—], calculated as shown in [Appendix B] versus the required ratio of 0.25:1.00;

(iii)	the Shareholders’ Equity (market adjusted net worth) is $[—], calculated as shown in [Appendix C] versus the required amount of $250,000,000; and

(iv)	the Interest Cover Ratio is [—] calculated as shown in [Appendix D] versus the required ratio of 2.5:1.00 [.][,],

[and we hereby confirm that the above comply with the provisions of clause 5.2 (Financial Covenants) of the Corporate Guarantee.]

(b)	Share capital and distribution

We further refer to clause 5.3.1(f) (Share capital and distribution) of the Guarantee and hereby certify that, as at [insert date of each dividend payment declaration] and on the date hereof the Guarantor [has or has not] [declared or paid dividends] to its shareholders [in the amount of $[—]] [insert dividend details per relevant period covered by relevant financial statements] [and no Event of Default had occurred and was continuing at the time of declaration or payment of such dividends nor will result or has resulted from the declaration or payment of such dividends].

(c)	Security Requirement

We further refer to clause 13.2.1 (Security shortfall) of the Loan Agreement and hereby certify that, as at [insert date of valuation] and on the date hereof:

(i)	the Security Value is in the amount of $[—], calculated as [shown in Appendix E]; and

17

(ii)	the Loan is in the amount of $[—], calculated as [shown in Appendix F]; and

(iii)	the Security Requirement ratio is [—]% versus the required ratio of 125%.

3	[We confirm that no Default is continuing.]

Signed:
Chief Financial Officer Of
[Guarantor]

for and on behalf of Dryships Inc.

18

EXECUTED as a DEED	)
by	)
for and on behalf of	)
CARDIFF MARINE INC.	)
	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
DRYSHIPS INC.	)
	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
CHINA DEVELOPMENT BANK CORPORATION	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

19

Schedule 9

Form of Mortgage

MALTESE STATUTORY

FIRST PRIORITY MORTGAGE

HULL [H1227] [H1228] [H1229]

WHEREAS there is an account current between (i) CHINA DEVELOPMENT BANK CORPORATION, a corporation registered and existing under the laws of the People’s Republic of China acting through its Ningxia Branch situated at No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China (hereinafter called the “Mortgagee” which expression shall include its successors and assigns) and (ii) [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a corporation organised and existing under the laws of Liberia with registered address situated at 80, Broad Street, Monrovia, Liberia (hereinafter sometimes called the “Mortgagor”) regulated by (1) a buyer credit agreement                      dated 2012 entered into by (a) the Mortgagor, [Oceansurf Owners Limited] and [Oceancentury Owners Limited], both being- corporations organised and existing under the laws of Liberia, as joint and several borrowers (together, the “Borrowers”), (b) the financial institutions listed in Part 2 Schedule 1 of the buyer credit agreement as lenders (the “Original Lenders”) (c) the Mortgagee as mandated lead arranger and the Bank of China Limited as coordinating mandated lead arranger (the “Arrangers”), (d) the Mortgagee as facility agent (the “Agent”) and (e) the Mortgagee as security agent and trustee (the “Security Trustee”) pursuant to which the Original Lenders made available to the Mortgagor a senior secured term credit facility in the amount of up to US$122,580,000 (United States Dollars one hundred and twenty two million and five hundred and eighty thousand) under the terms and conditions and for the purposes set forth therein (hereinafter as the same may from time to time be amended, supplemented and/or varied called the “Loan Agreement”) and (2) a deed of covenants bearing even date herewith and collateral hereto (hereinafter as the same may from time to time be amended, supplemented and/or varied called the “Deed of Covenants”) made between (i) the Mortgagor and (ii) the Security Trustee.

AND WHEREAS pursuant to the said Loan Agreement and Deed of Covenants, the Mortgagor has agreed to and does hereby execute this Mortgage in favour of the Security Trustee for the purposes of securing (aa) payment by the Mortgagor to the Security Trustee of all sums for the time being and from time to time owing to the Security Trustee on the said Account Current whether by way of principal, interest or otherwise, including all sums due or to become due to the Security Trustee (whether actually, contingently, presently and/or in the future) under the Loan Agreement and/or the Deed of Covenants and all the costs, charges, expenses or other moneys, and where applicable interest thereon, connected with or for the purpose of creating, preserving, maintaining, administering, protecting, enforcing or attempting to enforce this security, under and by virtue of and in the manner and at the times set forth in the Loan Agreement and the Deed of Covenants and (bb) the due and punctual performance and fulfilment of all the terms, covenants, conditions and obligations of the Mortgagor under the Loan Agreement and/or the Deed of Covenants.

AND WHEREAS the amount of principal, interest and other moneys due to the Security Trustee at any given time can be ascertained by reference to the Loan Agreement and/or the Deed of Covenants and/or to the books of account (or other accounting records) of the Security Trustee and/or to a certificate issued by the Security Trustee which amount the Mortgagor accepts as conclusive and binding and shall (saving manifest error) be the certain and liquidated amount due by the Mortgagor to the Security Trustee as aforesaid.

AND WHEREAS the Mortgagor is prohibited from creating any further mortgages over and/or from transferring the Ship above particularly described or any share or shares therein without the prior written consent of the Security Trustee.

Schedule 10

Form of Deed of Covenant

Private & Confidential

Dated — 20—

[OCEANVIEW OWNERS LIMITED]

[OCEANSURF OWNERS LIMITED]

[OCEANCENTURY OWNERS LIMITED]

and

CHINA DEVELOPMENT BANK CORPORATION

DEED OF COVENANTS

relating to m.v. “[insert name of Ship]”

Contents

Clause		Page

1	Definitions	1

2	Mortgage and assignment	5

3	Covenant to pay	5

4	Continuing security and other matters	5

5	Covenants	6

6	Powers of Mortgagee to protect security and remedy defaults	14

7	Powers of Mortgagee on Event of Default	14

8	Application of moneys	16

9	Remedies cumulative and other provisions	17

10	Costs and indemnity	17

11	Attorney	18

12	Further assurance	18

13	Notice	19

14	Counterparts	19

15	Severability of provisions	19

16	Law, and jurisdiction	20

Schedule 1 Power of Attorney		21

Schedule 2 Form of Charter Assignment		22

THIS DEED OF COVENANTS is dated — 20— and made BETWEEN:

(1)	[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Republic of Liberia with registered number [C-113416] [C-113418] [C-113417] (the Owner); and

(2)	CHINA DEVELOPMENT BANK CORPORATION, acting for the purposes of this Deed through its branch at Ningxia, People’s Republic of China, as security agent and trustee for and on behalf of the Finance Parties (as defined below) (the Mortgagee).

WHEREAS:

(A)	the Owner is the sole, absolute and unencumbered, legal and beneficial owner of all shares in the Ship described in clause 1.2;

(B)	by a loan agreement dated [—] 201 [—] and made between (1) the Owner, [Oceansurf Owners Limited] and [Oceancentury Owners Limited] as joint and several borrowers (therein and herein referred to as the Borrowers), (2) Bank of China Limited as coordinating mandated lead arranger, China Development Bank Corporation as mandated lead arranger, facility agent (in such capacity the Facility Agent) and Security Agent and (3) the financial institutions referred to in part 2 of schedule 1 thereto as original lenders (the Lenders), the lenders agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a buyer credit facility of up to a maximum of one hundred and twenty two million and five hundred and eighty thousand Dollars ($122,580,000);

(C)	the Owner has executed in favour of the Mortgagee a statutory Maltese mortgage of even date herewith in Account Current form constituting a first priority mortgage of all shares in the said Ship; and

(D)	this Deed is supplemental to the Loan Agreement and the Mortgage and to the security thereby created and is the Deed of Covenants referred to in the Loan Agreement but shall nonetheless continue in full force and effect notwithstanding any discharge of the Mortgage.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Deed.

1.2	Definitions

In this Deed, unless the context otherwise requires:

Approved Brokers means such firm of insurance brokers appointed by the Owner, as may from time to time be approved in writing by the Mortgagee for the purposes of this Deed

Casualty Amount means one million and three hundred thousand Dollars ($$1,300,000) (or the equivalent in any other currency) in connection with the Ship

Collateral Instruments means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Owner or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind

1

Default means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default

Earnings means all moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship

Encumbrance means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect)

Expenses means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee or any Receiver) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee or any Receiver in connection with the exercise of the powers referred to in or granted by this Deed or otherwise payable by the Owner in accordance with clause 10 (Costs and indemnity); and

(b)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee or any Receiver until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with clause 8.4 (Default interest) of the Loan Agreement (as conclusively certified by the Mortgagee or such Receiver, as the case may be)

Facility Agent includes its successors in title and its replacements

Loan means the aggregate principal amount advanced and/or to be advanced from time to time by the Lenders to the Borrowers pursuant to the Loan Agreement or, as the context may require, the amount thereof at any time outstanding

Loan Agreement means the agreement dated [—] 2012 mentioned in recital (B) hereto as it may from time to time be amended, restated, novated or replaced (however fundamentally including by an increase of any size in any facility made available under it, the alteration of the nature, purpose or period of any such facility or the change of its parties)

Insurances means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Mortgagee or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums)

Loss Payable Clauses means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such provisions to be in the forms set out in the General Assignment or in such other forms as may from time to time be agreed in writing by the Mortgagee;

Mortgage means the first priority statutory mortgage mentioned in recital (C)

2

Mortgaged Property means the Ship

Mortgagee includes the successors in title and replacements of the Mortgagee;

Outstanding Indebtedness means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Mortgagee, the Finance Parties or any of them, whether actually or contingently, under the Loan Agreement and the Finance Documents or any of them

Owner includes the successors in title of the Owner

Port of Registry means the Port of Valletta or such other port of registry approved in writing by the Mortgagee which the Ship is, or is to be registered on, or at any relevant time hereafter

Receiver means any receiver and/or manager appointed pursuant to clause 7.2 (Receiver)

Security Period means the period commencing on the date hereof and terminating upon discharge of the security created by the Finance Documents by payment of all moneys payable thereunder

Ship means the vessel — registered at the Port of Valletta under official number — and includes any share or interest therein and her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and also any and all additions, improvements and replacements hereafter made in or to such vessel or any part thereof or in or to her equipment and appurtenances aforesaid

Taxes includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and Taxation shall be construed accordingly; and

Total Loss means:

(a)	the actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Ship be released and restored to the Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof.

1.3	Insurance terms

in clause 5.1.1:

1.3.1	excess risks means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding her insured value;

1.3.2	protection and indemnity risks means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a United Kingdom protection and indemnity association or a protection and indemnity association which is managed in London (including, without limitation, the-proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 8 of the institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision); and

3

1.3.3	war risks includes those risks covered by the standard form of English marine policy with Institute War and Strikes Clauses Hulls-Time (1/11/95) attached or similar cover.

1.4	Construction of Mortgage terms

In the Mortgage:

1.4.1	references to interest shall be construed as references to interest covenanted to be paid in accordance with clause 3.1.2 and any interest specified in paragraph (b) of the definition of Expenses in clause 1.2;

1.4.2	references to principal shall be construed as references to all moneys (other than interest) for the time being comprised in the Outstanding Indebtedness; and

1.4.3	the term Account Current means an account or accounts maintained by the Mortgagee, in accordance with its usual practice, evidencing the amounts from time to time lent by, owing to and paid to it under the Finance Documents. Such account or accounts shall, in the absence of manifest error, be conclusive as to the amount from time to time owing under the Finance Documents and any certificate from the Mortgagee as to the amount owing under the Finance Documents shall be conclusive in the absence of manifest error, and the sum specified in any such certificate shall be the certain and liquidated sum owing to the Mortgagee.

1.5	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.6	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.6.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Deed and references to this Deed include its schedules;

1.6.2	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.6.3	words importing the plural shall include the singular and vice versa;

1.6.4	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.6.5	references to a guarantee shall include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and guaranteed shall be construed accordingly; and

1.6.6	references to statutory provisions shall be construed as references to those provisions as replaced or amended or re-enacted from time to time.

1.7	Conflict with the Loan Agreement

This Deed shall be read together with the Loan Agreement but in case of any conflict between (a) the Loan Agreement and (b) this Deed, the provisions of the Loan Agreement shall prevail over those of this Deed.

4

2	Mortgage and assignment

2.1	Mortgage and assignment

By way of security for payment of the Outstanding Indebtedness, the Owner with full title guarantee hereby mortgages and charges to and in favour of the Mortgagee all its rights, title and interest present and future in and to the Mortgaged Property.

2.2	Use of Owner’s name

The Owner covenants and undertakes with the Mortgagee to do or permit to be done each and every act or thing which the Mortgagee may from time to time require to be done for the purpose of enforcing the Mortgagee’s rights under this Deed and to allow its name to be used as and when required by the Mortgagee for that purpose.

3	Covenant to pay

3.1	In consideration of the agreement of the Lenders to advance to the Borrowers, subject to the terms of the Loan Agreement, the total principal sum of up to $122,580,000 (receipt of which sum the Owner (as one of the joint and several Borrowers, hereby acknowledges) the Owner hereby covenants with the Mortgagee:

3.1.1	to repay the Loan by the instalments and on the dates referred to and otherwise in the manner and upon the terms set out in the Loan Agreement;

3.1.2	to pay interest on the Loan, and on any overdue interest or other moneys payable under the Loan Agreement, at the rate or rates from time to time applicable thereto in the manner and upon the terms set out in the Loan Agreement; and

3.1.3	to pay all other moneys payable by the Owner or any other Security Party under the Finance Documents or any of them at the times and in the manner therein specified.

4	Continuing security and other matters

4.1	Continuing security

The security created by the Mortgage and this Deed shall:

4.1.1	be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Finance Documents, express or implied and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee or the Finance Parties or any of them in respect of the Outstanding Indebtedness or any part thereof and the Mortgagee) but in any case, subject to clause 4.5 below, the amounts already paid to the Lenders shall reduce accordingly the then Outstanding Indebtedness;

4.1.2	be in addition to, and shall not in any way prejudice or affect, and may be enforced by the Mortgagee without prior recourse to, the security created by any of the other Finance Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee or the Finance Parties or any right or remedy of the Mortgagee or the Finance Parties thereunder; and

4.1.3	not be in any way prejudiced or affected by the existence of any of the other Finance Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Mortgagee dealing with, exchanging, varying or failing to perfect or enforce any of the same, or giving time for payment or performance or indulgence or compounding with any other person liable.

5

4.2	Rights additional

All the rights, remedies and powers vested in the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee or the Finance Parties or any of them under the Loan Agreement, the other Finance Documents or any such Collateral Instrument or at law and that all the powers so vested in the Mortgagee or the Finance Parties may be exercised from time to time and as often as the Mortgagee or the Finance Parties or any of them may deem expedient.

4.3	No enquiry

Neither the Mortgagee nor any Receiver shall be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under the Mortgage and/or this Deed or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under the Mortgage and/or this Deed.

4.4	Obligations of Owner and Mortgagee

The Owner shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Owner to perform its obligations in respect thereof.

4.5	Suspense account

Any money received by virtue of or in connection with the security created by this Deed may be placed to the credit of a suspense account with a view to preserving the rights of the Mortgagee to prove for the whole of the Outstanding Indebtedness against the Owner in the event of any proceedings in, or analogous to, liquidation, composition or arrangement.

4.6	Settlements conditional

Any release, discharge or settlement between the Owner and the Mortgagee or the Finance Parties or any of them shall be conditional upon no security disposition or payment by the Owner or any other person to the Mortgagee or the Finance Parties or any of them being void or set aside or ordered to be refunded pursuant to any provisions or enactments relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Mortgagee shall be entitled to enforce the security created by this Deed and the other Finance Documents as if such release, settlement or discharge had not occurred and any such payment had not been made.

4.7	Discharge of Mortgage

Notwithstanding that this Deed is expressed to be supplemental to the Mortgage it shall continue in full force and effect after any discharge of the Mortgage.

5	Covenants

5.1	The Owner hereby covenants with the Mortgagee and undertakes throughout the Security Period:

5.1.1	Insurance:

(a)	Insured risks, amounts and terms

to insure and keep the Ship insured free of cost and expense to the Mortgagee and in the sole name of the Owner or, if so required by the Mortgagee, in the joint names of the Owner and the Mortgagee (but without liability on the part of the Mortgagee for premiums or calls):

(i)	against fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of the market value of the Ship for the time being and of an amount which shall be equal to at least one hundred and twenty five per cent (125%) of the Loan and upon such terms as shall from time to time be approved in writing by the Mortgagee (acting on the instructions of the Lenders);

6

(ii)	against protection and indemnity risks (including pollution risks for the highest amount in respect of which cover is or may become available for ships of the same type, size, age and flag as the Ship and a freight, demurrage and defence cover) for the full value and tonnage of the Ship (as approved in writing by the Mortgagee acting on the instructions of the Lenders) and upon such terms as shall from time to time be approved in writing by the Mortgagee (acting on the instructions of the Lenders); and

(iii)	in respect of such other matters of whatsoever nature and howsoever arising as may from time to time be requested by the Mortgagee,

and to pay to the Mortgagee the cost (as conclusively certified by the Mortgagee) of (aa) any mortgagee’s interest insurance (including, if the Mortgagee shall so require, mortgagee’s additional perils (including all P&l risks) coverage) which the Mortgagee (acting on the instructions of the Lenders) may from time to time effect in respect of the Ship upon such terms and in such amounts (not exceeding one hundred and ten per cent (110%) of the Loan) as it shall deem desirable; and (bb) any other insurance cover which the Mortgagee (acting on the instructions of the Lenders) may from time to time effect in respect of the Ship and/or in respect of its interest or potential third party liability as mortgagee of the Ship as the Mortgagee shall deem desirable having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the other insurances referred to in this clause 5.1.1(a);

(b)	Approved brokers, insurers and associations

to effect the insurances aforesaid in such currency as the Mortgagee (acting on the instructions of the Lenders) may approve and through the Approved Brokers and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Mortgagee (acting on the instructions of the Lenders); provided however that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Ship with such war risks and protection and indemnity associations as shall from time to time be approved in writing by the Mortgagee (acting on the instructions of the Lenders);

(c)	Fleet liens, set-off and cancellation

if any of the insurances referred to in clause 5.1.1(a) form part of a fleet cover, to procure that the Approved Brokers shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship if and when so requested by the Mortgagee;

(d)	Payment of premiums and calls

punctually to pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by the Mortgagee;

7

(e)	Renewal

at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Mortgagee of the names of the brokers and/or the war risks and protection and indemnity associations proposed to be employed by the Owner or any other party for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Mortgagee pursuant to this clause 5.1.1, to procure that appropriate instructions for the renewal of such insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity associations at least ten (10) days before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity associations will at least seven (7) days before such expiry (or within such shorter period as the Mortgagee may from time to time agree) confirm in writing to the Mortgagee as and when such renewals have been effected in accordance with the instructions so given;

(f)	Guarantees

to arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(g)	Hull policy documents, notices, loss payable clauses and brokers’ undertakings to deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in clause 5.1.1(a) as are effected through the Approved Brokers and that the Mortgagee shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Mortgagee;

(h)	Associations’ loss payable clauses, undertakings and certificates to procure that any protection and indemnity and/or war risks associations in which the Ship is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Mortgagee with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Mortgagee;

(i)	Extent of cover and exclusions

to take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Mortgagee has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Mortgagee (acting on the instructions of the Lenders);

(j)	Correspondence with brokers and associations

to provide to the Mortgagee, at the time of each such communication, copies of all written communications between the Owner and the Approved Brokers and approved war risks and protection and indemnity associations which relate to compliance with requirements from time to time applicable to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls referred to in clause 5.1.1 (i);

8

(k)	Independent report

if so requested by the Mortgagee, but at the cost of the Owner, to furnish the Mortgagee from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Mortgagee dealing with the insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof;

(l)	Collection of claims

to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(m)	Employment of Ship

not to employ the Ship or suffer the Ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; and

(n)	Application of recoveries

to apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

5.1.2	Ship’s name and registration: not to change the name of the Ship or the IMO number of the Ship, and to keep the Ship registered as a Maltese ship at the Port of Registry and not to do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled or closed or which could or might result in the Ship being required to be registered otherwise than as a Maltese ship at the Port of Registry and not to register the Ship or permit its registration under any other flag or at any other port without the prior written consent of the Mortgagee not to be unreasonably withheld and if the said registration of the Ship is for a limited period, to renew the registration of the Ship at least forty-five (45) days prior to the expiry of such registration and to provide evidence of such renewal to the Mortgagee at least thirty (30) days prior to such expiry;

5.1.3	Repair: to keep the Ship in a good and efficient state of repair and procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

5.1.4	Modification; removal of parts; equipment owned by third parties: not without the prior written consent of the Mortgagee not to be unreasonably withheld to, or suffer any other person to:

(a)	make any modification to the Ship in consequence of which her structure, type or performance characteristics could or might be materially altered or her value materially reduced; or

(b)	remove any material part of the Ship or any equipment the value of which is such that its removal from the Ship would materially reduce the value of the Ship without replacing the same with equivalent parts or equipment which are owned by the Owner free from Encumbrances; or

(c)	install on the Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Ship;

5.1.5	Maintenance of class; compliance with regulations: to maintain the relevant Classification as the class of the Ship and to comply with and ensure that the Ship at all times complies with the provisions of the Maltese Merchant Shipping Act, Cap. 234 and all regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at the Port of Registry or otherwise applicable to the Ship;

9

5.1.6	Survey reports: to deliver if so requested by the Mortgagee to the Mortgagee on each of the dates falling at twelve (12) monthly intervals after the date of this Deed, a report prepared by surveyors or inspectors appointed by the Mortgagee in relation to the seaworthiness and safe operation of the Ship, to produce evidence to the Mortgagee that any recommendations made in such reports have been complied with or will be complied with in accordance with their terms, in full and thereafter to procure that such recommendations are so complied with;

5.1.7	Inspection: to ensure that the Mortgagee, by surveyors or other persons appointed by it for such purpose (but at the expense of the Owner), may board the Ship at all reasonable times for the purpose of inspecting the Ship and to afford all proper facilities for such inspections and for this purpose to give the Mortgagee reasonable advance notice of any intended drydocking of the Ship (whether for the purpose of classification, survey or otherwise);

5.1.8	Prevention of and release from arrest: promptly to pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances or any part thereof and, in the event of a writ or libel being filed against the Ship, its Earnings or Insurances or any part thereof, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of the Ship in exercise or purported exercise of any such lien or claim as aforesaid, to procure the release of the Ship, its Earnings and Insurances from such arrest, detention attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

5.1.9	Employment: not to employ the Ship or permit its employment in any manner, trade or business which is forbidden by international law, or which is unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render the Ship liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not to employ the Ship or permit its employment in carrying any contraband goods, or enter or trade to or to continue to trade in any zone which has been declared a war zone by any Government Entity or by the Ship’s war risks insurers unless the prior written consent of the Mortgagee is obtained and such special insurance cover as the Mortgagee may require shall have been effected by the Owner and at its expense;

5.1.10	Information: promptly to furnish the Mortgagee with all such information as it may from time to time reasonably require regarding the Ship, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for its employment, or otherwise howsoever concerning her;

5.1.11	Notification of certain events: to notify the Mortgagee forthwith by facsimile thereafter confirmed by letter of:

(a)	any damage to the Ship requiring repairs the cost of which will or might exceed the Casualty Amount;

(b)	any occurrence in consequence of which the Ship has or may become a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in accordance with its terms;

(e)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or the Earnings or Insurances or any part thereof;

10

(f)	any petition or notice of meeting to consider any resolution to wind up the Owner (or any event analogous thereto under the laws of the place of its incorporation);

(g)	the occurrence of any Default; and

(h)	the occurrence of any Environmental Claim against the Owner, the Ship, any other Relevant Party or any other Relevant Ship or any incident, event or circumstances which may give rise to any such Environmental Claim;

5.1.12	Payment of outgoings and evidence of payments: promptly to pay all tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances and to keep proper books of account in respect of the Ship and its Earnings and, as and when the Mortgagee may so require, to make such books available for inspection on behalf of the Mortgagee, and to furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew’s wages in respect of any applicable tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

5.1.13	Encumbrances: not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to create or purport or agree to create or permit to arise or subsist any Encumbrance (other than Permitted Liens) over or in respect of the Ship, any share or interest therein or in any other part of the Mortgaged Property otherwise than to or in favour of the Mortgagee;

5.1.14	Sale or other disposal: not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to sell, agree to sell, transfer, abandon or otherwise dispose of the Ship or any share or interest therein;

5.1.15	Chartering:

(a)	advise the Facility Agent promptly of any proposed charter or other contract of employment in respect of the Ship having a duration of over [twelve (12)] months (taking into account any optional extensions thereof) and obtain the written approval of the Facility Agent acting on the instructions of the Majority Lenders in respect of (i) the terms and conditions of any such charterparty or other contract and (ii) the relevant charterer or other counterparty to any such contract prior to entering into any such proposed charterparty or other contract;

(b)	not without the prior written consent of the Mortgagee not to be unreasonably withheld and, if such consent is given, only subject to such conditions as the Mortgagee may reasonably impose, to let the Ship

(i)	on demise charter for any period;

(ii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iii)	below the market rate prevailing at the time when the Ship is fixed or other than on arm’s length terms;

5.1.16	Charter Assignment:

(a)	execute and deliver to the Mortgagee, if the Mortgagee so requires as a condition of its consent to the letting of the Ship in the circumstances described in clause 5.1.15(a), an assignment of its rights and interests in such charter (and any supporting charter documents) substantially in the form set out in Schedule 2 (Form of Charter Assignment) provided that such an assignment shall not be required if the Earnings from the relevant charter are payable to a pool manager as part of a pooling arrangement and the Owner has assigned the benefit of the pool arrangements to the Mortgagee; and

11

(b)	serve notice of such assignment on the relevant charterer or other counterparty (with a copy to the Mortgagee) and (if so requested by the Mortgagee at any time after an Event of Default) procure the acknowledgement of such notice addressed to the Mortgagee and Owner by the relevant charterer or other counterparty and pay on the Mortgagee’s demand all legal and other costs incurred by the Mortgagee or other Finance Parties in connection with or in relation to any such assignment;

5.1.17	Sharing of Earnings:

(a)	not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose including but not limited to as to the terms and conditions of any pool agreement and the identity of any proposed pool manager) to enter into any agreement or arrangement whereby the Earnings may be shared with any other person other than through any previously approved pooling arrangements and (if required by the Mortgagee); and

(b)	serve notice on the relevant pool manager (with a copy to the Mortgagee) of the assignment of Earnings contained in the General Assignment and (if so requested by the Mortgagee at any time after an Event of Default) procure the acknowledgement of such notice addressed to the Mortgagee and Owner by the relevant pool manager;

5.1.18	Payment of Earnings: to procure that the Earnings are paid to the Operating Account pursuant to clause 19.2 (Operating Account: credits and withdrawals ) of the Loan Agreement (or to such other account as the Mortgagee may from time to time agree) and to procure that the same are paid to the Mortgagee at all times if and when the same shall be or shall have become so payable in accordance with the Finance Documents after the Mortgagee shall have directed pursuant to the terms of the General Assignment and Loan Agreement that the same shall be no longer receivable by the Owner and that any Earnings which are so payable and which are in the hands of the Owner’s brokers or agents are duly accounted for and paid over to the Mortgagee forthwith on demand;

5.1.19	Repairers’ liens: not without the prior written consent of the Mortgagee not to be unreasonably withheld to put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Casualty Amount unless such person shall first have given to the Mortgagee in terms satisfactory to it, a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or otherwise;

5.1.20	Manager: not without the prior written consent of the Mortgagee not to be unreasonably withheld to appoint any manager of the Ship other than the Manager (unless such manager is a person with the same shareholder ownership as the Manager, in which case prior written notice of the appointment to the Mortgagee, not consent, is required) provided that in any case such new manager is required to enter into a Manager’s Undertaking immediately upon its appointment as manager pursuant to which the new manager shall undertake not to terminate, or materially amend the terms of, the Management Agreement;

5.1.21	Notice of Mortgage: to place and at all times and places to retain a properly certified copy of the Mortgage and this Deed (which shall form part of the Ship’s documents) on board the Ship with the Ship’s papers and cause such certified copy of the Mortgage and this Deed to be exhibited to any and all persons having business with the Ship which might create or imply any commitment or encumbrance whatsoever on or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Mortgagee and to place and keep prominently displayed in the navigation room and in the Master’s cabin of the Ship a framed printed notice in plain type reading as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first priority mortgage and Deed of Covenants in favour of [here insert name of Mortgagee] of [here insert address of Mortgagee]. Under the said mortgage and Deed of Covenants, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”

12

and in terms of the said notice it is hereby agreed that save and subject as otherwise herein provided, neither the Owner nor any charterer nor the Master of the Ship nor any other person has any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage;

5.1.22	Conveyance on default: where the Ship is (or is to be) sold in exercise of any power contained in this Deed or otherwise conferred on the Mortgagee, to execute, forthwith upon request by the Mortgagee, such form of conveyance of the Ship as the Mortgagee may require;

5.1.23	Anti-drug abuse: without prejudice to clause 5.1.9 (Employment), to take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or located or trade or which may otherwise be applicable to the Ship and/or the Owner and, if the Mortgagee shall so require, to enter into a “Carrier Initiative Agreement” with the United States Customs and Border Protection and to procure that the same agreement (or any similar agreement hereafter introduced by any Government Entity of the United States of America) is maintained in full force and effect and performed by the Owner;

5.1.24	Compliance with Environmental Laws: to comply with, and procure that all Environmental Affiliates of the Owner comply with, all Environmental Laws including, without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Owner obtain and comply with, all Environmental Approvals;

5.1.25	Injunction order: to appear, if and when requested by the Mortgagee, before the relevant courts of the Republic of Malta and consent to an injunction order restraining the owner from selling, transferring, mortgaging or in any other way charging or dealing in the Ship pursuant to Section 37 of the Maltese Merchant Shipping Act, Cap. 234;

5.1.26	Section 45A of the Maltese Shipping Act, Cap. 234: to execute, whenever required by the Mortgagee, an instrument of mortgage amending the Mortgage in terms of Section 45A of the Maltese Merchant Shipping Act, Cap. 234;

5.1.27	Resident Agent: to appoint a resident agent in terms of the Merchant Shipping (Ships Eligible for Registration) Regulations 2003, of Malta and ensure that the resident agent is validly appointed throughout the Security Period;

5.1.28	Indebtedness due from the Security Parties: not to demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Owner from the any Security Party or from any other person liable or demand or accept any security in respect of the same or assign or charge the same as security;

5.1.29	No set-off or counterclaim: not to claim any set-off or counterclaim against any Security Party or any other person liable or claim or prove in competition with the Mortgagee in the bankruptcy or liquidation (or equivalent) of any Security Party or any other person liable or have the benefit of, or share in, any payment from or composition with, any Security Party or any other person liable for any Indebtedness of any Security Party or other any person liable but so that, if so directed by the Mortgagee, it will prove for the whole or any part of its claim in the liquidation or bankruptcy (or equivalent) of any Security Party on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Mortgagee and applied in or towards discharge of the liabilities and obligations of the Owner to the Mortgagee under this Deed in such manner as the Mortgagee shall deem appropriate;

5.1.30	No subrogation: not to exercise its rights of subrogation, reimbursement and indemnity against any Security Party;

13

5.1.31	Payments and compositions: not to have the benefit of any share in any payment or composition from any Security Party or any other person or in any other guarantee or security now or hereafter held by the Mortgagee; and

5.1.32	No Encumbrance: not to take or receive any Encumbrance from any Security Party in respect of the liability of the Owner under this Deed.

6	Powers of Mortgagee to protect security and remedy defaults

6.1	Protective action

The Mortgagee shall, without prejudice to its other rights, powers and remedies under any of the Finance Documents, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Deed and the other Finance Documents, and all Expenses attributable thereto shall be payable by the Owner on demand.

6.2	Remedy of defaults

Without prejudice to the generality of the provisions of clause 6.1 (Protective action):

6.2.1	if the Owner fails to comply with any of the provisions of clause 5.1.1 (Insurance), the Mortgagee shall be entitled (but not bound) to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit in order to procure the compliance with such provisions or alternatively, to require the Ship (at the Owner’s risk) to remain in, or to proceed to and remain in a port designated by the Mortgagee until such provisions are fully complied with;

6.2.2	if the Owner fails to comply with any of the provisions of clauses 5.1.3 (Repair), 5.1.5 (Maintenance of class; compliance with regulations) or 5.1.6 (Survey reports), the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs, changes or surveys as it may deem expedient or necessary in order to procure the compliance with such provisions; and

6.2.3	if the Owner fails to comply with any of the provisions of clause 5.1.8 (Prevention of and release from arrest), the Mortgagee shall be entitled (but not bound) to pay and discharge all such debts, damages, liabilities and outgoings as are therein mentioned and/or to take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship in order to procure the compliance with such provisions, and the Expenses attributable to the exercise by the Mortgagee of any such powers shall be payable by the Owner to the Mortgagee on demand.

7	Powers of Mortgagee on Event of Default

7.1	Powers

Upon the happening of any Event of Default, the Mortgagee shall become forthwith entitled following notice given to the Owner in accordance with the provisions of clause 15.2 (Acceleration) of the Loan Agreement to declare the Outstanding Indebtedness or any relevant part thereof to be due and payable immediately or in accordance with such notice, whereupon the Outstanding Indebtedness or the relevant part thereof shall become so due and payable and (whether or not the Agent shall have given any such notice) the Mortgagee shall become forthwith entitled, as and when it may see fit, to put into force and exercise in relation to the Mortgaged Property or any part thereof all or any of the rights, powers and remedies possessed by it as mortgagee of the Mortgaged Property (whether at law, by virtue of the Mortgage and this Deed or otherwise) and in particular (without limiting the generality of the foregoing):

7.1.1	to take possession of the Ship;

14

7.1.2	to withdraw the Ship from any Pool Agreement and/or to direct that the Ship’s pool earnings shall be paid to the Mortgagee;

7.1.3	to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising in respect of the Mortgaged Property, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit;

7.1.4	to discharge, compound, release or compromise claims in respect of the Mortgaged Property which have given or may give rise to any charge or lien or other claim on the Ship or which are or may be enforceable by proceedings against the Ship;

7.1.5	to sell the Ship or any share or interest therein with or without prior notice to the Owner, and with or without the benefit of any charterparty, and free from any claim by the Owner (whether in admiralty, in equity, at law or by statute) by public auction or private contract, at such place and upon such terms as the Mortgagee in its discretion may determine, with power to postpone any such sale, and with power, where the Mortgagee purchases the Ship, to make payment of the sale price by making an equivalent reduction in the amount of the Outstanding Indebtedness in the manner referred to in clause 8.1 (Application);

7.1.6	to manage, insure, maintain and repair the Ship, and to employ, sail or lay up the Ship in such manner and for such period as the Mortgagee, in its discretion, deems expedient accounting only for net profits arising from any such employment; and

7.1.7	to recover from the Owner on demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 7.1.

7.2	Receiver

7.2.1	Appointment

At any time after the Outstanding Indebtedness or any relevant part thereof shall have become due and payable in accordance with a notice given to the Owner pursuant to clause [15.2 (Acceleration) ]of the Loan Agreement, the Mortgagee shall be entitled (but not bound) by writing under its Common Seal or under the hand of any Director or officer of the Mortgagee to appoint any person or persons to be a receiver and/or manager of the Mortgaged Property or any part thereof (with power to authorise any joint receiver and/or manager to exercise any power independently of any other joint receiver and/or manager) and may from time to time fix his remuneration, and may remove any receiver and/or manager so appointed and appoint another in his place. Any receiver and/or manager so appointed shall be the agent of the Owner and the Owner shall be solely responsible for his acts or defaults and for his remuneration, and such receiver and/or manager so appointed shall have all powers conferred by the Law of Property Act 1925 without the restrictions contained in sections 93 and 103 of that Act and, in addition, power on behalf of and at the cost of the Owner (notwithstanding any liquidation of the Owner) to do or omit to do anything which the Owner could do or omit to do in relation to the Mortgaged Property or any part thereof and in particular (but without prejudice to the generality of the foregoing) any such receiver and/or manager may exercise all the powers and discretions conferred on the Mortgagee by the Mortgage and this Deed.

7.2.2	Remuneration

Any Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved, upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm, without being limited to the maximum rate specified in section 109(6) of the Law of Property Act 1925.

7.2.3	Liability of mortgagee in possession

Unless otherwise required by any applicable Law neither the Mortgagee nor any Receiver shall be liable as mortgagee in possession in respect of all or any of the Mortgaged Property to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such.

15

7.3	Dealings with Mortgagee or Receiver

Upon any sale of the Ship or any share or interest therein by the Mortgagee pursuant to clause 7.1.5 or pursuant to clause 11.1 (Power), or by any Receiver, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner provided in this Deed and the sale shall be deemed to be within the power of the Mortgagee (or the Receiver, as the case may be) and the receipt of the Mortgagee (or the Receiver, as the case may be) for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor and the sale shall operate to divest the Owner of all rights, title and interest of any nature whatsoever in the Ship and to bar any such interest of the Owner and all persons claiming through or under the Owner.

8	Application of moneys

8.1	Application

All moneys received by the Mortgagee or any Receiver in respect of:

8.1.1	A sale of the Ship or any share or interest therein; or

8.1.2	the employment of the Ship pursuant to the provisions of clause 7.1.6,

shall be held by it upon trust in the first place to pay or make good the Expenses and the balance shall:

(a)	in the case of moneys received in respect of sale of the Ship:

(i)	if no Default has occurred, be applied in making such prepayment as the Agent may require in accordance with clause 9.3 (Mandatory cancellation or prepayment - Total Loss or disposal/sale) of the Loan Agreement and any payments required pursuant to clause 9.7 (Amounts payable on prepayment) of the Loan Agreement and the balance, if any, shall be paid to the Owner; or

(ii)	if a Default has occurred and is continuing but no Event of Default has occurred, be retained by the Mortgagee until such time as such Default is remedied and no other Default has occurred and is continuing (whereupon such moneys shall be applied in making such prepayment as the Facility Agent may require in accordance with clause 9.3 (Mandatory cancellation or prepayment - Total Loss or disposal/sale) of the Loan Agreement and any payments required pursuant to clause 9.7 (Amounts payable on prepayment) of the Loan Agreement and the balance, if any, shall be paid to the Owner) and/or shall be applied by the Mortgagee in or towards satisfaction of any sums due and payable by the Owner under the Finance Documents or any of them by virtue of payment demanded thereunder, in each case as the Mortgagee may in its absolute discretion determine; and

(b)	in all cases if an Event of Default has occurred, be applied by the Mortgagee in the manner specified in clause 22.22 (Order of application) of the Loan Agreement.

8.2	Shortfalls

In the event that the balance referred to in clause 8.1 (Application) is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee or the Receiver, as the case may be, shall be entitled to collect the shortfall from the Owner or any other person liable for the time being therefor.

16

9	Remedies cumulative and other provisions

9.1	No implied waivers; remedies cumulative

No failure or delay on the part of the Mortgagee or the Finance Parties or any of them to exercise any right, power or remedy vested in it under the Loan Agreement, this Deed, the Mortgage or any of the other Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy nor shall the giving by the Mortgagee of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Mortgagee to withhold or give consent to the doing of any other similar act. The remedies provided in the Loan Agreement, this Deed, the Mortgage and the other Finance Documents are cumulative and are not exclusive of any remedies provided by law.

9.2	Delegation

The Mortgagee shall be entitled, at anytime and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by the Mortgage and this Deed (including the power vested in it by virtue of clause 11 (Attorney) or any of the other Finance Documents in such manner, upon such terms, and to such persons as the Mortgagee in its discretion may think fit.

9.3	Incidental powers

The Mortgagee shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as mortgagee of the Ship (whether at law, under the Mortgage and/or this Deed or otherwise) and in particular (but without prejudice to the generality of the foregoing), upon becoming entitled to exercise any of its powers under clause 7.1 (Powers), the Mortgagee shall be entitled to discharge any cargo on board the Ship (whether the same shall belong to the Owner or any other person) and to enter into such other arrangements in respect of the Ship, its insurances, management, maintenance, repair, classification and employment in all respects as if the Mortgagee was the owner of the Ship, but without being responsible for any loss incurred as a result of the Mortgagee doing or omitting to do any such acts or things as aforesaid.

10	Costs and indemnity

10.1	Costs

The Owner shall pay to the Mortgagee on demand on a full indemnity basis all expenses or liabilities of whatsoever nature (including legal fees, fees of insurance advisers, printing, out-of-pocket expenses, stamp duties, registration fees and other duties or charges) together with any value added tax or similar tax payable in respect thereof, incurred by the Mortgagee in connection with the enforcement of, or preservation of any rights under, the Mortgage, this Deed or otherwise in respect of the Outstanding Indebtedness and the security therefore, in connection with the preparation, completion, execution or registration of the Loan Agreement, the Mortgage or this Deed or any of the other Finance Documents, or in connection with any assignment under clause 5.1.16 (Charter Assignment).

10.2	Mortgagee’s and Receiver’s indemnity

The Owner hereby agrees and undertakes to indemnify the Mortgagee and any Receiver against all losses, actions, claims, expenses, demands, obligations and liabilities whatever and whenever arising which may now or hereafter be incurred by the Mortgagee or any such Receiver, or by any manager, agent, officer or employee for whose liability, act or omission it or he may be answerable, in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in the Mortgage, this Deed, or otherwise in connection therewith and herewith or with any part of the Mortgaged Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in the Mortgage or this Deed.

17

11	Attorney

11.1	Power

By way of security, the Owner hereby irrevocably appoints the Mortgagee and any Receiver, jointly and also severally, to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred by the Mortgage, this Deed, the Loan Agreement or any of the other Finance Documents, or which may be deemed proper in or in connection with all or any of the purposes aforesaid (including, without prejudice to the generality of the foregoing the power to sell, transfer and otherwise dispose of or deal with the Ship, the execution and delivery of a bill of sale of the Ship and to apply for the closure of the Maltese Registry in respect of the Ship in accordance with Section 28 of the Merchant Shipping Act, Cap. 234 of Malta and to pay all such fees, make all such declarations and receive all such certificates, including the deletion certificate as may be necessary and the power to procure at any time from the Registrar General of Shipping in Malta copies duly authenticated by him of the Finance Documents or any of them). The power hereby conferred shall be a general power of attorney under the Powers of Attorney Act 1971, and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee or the Receiver may execute or do pursuant thereto. Provided always that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of an Event of Default. The parties hereto declare that the mandate hereby granted is so granted in the interest of the Mortgagee and as part of its security.

11.2	Exercise of power

The exercise of such power by or on behalf of the Mortgagee or any Receiver shall not put any person dealing with the Mortgagee or the Receiver upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such Event of Default has happened, and the exercise by the Mortgagee or the Receiver of such power shall be conclusive evidence of the Mortgagee’s or such Receiver’s right to exercise the same.

11.3	Filings

The Owner hereby irrevocably appoints the Mortgagee and any Receiver jointly and also severally to be its attorney in its name and on its behalf of the Owner and as its act and deed or otherwise of it, to agree the form of and to execute and do all deeds, instruments, acts and things in order to file, record, register or enrol this Deed and the Mortgage in any court, public office or elsewhere which the Mortgagee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof and any other assurance, document, act or thing required to be executed by the Owner pursuant to clause 12 (Further assurance).

11.4	Power of attorney in Schedule 1

In order to assist the Mortgagee to obtain the full benefit of this clause 11, the Owner irrevocably and unconditionally undertakes to execute in favour of, and deliver to, the Mortgagee a power of attorney in the form set out in Schedule 1 (Power of Attorney).

12	Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually

18

mortgaging and charging the Mortgaged Property or perfecting the security constituted or intended to be constituted by the Mortgage and this Deed or contemplated by the Loan Agreement.

13	Notices

13.1	Every notice, request, demand or other communication under this Deed shall:

13.1.1	be in writing delivered personally or by first-class prepaid letter (if available) or facsimile transmission or other means of telecommunication in permanent written form;

13.1.2	be deemed to have been received in the case of a letter, when delivered personally or five (5) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

13.1.3	be sent:

(a)	if to the Owner at:

Dryships Inc, Athens Office,

80 Kifisias Avenue,

151 24 Marousi,

Athens, Greece,

Fax No:	+30 210 80 90 505,
Attention:	Mr. Ziad Nakhleh

(b)	if to the Mortgagee at:

China Development Bank Corporation

No 1 Yinjiaqu North Street

Yinchuan City

Ningxia 750004

People’s Republic of China

Fax No:	+86 951 56 95 821
Attention:	Mr. Zhang Jia

or to such other address and/or numbers as is notified by one party to the other party under this Deed.

14	Counterparts

This Deed may be entered into in the form of two counterparts, each executed by one of the parties, and, provided both the parties shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

15	Severability of provisions

Each of the provisions in this Deed are severable and distinct from the others, and if at any time one or more such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

19

16	Law, and jurisdiction

16.1	Law

This Deed and any non-contractual obligations connected with this Deed are governed by, and shall be construed in accordance with, English law.

16.2	Submission to jurisdiction

For the benefit of the Mortgagee, the parties hereto irrevocably agree that any legal action or proceedings in connection with the Mortgage and/or this Deed and/or any non-contractual obligations connected with either of them may be brought in the English courts or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with the Mortgage and/or this Deed and/or any non-contractual obligations connected with either of them. The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of International House 1st Katharine Way, London E1W 1AY to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with the Mortgage and/or this Deed and/or any non- contractual obligations connected with either of them. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Owner may have against the Mortgagee arising out of or in connection with the Mortgage and/or this Deed and/or any non-contractual obligations connected with either of them.

16.3	Maltese legal proceedings

If any legal action or proceedings arising out of or in connection with the Mortgage or this Deed is begun in Malta any writ, judgement, notice of proceedings or other legal process shall sufficiently be served on the Owner if served or delivered to any one director of the Owner or [to be inserted] who the Owner hereby nominates as its attorney in Malta for those purposes in the form of letter set out in Schedule 3 (Letter of Acceptance of Process Agent). The Owner covenants with the Mortgagee not to revoke its appointment of such director or person as its legal representative in Malta for the purposes aforesaid and in the event of such director’s or person’s resignation or in any case where such director or person is unable to fulfil such capacity to procure that the Mortgagee is informed in writing forthwith, that another suitable person resident in Malta is appointed legal representative in such director’s or person’s place and that the Mortgagee is informed promptly of the name and address of such substitute.

16.4	Contracts (Rights of Third Parties Act) 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties Act) 1999 by a person who is not a party to this Deed.

IN WITNESS whereof this Deed has been duly executed as a deed the day and year first above written.

20

Schedule 1

Power of Attorney

By these presents, the undersigned [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at at 80 Broad Street, Monrovia, Republic of Liberia with registered number [C-113416] [C-113418] [C-113417], does hereby nominate and appoint CHINA DEVELOPMENT BANK CORPORATION of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China, as our Special Attorney and authorise it to apply for the closure of the Maltese Register of the m.v. “[insert name of Ship]” in terms of Section 28 of the Merchant Shipping Act, Cap. 234 Laws of Malta, in our name and on our behalf and to pay all such fees, make all such declarations and receive all such certificates, including the Deletion Certificate, as may be necessary for the proper fulfilment of the above mandate.

We further authorise our Attorney to request and obtain from the Registrar of Shipping copies certified by the said Registrar of any documents that may be filed with the said Registrar.

Our Attorney is authorised to delegate all its power hereunder in writing.

This mandate is granted in the interest of and as part of the security of CHINA DEVELOPMENT BANK CORPORATION and is irrevocable.

This the [—] day of [—]

for and on behalf of

[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED]

In the presence of:

21

Schedule 2

Form of Charter Assignment

22

Schedule 3

LETTER OF ACCEPTANCE OF PROCESS AGENT

China Development Bank Corporation

No.1 Yinjiaqu North Street,

Yinchuan City

Ningxia 750004

People’s Republic of China

DATE

Dear Sirs,

re: m.v. “                    ” formerly Hull 1227 (the “Vessel”)

We refer to the Loan Agreement dated            2012 (the “Loan Agreement”) entered into between Oceanview Owners Limited (the “Mortgagor”), Oceansurf Owners Limited and Oceancentury Owners Limited as joint and several borrowers (the “Borrowers”), Bank of China Limited as coordinating mandated lead arranger and yourself as mandated lead arranger (the “Arrangers”), yourselves as facility agent (the “Facility Agent”) yourselves as security agent and trustee (the “Security Trustee”) and the financial institutions referred to in part 2 schedule 1 of the Loan Agreement as original lenders (the “Lenders”) relating to a buyer credit facility of up to US$122,580,000 secured inter alia by a first priority mortgage in favour of the Security Trustee over the Vessel owned by the Mortgagor. Words and expressions defined in the Loan Agreement shall have the same meaning in this letter.

We are pleased to confirm that we accept our appointment as Agent to receive service of process issued out of the Maltese courts on behalf of the Mortgagor under Clause 16.3 of the Deed of Covenants dated            2012 and executed by the Mortgagor in favour of the Security Trustee and also promptly to forward to the relevant party or parties, at the address specified in said Deed of Covenants, copies of any legal process, summons, notices or other documents received by the undersigned as mandatory for service as aforesaid, subject to the conditions that:

a)	we will not be held personally responsible for any costs and/or fees connected with and incidental thereto; and

b)	we will give you notice of any failure by the Mortgagor to keep us in sufficient funds for the purpose of severally acting as agent for service of process in Malta and agree not to terminate our said appointment without giving you reasonable notice to pay such funds and a reasonable period to effect payment.

We hereby undertake to notify you forthwith in the event that we shall cease to be located at the address hereunder following and to advise you forthwith of any new address.

Yours faithfully,

23

EXECUTED as a DEED	)
by	)
for and on behalf of	)
[OCEANVIEW OWNERS LIMITED]
[OCEANSURF OWNERS LIMITED]
[OCEANCENTURY OWNERS LIMITED]	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
CHINA DEVELOPMENT BANK CORPORATION	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

24

Schedule 11

Form of Charter Assignment

Private & Confidential

Dated              201-

Owner

[OCEANVIEW OWNERS LIMITED]

[OCEANSURF OWNERS LIMITED]

[OCEANCENTURY OWNERS LIMITED]

Mortgagee

CHINA DEVELOPMENT BANK CORPORATION

CHARTER ASSIGNMENT

m.v. “ [Insert name of Ship] ”

Contents

Clause		Page

1	Definitions and interpretation	3

2	Assignment	4

3	Restrictions	4

4	Perfection and protection of security	4

5	Representations	5

6	Enforcement	5

7	Application of proceeds	6

8	Power of attorney	6

9	Continuing security	6

10	Enforcement costs	7

11	Benefit of Deed	7

12	Governing law and enforcement	7

2

THIS DEED is dated [—] and made between:

(1)	[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED] (as described in more detail in Schedule 1) (the Owner); and

(2)	CHINA DEVELOPMENT BANK CORPORATION acting in its capacity as agent and as trustee for the Finance Parties (the Mortgagee).

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	Terms defined in the Loan Agreement have, unless defined differently in this Deed, the same meaning when used in this Deed. In addition, in this Deed:

Assigned Property means all of the rights which the Owner has now or may obtain at any time in the future under the Charter Documents and in any rights accruing to, derived from or otherwise connected with them including the right to receive Charter Earnings.

Charter means the charter commitment for the Ship details of which are provided in Schedule 1.

Charter Documents means the Charter and any guarantee or security provided for the Charterer’s obligations under the Charter and includes any agreement varying or terminating any of them.

Charterer means the charterer named in Schedule 1.

Charter Earnings means all money at any time payable to the Owner under or pursuant to the Charter Documents, damages for breach of any of them and payments for termination or variation of any of them.

Enforcement Time means any time at which an Event of Default has happened and is continuing.

Loan Agreement means the agreement described in Schedule 1 as it may from time to time be amended, restated, novated or replaced (however fundamentally, including by an increase of any size in any facility made available under it, the alteration of the nature, purpose or period of any such facility or the change of its parties).

Mortgage means a first priority mortgage over the Ship in favour of the Mortgagee of the same date as this Deed and includes the deed of covenants and the general assignment collateral to such mortgage.

Receiver means a receiver and/or manager appointed under this Deed.

Secured Obligations means the indebtedness and obligations undertaken to be paid or discharged by the Owner in the Mortgage and under any other Finance Documents.

Ship means the vessel described in Schedule 1 and as described in more detail in the Mortgage.

1.2	Clauses 1.3 (Construction of certain terms) and 24.3 (Contracts (Rights of Third parties) Act 1999) of the Loan Agreement and any other provision of the Loan Agreement which, by its terms, purports to apply to all of the Finance Documents and/or any Obligor shall apply to this Deed as if set out in it but with all necessary changes and as if references in the provision to Finance Documents referred to this Deed.

2	Assignment

2.1	The assignment contained in this clause 2 secures the payment and discharge of the Secured Obligations and is given with full title guarantee.

2.2	The undertakings of the Owner under this clause 2 and the other provisions of this Deed and the assignment contained in this clause 2 are given to the Mortgagee as agent and trustee for the Finance Parties.

2.3	The Owner assigns the Assigned Property to the Mortgagee.

2.4	Unless it is an Enforcement Time and the Mortgagee directs to the contrary, the Charter Earnings shall be payable to the Operating Account, but following such a direction, the Charter Earnings shall be payable to the Mortgagee or as it may direct and the Mortgagee may instruct any person from whom the Charter Earnings are due to pay them accordingly. Any Charter Earnings then in the hands of an agent of the Owner shall be deemed to be held to the order of the Mortgagee.

2.5	Any moneys received by the Mortgagee in accordance with clause 2.4 shall be applied in accordance with clause 7 (Application of proceeds).

2.6	The Owner shall on the date of this Deed give notice of the assignment by this Deed of its rights under the Charter by sending a notice to the Charterer in the form scheduled to this Deed or in such other form as the Mortgagee may reasonably require.

2.7	Promptly on being requested to so do by the Mortgagee, the Owner shall give written notice in such form as the Mortgagee may reasonably require consistent with this clause 2 of the assignment in this Deed to anyone from whom any part of the Assigned Property is or may be due and provide the Mortgagee with as many of such notices signed by the Owner as the Mortgagee may require.

2.8	At any time which is an Enforcement Time, the Owner shall procure that any notice of assignment required by this Deed is acknowledged by the recipient in the manner attached to such form of that notice.

2.9	If the Mortgagee is satisfied that all the Secured Obligations have been irrevocably and unconditionally discharged in full, the Mortgagee shall, at the request and cost of the Owner, release and discharge this Deed and reassign the Assigned Property to the Owner. Section 93 of the Law of Property Act 1925 shall not apply to this Deed.

3	Restrictions

The Owner shall ensure that during the Mortgage Period:

(a)	except as permitted under the Finance Documents, there is no disposal of the Assigned Property and, except for this Deed, no Security Interest shall exist over, or in relation to, the Assigned Property; and

(b)	the undertakings contained in clause 5.1.15 (Chartering) of the Deed of Covenants are complied with.

4	Perfection and protection of security

4.1	The Owner shall, as soon as reasonably practicable, execute all such documents (including notices), effect all such registrations and filings, deposit all such documents and do all such things as the Mortgagee may reasonably require in order to:

(a)	ensure that it has an effective first priority assignment of the Assigned Property; and

4

(b)	facilitate the enforcement of this Deed, the realisation of the Assigned Property or the exercise of any rights held by the Mortgagee or any Receiver under or in connection with this Deed.

4.2	The Owner shall, as soon as reasonably practicable, procure the execution and delivery by the Charterer of undertakings in the form of the Charterer’s Undertakings set out in Schedule 3 (Charterer’s Subordination Undertaking) in favour of the Security Agent.

4.3	The Mortgagee may take any action it thinks appropriate to protect or maintain its rights under this Deed or to remedy any breach by the Owner of its undertakings under the Finance Documents relating to the Assigned Property and/or the Charter Documents.

5	Representations

The Owner represents and warrants that:

(a)	it is the sole legal and beneficial owner of the Assigned Property free from all Security Interests except as permitted by the Finance Documents;

(b)	it has not disposed of any of the Assigned Property;

(c)	it has the right to assign its rights under the Charter Documents under this Deed without the need for any consent or approval under them (other than any consent or approval which has already been obtained); and

(d)	the representations and warranties concerning the Owner and/or this Deed and/or the Charter Documents made or deemed repeated on the date of this Deed under the Loan Agreement are true and correct.

6	Enforcement

6.1	The Mortgagee may enforce the security created by this Deed in any way it may decide at any time which is an Enforcement Time by exercising any powers conferred on it by law or by this Deed and, in addition, may:

(a)	exercise any of the Owner’s rights under the Charter Documents, including any right to terminate or rescind any Charter Document;

(b)	collect, recover and give a good discharge for any moneys or claims in respect of the Assigned Property and permit any brokers through whom collection or recovery is effected to charge the usual brokerage for doing so;

(c)	settle, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Assigned Property and/or the Charter Documents;

(d)	assign the Assigned Property;

(e)	agree with any party to any Charter Document to terminate or rescind or amend or vary or replace that Charter Document or any person’s obligations under it on such terms and conditions as the Mortgagee and that party may mutually agree;

(f)	bring, prosecute, defend or abandon any action, suit or proceedings in relation to the Assigned Property and/or the Charter Documents;

(g)	do anything incidental or conducive to the exercise of its rights as assignee of the Assigned Property; and/or

(h)	appoint a Receiver of the Assigned Property.

5

6.2	The Mortgagee and any Receiver may use the name of the Owner when exercising their powers under this Deed.

6.3	Section 103 of the Law of Property Act 1925 shall not apply to any disposal of the Assigned Property pursuant to this Deed.

6.4	The provisions of clauses 7.1 (Powers), 7.2 (Receiver), and 7.3 (Dealings with Mortgagee or Receiver) of the Deed of Covenants concerning the appointment and powers of a Receiver shall apply to this Deed and the Assigned Property with all necessary changes.

6.5	The Mortgagee or any Receiver may delegate in any manner to any person any right, power or discretion exercisable by it under this Deed. Any such delegation may be made on such terms (including power to sub-delegate) as the Mortgagee or Receiver thinks fit.

7	Application of proceeds

7.1	All moneys received by the Mortgagee or by a Receiver in the exercise of their rights under this Deed shall, subject to the rights of any persons having priority, be applied first, in or towards payment of any amounts payable under 10 (Enforcement costs) and after that in accordance with clause 20.22 (Order of application) of the Loan Agreement.

7.2	If the moneys applied in this way are not sufficient fully to pay and discharge the Secured Obligations, the Owner shall continue to be liable for the balance of the Secured Obligations.

8	Power of attorney

8.1	The Owner by way of security irrevocably appoints each of the Mortgagee and any Receiver severally to be its attorney (with full powers of substitution) in its name and on its behalf to do all things which the attorney may consider necessary or desirable to enable it:

(a)	to perform any action which the Owner is obliged to take under this Deed;

(b)	to exercise any of the rights, powers and authorities conferred on it by this Deed or by law; or

(c)	to record this Deed and any document executed pursuant to clause 4 (Perfection and protection of security) in any court, public office or elsewhere.

8.2	The power of attorney in this clause 8 may only be exercised at an Enforcement Time but the exercise of such power shall be conclusive evidence of the Mortgagee’s or the Receiver’s right to exercise it and no person dealing with the Mortgagee or the Receiver shall need to enquire whether it is, or shall be affected by notice that it is not, an Enforcement Time. The Owner ratifies and confirms whatever the attorney does or purports to do in accordance with the rights and powers conferred on him under clause 8.1.

9	Continuing security

9.1	This Deed and the obligations of the Owner under this Deed shall extend to the ultimate balance owing in respect of the Secured Obligations, regardless of any intermediate payment in whole or in part.

9.2	This Deed is in addition to and is not in any way prejudiced by any other security, guarantee, right, power or remedy now or subsequently held by the Mortgagee or any of the other Finance Parties.

9.3	Neither the Mortgagee nor any Receiver shall be obliged to enquire about the nature or sufficiency of any payment received by it under this Deed or to take any action to enforce this Deed.

6

9.4	The Owner shall remain liable to perform ail its obligations in relation to the Assigned Property and the Mortgagee is not responsible for those obligations.

10	Enforcement costs

The Owner shall, on demand by the Mortgagee, pay (and indemnify the Mortgagee and any Receiver against) all costs, expenses, liabilities or other amounts incurred by the Mortgagee, any Finance Party or any Receiver in connection with:

(a)	the taking, holding, protection, enforcement or preservation of this Deed;

(b)	the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Mortgagee and each Receiver by this Deed or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(c)	any claim (whether relating to the environment or otherwise) made or asserted against it which would not have arisen but for the execution or enforcement of this Deed (unless and to the extent it is caused by its gross negligence or wilful misconduct);

(d)	any breach by the Owner of this Deed; or

(e)	any amendment, waiver, consent or release of this Deed

and pay any remuneration payable to any Receiver.

11	Benefit of Deed

With prior written notice to the Owner, the Mortgagee may assign its rights under this Deed to any person appointed as Security Agent under the Loan Agreement. It is intended that this document takes effect as a deed even though the Mortgagee may only execute it under hand.

12	Governing law and enforcement

12.1	This Deed and any non-contractual obligations connected with it are governed by English law.

12.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

12.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary.

12.4	Clauses 12.2 and 12.3 are for the benefit of the Mortgagee only. As a result, the Mortgagee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Mortgagee may take concurrent proceedings in any number of jurisdictions.

12.5	Without prejudice to any other mode of service allowed under any relevant law, the Owner:

(a)	irrevocably appoints the person named as such in clause 24.2 of the Loan Agreement as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed;

(b)	agrees that failure by the process agent to notify the Owner of the process shall not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for the Owner is unable for any reason to act as agent for service of process, the Owner must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Mortgagee. Failing this, the Mortgagee may appoint another agent for this purpose.

7

This Deed has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

8

Schedule 1

Ship and Charter Information

Owner

Country of incorporation:	Liberia, Registered number: [C-113416] [C-113418] [C-113417]

Registered office:	80 Broad Street, Monrovia, Liberia

The Ship

Yard number:	[H1227] [H1228] [H1229]

Builder:	Shanghai Jiangnan-Changxing Shipbuilding Company Limited

Date of shipbuilding contract:	4 March 2010

The Charter

Date:	26 March 2010

Original Buyer	[Oceanview Owners Limited] [Oceansurf Owners Limited] [Oceancentury Owners Limited] (each incorporated in Marshall Islands)

Description:	Time Charters in relation to the Ships dated 26 March 2010 between the Original Buyer and the Time Charterer as novated by novation agreements dated 26 March 2010 between the Original Buyer the Owner and the Time Charterer

Charterer

Name of Charterer:	Classic Maritime Inc.

Country of incorporation of Charterer:	Republic of the Marshall Islands

Registered number of Charterer:	27873

Registered office of Charterer:	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

[Insert here similar information concerning any other security for the Charterer’s obligations and the provider(s) of it.]

Loan Agreement

Description:	Term loan facility

Date:	— 201 [— ]

Amount of facility:	Up to $ 122,580,000

Parties:

(a) Borrowers:	Oceanview Owners Limited, Oceansurf Owners Limited and Oceancentury Owners Limited

(b) Lender(s):	financial institutions referred to in that agreement

(c) Agent:	China Development Bank Corporation as agent for the Finance Parties from time to time

(d) Security Agent:	China Development Bank Corporation as security agent for the Finance Parties from time to time

9

(e) Coordinating Mandated Lead Arranger:	Bank of China Limited

(f) Mandated Lead Arranger:	China Development Bank Corporation

10

Schedule 2

Notice of assignment to Charterer

To:	[insert Charterer’s name and address]

Date: [—]

Dear Sirs

1	By a first priority assignment dated [—] by us to [insert name of Mortgagee] (the Mortgagee) we have assigned to the Mortgagee all of our rights to receive moneys payable to us under the [insert details of relevant charter] of — (the Charter), damages for breach of the Charter and payments for its variation or termination (Charter Moneys) and all our other rights under the Charter and we instruct you as follows.

2	You may continue to pay Charter Moneys to us to the credit of account number [insert Operating Account number and details] with [insert name of Operating Account Bank] until the Mortgagee instructs you to pay them to it or its order. If the Mortgagee does that then you should pay the Charter Moneys in accordance with its instruction.

3	You should provide the Mortgagee with any information concerning the Charter or payment of Charter Moneys which it requests and shall not require any further approval from us to do so.

4	Although we have assigned our rights under the Charter to the Mortgagee, we remain liable to perform our obligations under the Charter and the Mortgagee will not be liable to perform those obligations. We may not agree any variation or amendment to the Charter, release any of your obligations under the Charter, waive any breach by you of the Charter or terminate or rescind the Charter or take any similar action unless the Mortgagee also agrees.

5	The instructions in this letter cannot be revoked or varied without the Mortgagee’s consent.

Yours faithfully

For and on behalf of

[OCEANVIEW OWNERS LIMITED]

[OCEANSURF OWNERS LIMITED]

[OCEANCENTURY OWNERS LIMITED]

11

To:	China Development Bank Corporation

1	We:

(a)	acknowledge receipt of the above letter from [Oceanview Owners Limited] [Oceansurf Owners Limited] [Oceancentury Owners Limited] (the Owner);

(b)	confirm that we have not received notice of any other assignment or charge of the Charter Moneys or the rights of the Owner under the Charter; and

(c)	agree (for US$1.00 and other good and valuable consideration which we have received) to comply with the terms of that letter and this acknowledgement.

2	We also understand and agree that no variation or amendment to the Charter or release of our obligations under the Charter or waiver of any breach by us of such obligations or any termination or rescission of the Charter or similar action by the Owner shall be effective unless you agree to it.

3	We shall immediately notify you of any default by the Owner pursuant to which we propose to terminate or rescind the Charter and, before exercising any such right to terminate where the default is capable of being remedied, we shall first give you a period of 21 days during which you may, if you wish to do so, remedy the default.

Yours faithfully

For and on behalf of [insert name of Charterer] Date:

12

Schedule 3

Form of Charterer’s Subordination Undertaking

13

SIGNATORIES

EXECUTED as a DEED	)
by	)
for and on behalf of	)
[OCEANVIEW OWNERS LIMITED]
[OCEANSURF OWNERS LIMITED]
[OCEANCENTURY OWNERS LIMITED]	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
CHINA DEVELOPMENT BANK CORPORATION	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

14

Schedule 12

Form of Manager’s Undertaking

Private & Confidential

Form of Manager’s Undertaking

[Letterhead of TMS BULKERS Ltd]

To:	China Development Bank Corporation

No.1 Yianjiaqu North Street

Yinchuan City

Ningxia 750004

People’s Republic of China

Attention: Mr. Zhang Jia

Date [—]

Dear Sirs,

Re. m.v. “—” - management agreement with [Oceanview Owners Limited][Oceansurf Owners Limited][Oceancentury Owners Limited] (the Owner)

1	Confirmation of appointment

We hereby confirm that we have been appointed as the manager of m.v. “[insert the name of Ship]” (Ship) registered under Maltese flag at the Port of Valetta in the ownership of the Owner pursuant to a Management Agreement dated [—] (Management Agreement) and made between ourselves and the Owner and that we have accepted our appointment thereunder in accordance with the terms and conditions thereof.

2	Loan Agreement

We understand that (a) under a Loan Agreement dated [—] 2012 and made between (1) the Owner, [Oceanview Owners Limited], [Oceansurf Owners Limited] [and] [Oceancentury Owners Limited] as joint and several borrowers (therein and herein referred to as the Borrowers), (2) Bank of China Limited as coordinating mandated lead arranger, you (China Development Bank Corporation) as mandated lead arranger, facility agent (in such capacity the Facility Agent) and Security Agent and (3) the financial institutions referred to in part 2 of schedule 1 thereto as original lenders (the Lenders), the lenders agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a buyer credit facility of up to a maximum of one hundred and twenty two million and five hundred and eighty thousand Dollars ($122,580,000) and (b) that it is a condition to the Lenders’ agreement to make the Loan to the Borrowers that we TMS BULKERS Ltd (Manager) enter into this letter in favour of the Security Agent.

Words and expressions defined in the Loan Agreement shall, unless otherwise specified herein, have the same meanings when used herein.

3	Representation and warranty

We hereby represent and warrant that the copy of the Management Agreement set out in Appendix 1 to this letter is a true and complete copy of the Management Agreement, that the Management Agreement constitutes valid and binding obligations of the Manager enforceable in accordance with its terms and that there have been no amendments or variations thereto or defaults thereunder by the Manager or, to the best of the Manager’s knowledge and belief, the Owner.

1

4	Undertakings

The Manager undertakes with the Security Agent that for so long as amounts are outstanding under the Loan Agreement (the Facility Period):

(a)	the Manager will not agree or purport to agree to any amendment or variation of the Management Agreement without the prior written consent of the Security Agent not to be unreasonably withheld;

(b)	the Manager will procure that any sub-manager appointed by it pursuant to the provisions of the Management Agreement or otherwise will, on or before the date of such appointment, enter into an undertaking in favour of the Security Agent in substantially the same form (mutatis mutandis) as this letter;

(c)	the Manager will not, without the prior written consent of the Security Agent (not to be unreasonably withheld) take any action or institute any proceedings or make or assert any claim against the Owner or on or in respect of (i) the Ship, (ii) its policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the Owner in respect of the Ship or otherwise howsoever in connection with that Ship (Insurances) or (iii) any moneys whatsoever from time to time due or payable to the Owner during the Facility Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship (Earnings) or (iv) any other property or other assets of the Owner which the Security Agent has previously advised the Manager are subject to any encumbrance or right of set-off in favour of the Finance Parties by virtue of any of the Finance Documents (as defined in the Loan Agreement);

(d)	the Manager will discontinue any such action or proceedings or claim which may have been taken, instituted or made or asserted, promptly upon notice from the Security Agent to do so;

(e)	the Manager does hereby subordinate any claim that it may have against the Owner or otherwise in respect of the Ship and its Earnings, Insurances and requisition compensation to the claims of the Finance Parties under the Loan Agreement and the other Finance Documents and undertakes not to exercise any right to which it may be entitled in respect of the Owner and/or the Ship and/or its Earnings and/or Insurances and/or requisition compensation in competition with the Finance Parties, provided however that the Manager shall be entitled to receive from the Owner any amounts owing to it under the Management Agreement by way of management fees and expenses;

(f)	the Manager will promptly notify the Security Agent if at any time the amount owed by the Owner to the Manager pursuant to the Management Agreement (whether in respect of the Manager’s remuneration or disbursements or otherwise) exceeds US$100,000 or the equivalent in other currencies; and

(g)	the Manager will provide the Security Agent with such information concerning the Ship as the Security Agent may from time to time reasonably require.

5	Insurance assignment

(a)	By way of security for the aggregate of the Loan and interest accrued and accruing thereon, the Expenses (as defined in the relevant Deed of Covenants ) and all other sums

2

of money from time to time owing to the Finance Parties, whether actually or contingently, under the Finance Documents or any of them (Outstanding Indebtedness) the Manager with full title guarantee hereby irrevocably and unconditionally assigns and agrees to assign to the Security Agent all of the Manager’s rights, title and interest in and to all the benefit of Insurances.

(b)	The Manager hereby undertakes to procure that a duly completed notice in the form set out in Appendix 2 to this letter is given to ail insurers of the Ship and to procure that such notice is promptly endorsed on all policies and entries in respect of the Insurances and agrees promptly to authorise and/or instruct any broker, insurer or association with or through whom Insurances may be effected to endorse on any policy or entry or otherwise to give effect to such loss payable clause as may be stipulated by the Security Agent. The Manager also undertakes to obtain a letter of acknowledgement from the insurance broker that such endorsement has been effected.

(c)	The Security Agent shall, with no cost for the Manager, re-assign to the Manager all the Manager’s right, title and interest in the Insurances upon the Outstanding Indebtedness being discharged in full to the satisfaction of the Security Agent.

(d)	Any moneys in respect of the Insurances which would (but for the assignment contained in clause 5(a) above) be payable to the Manager shall be applied in accordance with clause 8.1 (Application) of the Deed of Covenants.

6	Law and jurisdiction

(a)	The agreement constituted by this letter and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

(b)	The Manager agrees, for the benefit of the Security Agent, that any legal action or proceedings arising out of or in connection with this letter against the Manager or any of its assets may be brought in the English courts. The Manager irrevocably and unconditionally submits to the jurisdiction of such courts [and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of International House 1st Katharine Way, London E1W 1AY to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of the Security Agent to take any proceedings against the Manager in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Manager further agrees that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Manager may have against the Security Agent arising out of or in connection with this Letter (including any non- contractual obligations connected with it).

(c)	No term of this Letter is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Letter or to whom this Letter is not addressed.

Yours faithfully

For and on behalf of

TMS BULKERS LTD

3

Appendix [1]

Copy of the Management Agreement.

4

Appendix [2]

Notice of Assignment

We, TMS BULKERS LTD, the managers of m.v. “[insert name of ship]”, HEREBY GIVE NOTICE that by a first assignment dated and entered into by us with CHINA DEVELOPMENT BANK CORPORATION there has been assigned by us to the said CHINA DEVELOPMENT BANK CORPORATION as first assignees all of our right, title and interest in and to the insurances in respect of the said Ship including the insurances constituted by the Policy whereon this notice is endorsed.

SIGNED

for and on behalf of

Dated , {date}

5

Schedule 13

Form of Pledge of Shares

Private and Confidential

Dated              201—

OCEANVIEW SHAREHOLDERS LIMITED

OCEANSURF SHAREHOLDERS LIMITED

OCEANCENTURY SHAREHOLDERS LIMITED

as Shareholder

and

CHINA DEVELOPMENT BANK CORPORATION

as Pledgee

PLEDGE OF SHARES

in

[Oceanview Owners Limited]

[Oceansurf Owners Limited]

[Oceancentury Owners Limited]

Contents

Clause		Page

1	Definitions	1

2	Charging clause	3

3	Representations and warranties	3

4	Covenants by the Shareholder	4

5	Dividends and voting rights	6

6	Further assurance	7

7	Powers of the Security Agent	7

8	Attorney	9

9	Continuing security and other matters	9

10	Discharge of security	11

11	Certificates	11

12	Payments	11

13	Notices and other matters	12

14	Law and jurisdiction	13

Schedule 1 The Shares		14

Schedule 2 Specimen instrument of transfer		15

Schedule 3 Shareholders’ letter of authority		16

Schedule 4 Form of irrevocable proxy		17

Schedule 5 Directors’ resignation letter		18

Schedule 6 Directors’ letter of authority		19

Schedule 7 Form of dividend mandate		20

THIS DEED of PLEDGE is dated              201— and made BETWEEN:

(1)	[OCEANVIEW SHAREHOLDERS LIMITED] [OCEANSURF SHAREHOLDERS LIMITED] [OCEANCENTURY SHAREHOLDERS LIMITED] a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (Shareholder); and

(2)	CHINA DEVELOPMENT BANK CORPORATION whose registered office is at 29 Fuchengmenwai Street, Xicheng District, Beijing, PRC 100037 acting for the purposes of this Deed through its office at No.1 Yinjiaqu North Street, Yinchuan City, Ningxia, PRC as security agent and trustee for and on behalf of the Finance Parties (as defined below) (Security Agent).

WHEREAS:

(A)	the Shareholder is the registered and beneficial owner of 500 registered shares with a par value of $20 each in [Oceanview Owners Limited], a corporation incorporated in the Republic of Liberia with registered number [C-113416] [C-113418] [C-113417], (Corporation) representing all of the issued, non assessable and paid up share capital of the Corporation;

(B)	by a loan agreement dated [—] 2012 and made between (1) the Corporation, [Oceansurf Owners Limited] and [Oceancentury Owners Limited] and [Oceanview Owners Limited] as joint and several borrowers (therein and herein referred to as the Borrowers), (2) China Development Bank Corporation as mandated lead arranger, facility agent (in such capacity the Facility Agent) and Security Agent and Bank of China Limited as coordinating mandated lead arranger, and (3) the financial institutions referred to in part 2 of schedule 1 thereto as original lenders (the Lenders), the Lenders agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a buyer credit facility of up to a maximum of one hundred and twenty two million and five hundred and eighty thousand Dollars ($122,580,000); and

(C)	the Loan Agreement provided (inter alia) that, as a condition precedent to the advance of the first Advance, the Shareholder should execute in favour of the Security Agent a pledge in respect of the Shares in the form of this Deed.

NOW THIS DEED WITNESSES as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

1.2	Definitions

In this Deed, unless the context otherwise requires;

Collateral Instruments means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other insurances against financial loss and other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any indebtedness or liabilities of the Corporation or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, cost arrangement or security interest of any kind

Expenses means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Security Agent) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes and registration fees) suffered, incurred or paid

1

by the Security Agent in connection with the exercise of the powers referred to in or granted by this Deed or otherwise payable by the Shareholder in accordance with clauses 7.5 (Expenses) and 7.6 (Indemnity); and

(b)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same was suffered, incurred or paid by the Security Agent until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum determined in accordance with clause 8.4 (Default interest) of the Loan Agreement

Outstanding Indebtedness means the aggregate of the Loan, all interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Finance Parties, whether actually or contingently, under or pursuant to the Finance Documents or any of them

Relevant Jurisdiction means any jurisdiction in which or where the Shareholder is incorporated, resident, domiciled has a permanent establishment, carries on or has a place of business or is otherwise effectively connected

Secured Property means the Shares and all stock, shares, warrants, securities, rights, moneys or property (including the dividends, interest or income thereon or therefrom) accruing or acquired at anytime and from time to time by way of redemption, purchase, bonus, preference, option or otherwise to or in respect of or derived from all or any of the Shares or any derivatives thereof, including the proceeds of any sale of any of the Shares

Security Agent includes the successors and assignees of the Security Agent

Shareholder includes the successors and permitted assignees of the Shareholder

Shares means the registered shares in the capital of the Corporation registered in the name of the Shareholder and beneficially owned by the Shareholder details of which are set out in schedule 1 (The Shares) and shall include any other shares in the capital of the Corporation which may hereafter be registered in the name of, or beneficially owned by, the Shareholder

Taxes includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and Taxation shall be construed accordingly

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to this Deed and references to this Deed include its schedules;

1.4.2	references to (or to any specified provision of) this Deed or any other documents shall be construed as references to this Deed, that provision or that document as in force for the time being as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and, where such consent is, by the terms of this Deed or the relevant document required to be obtained as a condition to such amendment being permitted) the prior written consent of the Security Agent;

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

2

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity; and

1.4.6	references to any enactment shall be construed as references to such enactment as re-enacted, amended or extended.

1.5	Conflict with Loan Agreement

This Deed shall be read together with the Loan Agreement but, in the case of any conflict between the instruments, the provisions of the Loan Agreement shall prevail.

2	Charging clause

2.1	In consideration of the Lenders agreeing to make the Facility available to the Corporation the Shareholder with full title guarantee hereby pledges, mortgages, charges, assigns, transfers, deposits, sets over and confirms and agrees to pledge, mortgage, charge, assign, transfer, deposit, set over and confirm to the Security Agent as security for the payment of the Outstanding Indebtedness and as a continuing security for the payment of all moneys and the discharge of all obligations and liabilities hereby covenanted to be paid or otherwise hereby secured by way of a first fixed pledge all of its interest in and to all of the Secured Property.

3	Representations and warranties

3.1	Representations and warranties

The Shareholder hereby represents and warrants to the Security Agent that:

3.1.1	Title to Shares: the Shareholder is the registered holder of the Shares and is the beneficial owner of and has full right and title to, and has hereby pledged, the Secured Property and all the Shares are free from any Encumbrance of any kind (other than the Encumbrance hereby created) and are not, nor shall they be, subject to any option;

3.1.2	Shares fully paid: the Shares are fully paid or credited as fully paid and non-assessable and no calls have been, or can be, made in respect of the Shares;

3.1.3	Choice of law: the choice by the Shareholder of English law to govern this Deed and the submission by the Shareholder to the non-exclusive jurisdiction of the courts of England are valid and binding;

3.1.4	Obligations of the Shareholder: the obligations of the Shareholder under this Deed are direct, general and unconditional obligations of the Shareholder;

3.1.5	No other security or lien: the Shareholder has not taken or received any security or lien from the Corporation in respect of any liability hereunder or in respect of any other liability of the Corporation to the Shareholder;

3.1.6	No filings required: it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Deed and this Deed is in proper form for its enforcement in the courts of any Relevant Jurisdiction; and

3

3.1.7	No immunity: neither the Shareholder nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

3.2	Repetition of representations and warranties

The representations and warranties in clause 3.1 shall be deemed to be repeated by the Shareholder on and as of each day from the date of this Deed until all moneys due or owing by the Corporation under the Loan Agreement have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

4	Covenants by the Shareholder

4.1	Supporting documents

The Shareholder hereby covenants with the Security Agent that subject to the provisions of clause 7 hereof and during the continuance of this Deed the Shareholder will at all times deposit with the Security Agent and permit the Security Agent during the continuance of this security to hold and retain:

4.1.1	Certificates: all stock and share certificates and documents of title relating to the Shares together with any other documents of title relating to the Secured Property. The Security Agent may hold all or any of the Shares in any branch of the Security Agent or with any correspondents or other agents whether in Liberia or overseas and all the Shares shall be held at the expense and risk of the Shareholder;

4.1.2	Transfers: undated transfers of the Shares duly completed in favour of the Security Agent or its nominees or otherwise as the Security Agent may direct in the form set out in Schedule 2 (Specimen instrument of transfer) together with letters of authority in respect of such transfers in the form set out in Schedule 3 (Shareholder’s letter of authority);

4.1.3	Irrevocable proxies: an irrevocable proxy in respect of the Shares executed by the Shareholder in favour of the Security Agent in the form set out in Schedule 4 (Form of irrevocable proxy), entitling the Security Agent to exercise, subject to clause 5.1 (Voting rights), all voting rights in respect of the Shares;

4.1.4	Directors’ resignation letters: executed undated resignation letters from all directors and officers of the Corporation in the form set out in Schedule 5 (Directors’/Officers’ resignation letters) together with letters of authority from such directors and officers of the Corporation in the form set out in Schedule 6 (Directors’/Officers’ letter of authority)] and

4.1.5	Further documents: all such other documents as the Security Agent may from time to time require for perfecting its title to the Shares and/or the Secured Property or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to the intent that the Security Agent may at any time without notice present them for registration.

4.2	Continuing covenants

The Shareholder hereby further covenants with the Security Agent that during the continuance of this Deed the Shareholder will at all times:

4.2.1	Title: warrant and defend the right, title and interest of the Security Agent in and to the Secured Property against the claims and demands of all persons whomsoever;

4.2.2	Prompt payment: duly and promptly pay all calls, instalments or other payments which from time to time become due in respect of any of the Shares;

4.2.3	New certificates: duly register or procure that the Secretary of the Corporation duly registers all transfers of the Shares from time to time lodged with them by or on behalf of the Security Agent

4

or its nominees and issue, and deliver to the Security Agent, a new certificate or certificates for the Shares in the name of the Security Agent or its nominees as soon as possible following receipt of such transfers from the Security Agent;

4.2.4	Negative undertakings: not (without the prior written consent of the Security Agent not to be unreasonably withheld):

(a)	create or permit to subsist any Encumbrance other than a Permitted Encumbrance on or over the Secured Property or any part thereof or interest therein;

(b)	sell, transfer or otherwise dispose of the Secured Property or any part thereof or interest therein or attempt or agree so to do;

(c)	suffer or permit the Corporation to cancel, increase, create or issue or agree to issue or put under option or agree to put under option any share or loan capital or obligation now or hereafter convertible into share or loan capital of or in the Corporation of any class or call any uncalled capital;

(d)	suffer or permit the Corporation to make any alteration to, grant any rights in relation to or otherwise re-organise or purchase or reduce the share capital or reserves of the Corporation in anyway or enter into any composition or arrangement with its creditors or any class of creditors of the Corporation;

(e)	convene any meeting with a view either to the alteration of any of the provisions of the Corporation’s Articles of incorporation and By-Laws or to passing a resolution that the Corporation be wound up; or

(f)	other than pursuant to this Deed, suffer or permit the Corporation to permit any person other than the Shareholder to be registered as the holder of the Shares or any part thereof;

4.2.5	Appointment of further directors: duly and promptly notify the Security Agent of the appointment of any further director(s) or officers of the Corporation (whether by way of replacement of, or addition to, any of the existing directors or officers) and thereafter duly and promptly deliver to the Security Agent the letter or letters of resignation and letter or letters of authority referred to in clause 4.1 (Supporting documents) duly signed by such additional directors) or officer(s);

4.2.6	Maintenance of value of security: not do or cause or permit to be done anything which in any way depreciates, jeopardises or otherwise prejudices the value to the Security Agent of the security created by this Deed;

4.2.7	Indebtedness due from the Corporation: not demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Shareholder from the Corporation or from any other person liable or demand or accept any security in respect of the same or assign or charge the same as security;

4.2.8	No set-off or counterclaim: not claim any set-off or counterclaim against the Corporation or any other person liable or claim or prove in competition with the Security Agent in the bankruptcy or liquidation (or equivalent) of the Corporation or any other person liable or have the benefit of, or share in, any payment from or composition with, the Corporation or any other person liable for any indebtedness of the Corporation or other any person liable but so that, if so directed by the Security Agent, it will prove for the whole or any part of its claim in the liquidation or bankruptcy (or equivalent) of the Corporation on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Agent and applied in or towards discharge of the liabilities and obligations of the Shareholder to the Security Agent under this Deed in such manner as the Security Agent shall deem appropriate;

4.2.9	No subrogation: not exercise its rights of subrogation, reimbursement and indemnity against the Corporation;

5

4.2.10	Payments and compositions: not have the benefit of any share in any payment or composition from the Corporation or any other person or in any other guarantee or security now or hereafter held by the Security Agent;

4.2.11	No Encumbrance: not take or receive any Encumbrance from the Corporation in respect of the liability of the Shareholder under this Deed; and

4.2.12	Reports, etc: promptly send to the Security Agent a copy of every report or other notice, statement or circular sent or delivered to the Shareholder by the Corporation.

4.3	Further covenants

The Shareholder hereby respectively further covenants and agrees with the Security Agent that:

4.3.1	Powers on default: the Security Agent and its nominees, at the discretion of the Security Agent, may following the occurrence of any Event of Default exercise in the name of the Shareholder or otherwise at any time whether (if the Shares are registered shares) pursuant to the powers conferred upon the Security Agent under any irrevocable proxy referred to in clause 4.1.3 (Irrevocable proxies) and whether before or after demand for payment and without any further consent or authority on the part of the Shareholder in respect of the Shares any voting rights and all powers or rights which may be exercisable by the person in whose name the Shares are registered but such power shall be exercised subject to the provisions of clause 5 (Dividend and voting rights) and only upon giving notice of the Event of Default to the Shareholder and the Corporation;

4.3.2	Transfer of Shares to Security Agent: if so requested by the Security Agent, by virtue of this Deed transfer all or any of the Shares to the Security Agent or to its nominees; and

4.3.3	Copies of this Deed: it will file or cause to be fifed a copy of this Deed with the Secretary (or other appropriate officer) of the Corporation for the purpose of giving notice of this pledge to the Corporation and that it will obtain and deliver to the Security Agent an acknowledgement of such filing.

5	Dividends and voting rights

5.1	Voting rights

(a)	Unless and until an Event of Default has occurred and is continuing or the Shareholder is in breach of any term of this Deed, the Shareholder shall be entitled to exercise all voting and other rights vested in the holder of the Shares notwithstanding that stock certificates in respect of the Shares are held by the Security Agent provided that the Shareholder shall not exercise such rights in a manner which would or might derogate from the security created by this Deed or conflict with any provision of any of the Security Documents.

(b)	If so required by the Shareholder, the Security Agent shall give a letter to the Shareholder evidencing that the Security Agent is in the possession of the pledged shares in order for the Shareholder to vote in any shareholder meetings of the Corporation.

5.2	Dividend rights

If an Event of Default has occurred and is continuing or the Shareholder is in breach of any term of this Deed, the Security Agent may require that any dividends, interest or other moneys which may be paid or payable in respect of the Secured Property shall be paid to the Security Agent and shall be applied by the Security Agent in or towards payment of the Expenses and the balance shall be applied by the Security Agent in accordance with clause 7.4 (Application of proceeds). So long as no Event of Default has occurred and is continuing and the Shareholder is not in breach of any term of this Deed and so long as the payment of any dividends, interest or other moneys does not constitute or give rise to a breach of any provision of the Security Documents, any such dividends shall be paid to the Shareholder.

6

5.3	Delivery of dividend mandate

Where the Security Agent becomes entitled to receive dividends pursuant to clause 5.2 (Dividend rights), the Shareholder shall immediately execute and deliver to the Corporation a dividend mandate in the form set out in schedule 7 (Form of dividend mandate)

5.4	Payment of dividends and interest

Any dividends, interest or other moneys or property hereby charged which may be received by the Shareholder after the power of sale under clause 7.1 (Enforcement) has arisen shall be held in trust for the Security Agent and paid or delivered to the Security Agent on demand in writing for application in accordance with clause 5.2 (Dividend rights).

6	Further assurance

6.1	Execution of further charges

The Shareholder shall, at its own expense at any time if and when required by the Security Agent execute such further legal or other pledges, charges or assignments in favour of the Security Agent as the Security Agent shall from time to time reasonably require over all or any of the Secured Property and all rights relating thereto both present and future (including any substituted securities and any vendor’s lien) and any other transfers or documents the Security Agent may from time to time require for perfecting its title to the same or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to secure all moneys, obligations and liabilities hereby covenanted to be paid or otherwise hereby secured or to facilitate realisation of the Secured Property or the exercise of the powers conferred on the Security Agent, such further pledges, charges or assignments to be prepared by or on behalf of the Security Agent at the cost of the Shareholder.

6.2	Other matters

The Shareholder also undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document act or thing as in the opinion of the Security Agent may be necessary or desirable for the purpose of more effectually pledging, charging or assigning the Secured Property or perfecting the security constituted or intended to be constituted by this Deed.

7	Powers of the Security Agent

7.1	Enforcement

At any time after the occurrence of an Event of Default (and so long as it is continuing):

7.1.1	Enforcement: upon giving notice of the Event of Default to the Corporation, the Security Agent and any nominee of the Security Agent wheresoever situate may complete the transfers in respect of the Shares (if they are in registered form) deposited with the Security Agent in accordance with clause 4.1.2 (Transfers) by dating the same and may submit all or any of the said transfers together with any stock or share certificates in respect thereof for registration in the name of the Security Agent or any nominee of the Security Agent and thereafter the Security Agent or any nominee of the Security Agent may exercise without further notice and without any restrictions in respect of all or any of the Secured Property all the powers or rights which may be exercisable by the registered holder of the Shares and all other powers conferred on mortgagees by law or otherwise; and

7.1.2	Application of dividends and interest: any dividends, interest or other payments which may be received or receivable by the Security Agent or by any nominee in respect of any of the Secured Property may be applied by the Security Agent as though they were proceeds of sale.

7

7.2	Sale or disposal

In exercising the powers referred to in clause 7.1 (Enforcement), the Security Agent may sell or dispose of the Secured Property or any part thereof at such times in such manner for such consideration and generally on such terms and conditions as the Security Agent may think fit (and the Security Agent shall be entitled to purchase any and all of the Secured Property so sold). Any such sale or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as the Security Agent shall think fit.

7.3	No enquiry by purchaser

No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Security Agent to exercise any of the powers hereby conferred has arisen nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

7.4	Application of proceeds

All moneys received by the Security Agent under, or in the exercise of any powers conferred by, this Deed shall be applied in or towards payment of the Expenses and the balance shall be applied in accordance with clause 18.1 (Application of moneys) of the Loan Agreement.

7.5	Expenses

The Shareholder shall pay to the Security Agent on a full indemnity basis on demand:

7.5.1	all expenses (including legal, printing and out-of-pocket expenses incurred by the Security Agent in connection with the negotiation, preparation, execution or registration of this Deed and of any amendment or extension of the granting of any waiver or consent under this Deed; and

7.5.2	all expenses (including legal, printing and out-of-pocket expenses) incurred by the Security Agent in contemplation of, or otherwise in connection with, the enforcement or preservation of any rights under this Deed or otherwise in respect of the Outstanding Indebtedness or the security therefor.

7.6	Indemnity

The Shareholder hereby agrees and undertakes to indemnify the Security Agent against all losses, actions, claims expenses, demands, obligations and liabilities whatsoever and whenever arising which may now or hereafter be incurred by the Security Agent or by any manager, agent, officer or employee of the Security Agent for whose liability, act or omission it or they, or any of them may be answerable, in respect of, in relation to or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or otherwise in connection therewith and herewith or with any part of the Secured Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in any of the Security Documents.

7.7	Liability of Security Agent

The Security Agent shall not be liable to account as mortgagee in possession in respect of all or any of the Secured Property and shall not be liable for any loss upon realisation or for any neglect or default to present any interest coupon or any bond or stock drawn for repayment or for any failure to pay any call or instalment or to accept any offer or to notify the Shareholder of any such matter or for any other loss of any nature whatsoever in connection with the Secured Property.

8

8	Attorney

8.1	Power of attorney

The Shareholder by way of security hereby respectively irrevocably appoints the Security Agent to be its attorney in its name and on its behalf and as its act and deed or otherwise to execute, seal, deliver and complete any transfers or other documents which the Security Agent may require for perfecting its title to or for vesting the Shares both present and future in the Security Agent or its nominees or in any purchaser and to make any alteration or addition to the Shares comprised therein or any other alteration or addition and to re-deliver the same thereafter and otherwise generally to sign, seal, deliver and otherwise perfect any such transfers or other documents and any legal or other pledges/charges or assignments over the Shares referred to in clause 6 (Further Assurance) and to do all such acts and things as may be required for the full exercise of the powers hereby conferred including any sale or other disposition realisation or getting in of the Secured Property and the Shareholder ratifies and confirms, and agrees to ratify and confirm any deed, assurance, agreement, instrument, act or thing which any such attorney may lawfully execute or do, provided always that such power shall not be exercisable until the occurrence of an Event of Default. The appointment of the Security Agent by the Shareholder as its attorney is irrevocable and coupled with an interest.

8.2	Dealings with attorneys

The exercise of such power by or on behalf of the Security Agent shall not put any person dealing with the Security Agent upon any enquiry as to whether an Event of Default has occurred, nor shall such person be in any way affected by notice that no such event has occurred, and the exercise by the Security Agent of such power shall constitute conclusive evidence of its right to exercise the same.

8.3	Filings

The Shareholder hereby irrevocably appoints the Security Agent to be its attorney in its name and on its behalf and as its act and deed or otherwise of it to agree the form of and to do and execute all deeds, instruments, acts and things to file, record, register or enrol this Deed which the Security Agent may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence of this Deed.

9	Continuing security and other matters

9.1	Continuing security

It is agreed that the security created by this Deed and the obligations and liabilities of the Shareholder and rights, remedies and powers of the Security Agent hereunder:

9.1.1	shall be held by the Security Agent as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Finance Documents, express or implied;

9.1.2	shall be in addition to and shall not prejudice or affect and may be enforced by the Security Agent without prior recourse to, the security created by any other of the Security Documents or by any present or future Collateral Instruments right or remedy held by or available to the Security Agent or any right or remedy of the Security Agent thereunder;

9.1.3	may be enforced by the Security Agent without prior recourse to any such security or guarantee as is referred to in clause 9.1.2 and the Shareholder waives all rights it may have of first requiring the Security Agent to enforce any such security or guarantee or to proceed against or claim payment from the Corporation or any other person;

9.1.4

shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness or by any settlement of accounts between the Corporation, the Shareholder or any other person who may be liable to the Security Agent in respect of the Outstanding Indebtedness

9

or any part thereof and the Security Agent but any such intermediate payment or satisfaction shall be taken into account for the determination of the balance of the Outstanding Indebtedness;

9.1.5	shall not in any way be prejudiced or affected by any time, indulgence or relief being given by the Security Agent to the Corporation or any other person, by any amendment or supplement to the Loan Agreement, any of the other Finance Documents or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect or perfect or enforce any right, remedy or security against the Corporation or any other person or by anything done or omitted which but for this provision might operate to exonerate the Shareholder; and

9.1.6	shall not in any way be prejudiced or affected by any change in the constitution of, or any amalgamation or reconstruction of the Corporation, the Security Agent or any other person or by any legal limitation, disability, incapacity or other circumstances relating to the Corporation or any other person, whether or not known to the Security Agent, by any invalidity or irregularity or unenforceability of the obligations of the Corporation or any other person under the Loan Agreement or any of the other Finance Documents or otherwise and so that in the event that any obligation or purported obligation of the Corporation or any other person which, if enforceable or valid or continuing, would be secured by this Deed is or becomes wholly or in part unenforceable or invalid or terminated for any reason whatsoever, the Shareholder will keep the Security Agent fully indemnified against any loss suffered by the Security Agent as a result of any failure by the Corporation or such other party to perform any such obligation or purported obligation.

9.2	Rights additional

All the rights, remedies and powers vested in the Security Agent hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Security Agent under this Deed, the Loan Agreement, the other Finance Documents or at law and all the powers so vested in the Security Agent may be exercised from time to time and as often as the Security Agent may deem expedient.

9.3	No enquiry

The Security Agent shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Deed or to make any claim or take any action to collect any moneys receivable by the Security Agent in the exercise of any powers conferred by this Deed or to enforce any rights or benefits hereby assigned to the Security Agent or to which the Security Agent may at any time be entitled under this Deed.

9.4	Suspense account

Any money received by virtue of or in connection with the security created by this Deed may be placed to the credit of a suspense account with a view to preserving the rights of the Security Agent to prove for the whole of the Outstanding Indebtedness against the Corporation in the event of any proceedings in, or analogous to, liquidation, composition or arrangement.

9.5	Settlements conditional

Any release, discharge or settlement between the Shareholder and the Security Agent shall be conditional upon no security disposition or payment to the Security Agent by the Corporation, the Shareholder or any other person being void or set aside or ordered to be refunded pursuant to any provisions or enactments relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Security Agent shall be entitled to enforce the security created by this Deed and the other Finance Documents as if such release, settlement or discharge had not occurred and any such payment had not been made.

10

9.6	No responsibility for loss

The Security Agent shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this Deed.

10	Discharge of security

10.1	On payment to the Security Agent of the Outstanding Indebtedness in full the security hereby constituted shall terminate and the Security Agent shall, at the request and forthwith and with cost for the Shareholder, deliver, transfer or cause to be released to the Shareholder or to such person or persons as the Shareholder shall direct the documents and other articles referred to in clause 4.1 (Supporting documents) and release and retransfer the Secured Property to the Shareholder or to such person or persons as the Shareholder shall direct, free and discharged from the security hereby constituted.

11	Certificates

11.1	Any certificates or determination of the Security Agent as to the amount owing by the Shareholder to the Security Agent under, or secured by, this Deed shall, in the absence of manifest error, be conclusive and binding on and against the Shareholder.

12	Payments

12.1	No deductions

All payments to be made by the Shareholder under this Deed shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 12.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account as the Security Agent shall from time to time notify to the Shareholder.

12.2	Grossing-up for Taxes

Subject to the provisions of clause 11.5 of the Loan Agreement if at any time the Shareholder is required to make any deduction or withholding in respect of Taxes from any payment due under this Deed for the account of the Security Agent, the sum due from the Shareholder in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Agent receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Shareholder shall indemnify the Security Agent against any losses or costs incurred by reason of any failure of the Shareholder to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Shareholder shall promptly deliver to the Security Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

12.3	Currency indemnity

If any sum due from the Shareholder under this Deed or any order or judgment given or made in relation hereto has to be converted from the currency (first currency) in which the same is payable under this Deed or under such order or judgment into another currency (second currency) for the purpose of (a) making or filing a claim or proof against the Shareholder, (b) obtaining an order or judgment in any court of other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed, the Shareholder shall indemnify and hold harmless the Security Agent from against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Security Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such

11

order, judgment, claim or proof. Any amount due from the Shareholder under this clause 12.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Deed and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

13	Notices and other matters

13.1	Notices

The provisions of clause 23.1 (Notices) of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed save that any certificate, advice, demand or other communication shall be sent, if to be sent to the Shareholder, to it at:

Dryships Inc, Athens Office,

80 Kifisias Avenue,

151 24 Marousi,

Athens, Greece,

Fax No:    +30 210 80 90 505,

Attention: Mr. Ziad Nakhleh

13.2	No waiver

No failure or delay by the Security Agent in exercising any right, power or remedy vested in it under this Deed shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

13.3	Severability

Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.4	Delegation of powers

The Security Agent shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed (including the power vested in it by virtue of clause 8 (Attorney)) in such manner, upon such terms, and to such person as the Security Agent in its absolute discretion may think fit.

13.5	Benefit of this Deed

This Deed shall be binding on, and enure for the benefit of, the Shareholder and the Security Agent and their respective successors.

13.6	Assignment by Shareholder

The Shareholder may not assign or transfer any of its respective rights or obligations under this Deed.

13.7	Disclosure of information

The Security Agent may disclose to a potential assignee or transferee or to any other person who may propose entering into contractual relations with the Security Agent in relation to the Loan Agreement, such information about the Shareholder as the Security Agent shall consider appropriate.

12

14	Law and jurisdiction

14.1	Law

This Deed and any non-contractual obligations in connection with this Deed shall be governed by and interpreted in accordance with English law.

14.2	Submission to jurisdiction

For the benefit of the Security Agent, the parties hereto irrevocably agree that any legal action or proceedings arising out of or in connection with this Deed against them or their assets may be brought in the courts of England or in the courts of any other country chosen by the Security Agent, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Deed. The Shareholder hereby and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of International House 1st Katharine Way, London E1W 1AY to receive, for it and on its behalf, service of process issued out of the courts of England in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Agent to take proceedings against the Shareholder in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Shareholder further agrees that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Shareholders may have against the Security Agent arising out of or in connection with this Deed.

14.3	Contracts (Rights of Third Parties) Act 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed the day and year first before written.

13

Schedule 1

The Shares

Name of Shareholder	Certificate nos.	No. of stocks/ shares etc.	Par value of each ($)
[Oceanview Shareholders Limited]	1	500	20

[Oceansurf Shareholders Limited]

[Oceancentury Shareholders Limited]

14

Schedule 2

Specimen instrument of transfer

INSTRUMENT OF TRANSFER OF SHARES

We, [OCEANVIEW SHAREHOLDERS LIMITED] [OCEANSURF SHAREHOLDERS LIMITED] [OCEANCENTURY SHAREHOLDERS LIMITED] (the Transferor) of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, for good and valuable consideration including the sum of US$1 paid to us by China Development Bank Corporation of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia, P.R. China (hereinafter called the Transferee) do hereby transfer to the said Transferee pursuant to the terms of a share pledge dated (Pledge) and made between ourselves and China Development Bank Corporation as the Security Agent, five-hundred (500) fully paid up common shares with the par value of US$20 each of

[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a corporation organized and existing under the laws of the Republic of Liberia.

In witness whereof we have hereunto put our respective hands and seal today the      day of 201    .

WITNESS:

Name:

SIGNED:
TRANSFEROR [NAME]
By:
Name:
Title:

Name:

TRANSFEREE

Name:

15

Schedule 3

Shareholders’ letter of authority

To:	China Development Bank Corporation

Date:

Dear Sirs,

[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED] (Corporation)

We hereby unconditionally and irrevocably authorise you to date and otherwise complete the share/stock transfer forms in respect of our shares in the Corporation deposited by ourselves with yourselves pursuant to the pledge dated              201— (Pledge) between ourselves and yourselves, as and when you become entitled to date and complete the same pursuant to the terms of the pledge.

Yours faithfully

[Oceanview Shareholders Limited]

[Oceansurf Shareholders Limited]

[Oceancentury Shareholders Limited]

By:

Name:

Title:

on behalf of

16

Schedule 4

Form of irrevocable proxy

We, [OCEANVIEW SHAREHOLDERS LIMITED] [OCEANSURF SHAREHOLDERS LIMITED] [OCEANCENTURY SHAREHOLDERS LIMITED] hereby irrevocably appoint China Development Bank Corporation as our proxy to vote at meetings of the Shareholders of [Oceanview Owners Limited] [Oceansurf Owners Limited] [Oceancentury Owners Limited] (Corporation) in respect of any existing or further shares in the Corporation which may have been or may from time to time be issued to us and/or registered in our name. This proxy is irrevocable by reason of being coupled with the interest of China Development Bank Corporation as pledgee of the aforesaid shares.

[OCEANVIEW SHAREHOLDERS LIMITED] [OCEANSURF SHAREHOLDERS LIMITED]

[OCEANCENTURY SHAREHOLDERS LIMITED]

By:

Name:

Title:

Dated:

17

Schedule 5

Directors’/Officers’ resignation letter

To:	The Secretary and Directors,

[Oceanview Owners Limited] [Oceansurf Owners Limited] [Oceancentury Owners Limited] (Corporation)

Date:

Dear Sirs,

I hereby resign as [a director] [and] [an officer] of the Corporation effective the date hereof and confirm that I have no right to compensation or claims against the Corporation for loss of office, arrears of pay or otherwise howsoever.

Yours faithfully

18

Schedule 6

Directors’/Officers’ letter of authority

To:	China Development Bank Corporation

Date:

Dear Sirs

[Oceanview Owners Limited] [Oceansurf Owners Limited] [Oceancentury Owners Limited] (Corporation)

I hereby unconditionally and irrevocably authorise you to date the resignation letter in respect of the Corporation deposited by me with you pursuant to the pledge dated              201— (Pledge) between [OCEANVIEW SHAREHOLDERS LIMITED] [OCEANSURF SHAREHOLDERS LIMITED] [OCEANCENTURY SHAREHOLDERS LIMITED] and yourselves, as and when you wish to do so following an Event of Default (as defined or referred to in the Pledge).

Yours faithfully

19

Schedule 7

Form of dividend mandate

To:	[Oceanview Owners Limited] [Oceansurf Owners Limited] [Oceancentury Owners Limited]

Dividend Mandate

With effect from today’s date and pending receipt by you of instructions from ourselves and China Development Bank Corporation to the contrary we, [Oceanview Shareholders Limited] [Oceansurf Shareholders Limited] [Oceancentury Shareholders Limited], hereby authorise and direct you to pay any dividends, interest or other moneys paid or payable on the shares in [Oceanview Owners Limited] [Oceansurf Owners Limited] [Oceancentury Owners Limited] registered in our name to or to the order of China Development Bank Corporation of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, P.R. China. On receipt of this mandate please acknowledge to China Development Bank Corporation at the above address that you will act in accordance with the instructions contained herein.

Dated:

For and on behalf of [Oceanview Shareholders Limited] [Oceansurf Shareholders Limited] [Oceancentury Shareholders Limited]

By:

Name:

Title:. Director

20

SIGNED, SEALED and DELIVERED	)
as a DEED for and on behalf of	)
[Oceanview Shareholders Limited]
[Oceansurf Shareholders Limited]
[Oceancentury Shareholders Limited]	)
acting by its duly appointed Attorney [pursuant to a	)
power of attorney dated {date}]	)	Attorney-in-Fact
in the presence of:	)

Witness:
Name:
Address:
Occupation:

SIGNED, SEALED and DELIVERED	)
as a DEED for and on behalf of	)
CHINA DEVELOPMENT BANK CORPORATION	)
	)	Attorney-in-Fact
in the presence of:	)

Witness:
Name:
Address:
Occupation:

21

Schedule 14

Form of Confidentiality Undertaking

[Letterhead of Finance Party]

To:

Re:	The Facility

Date: [—]

Amount: Up to US$[—]

Facility Agent: China Development Bank Corporation, Ningxia Branch

Dear Sirs

We understand that you are considering acquiring a Facility Interest. We have appointed you as our agent to receive communications, notices, information and documents on our behalf in respect of the Facility. In consideration of us agreeing to make available to you receiving certain information on our behalf in the course of acting as our agent, by your signature of a copy of this letter you agree as follows:

1	Confidentiality undertaking

1.1	You undertake:

1.1.1	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.1.2	to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility; and

1.1.3	to use the Confidential Information only for the Permitted Purpose.

2	Permitted disclosure

2.1	We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1.1.2 above as you shall consider appropriate:

2.1.1

to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.1.2	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

2.1.3	with the prior written consent of us and the Borrowers.

3	Notification of disclosure

3.1	You agree (to the extent permitted by law and regulation) to inform us:

3.1.1	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2.1.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.1.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of copies

[If you do not acquire a Facility interest] [If your appointment as agent to receive communications, notices, information and documents on our behalf is terminated], you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.1.2 above.

5	Continuing obligations

The obligations in this letter are continuing and, in particular, shall survive the termination [of any discussions or negotiations between you and us] [of your appointment].

6	No representation; consequences of breach, etc

6.1	You acknowledge and agree that:

6.1.1	neither we nor any of our officers, employees or advisers (each a Relevant Person) (a) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (b) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.1.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	Entire Agreement: no waiver; no amendments, etc

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrowers and each other member of the Group.

10	Third party rights

10.1	Subject to this paragraph 10.1 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10.2 and the provisions of the Third Parties Act.

10.3	Any variation or waiver of any obligation of confidentiality and non-use is subject to the consent of the Borrowers.

11	Governing law and jurisdiction

11.1	This letter (and the agreement constituted by your acknowledgement of its terms (the Letter) and any non-contractual obligations arising out of or in connection with it (including any non- contractual obligations arising out of the negotiation of the transaction contemplated by the Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12	Definitions

In this letter (including the acknowledgement set out below):

Borrowers means the borrowers under the Facility Agreement.

Confidential Information means all information relating to the Borrowers, the Group, the Finance Documents and/or the Facility which is provided to you in relation to the Finance Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Facility Agreement means the facility agreement dated [—] 2012 and made between the Borrowers and China Development Bank Corporation as mandated lead arranger, original lender, facility agent and security agent.

Facility Interest means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility whether by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

Finance Documents means the documents defined in the Facility Agreement as Finance Documents,

Group has the meaning given to it under the Facility Agreement.

Guarantor means the guarantor under the Facility Agreement.

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies.

Permitted Purpose means [considering and evaluating whether to enter into the Facility] [acting as our agent for receipt of documents, information, notices and communications in respect of the Facility].

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

Finance Party

To:	Finance Party

The Borrowers and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender] [Agent of Lender]

Schedule 15

Form of General Assignment

Private & Confidential

Agreed Form of General Assignment

Dated

[OCEANVIEW OWNERS LIMITED]

[OCEANSURF OWNERS LIMITED]

[OCEANCENTURY OWNERS LIMITED]

and

CHINA DEVELOPMENT BANK CORPORATION

GENERAL ASSIGNMENT

relating to m.v. “[insert name of Ship]”

Contents

Clause		Page

1	Definitions	1

2	Assignment	4

3	Continuing security and other matters	5

4	Covenants	6

5	Powers of Mortgagee to protect security and remedy defaults	7

6	Powers of Mortgagee on Event of Default	7

7	Application of moneys	8

8	Remedies cumulative and other provisions	9

9	Costs and indemnity	9

10	Attorney	10

11	Further assurance	10

12	Notices	11

13	Counterparts	11

14	Severability of provisions	11

15	Law, and jurisdiction	12

Schedule 1 Forms of Loss Payable Clauses		13

Schedule 2 Form of Notice of Assignment of Insurances		15

Schedule 3 Power of Attorney		16

THIS GENERAL ASSIGNMENT is dated — 20 — and made BETWEEN:

(1)	[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Republic of Liberia with registered number [C-113416] [C-113418] [C-113417] (the Owner); and

(2)	CHINA DEVELOPMENT BANK CORPORATION, acting for the purposes of this Deed through its branch at Ningxia, People’s Republic of China, as security agent and trustee for and on behalf of the Finance Parties (as defined below) (the Mortgagee).

WHEREAS:

(A)	the Owner is the sole, absolute and unencumbered, legal and beneficial owner of all shares in the Ship described in clause 1.2;

(B)	by a loan agreement dated [—] 2012 and made between (1) the Owner, Oceansurf Owners Limited and Oceancentury Owners Limited as joint and several borrowers (therein and herein referred to as the Borrowers), (2) Bank of China Limited as coordinating mandated lead arranger, China Development Bank Corporation as mandated lead arranger, facility agent (in such capacity the Facility Agent) and Security Agent and (3) the financial institutions referred to in part 2 of schedule 1 thereto as original lenders (the Lenders), the lenders agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a buyer credit facility of up to a maximum of one hundred and twenty two million and five hundred and eighty thousand Dollars ($122,580,000);

(C)	the Owner has executed in favour of the Mortgagee a statutory Maltese mortgage of even date herewith in account current form constituting a first priority mortgage of all shares in the said Ship together with a supplemental General Assignment; and

(D)	this Deed is supplemental to the Loan Agreement and to the security thereby created and is the General Assignment referred to in the Loan Agreement.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Deed.

1.2	Definitions

In this Deed, unless the context otherwise requires:

Assigned Property means:

(a)	the insurances;

(b)	the Earnings; and

(c)	any Requisition Compensation

of the Ship

Collateral Instruments means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an

1

obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Owner or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind

Default means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default

Earnings means all moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship

Encumbrance means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect)

Expenses means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee in connection with the exercise of the powers referred to in or granted by this Deed or otherwise payable by the Owner in accordance with clause 9 (Costs and indemnity); and

(b)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with clause [8.4 (Default Interest)] of the Loan Agreement (as conclusively certified by the Mortgagee)

Facility Agent includes its successors in title and its replacements

Loan means the aggregate principal amount advanced and/or to be advanced from time to time by the Lenders to the Owner pursuant to the Loan Agreement or, as the context may require, the amount thereof at any time outstanding

Loan Agreement means the agreement dated [—] 2012 mentioned in recital (A) hereto as It may from time to time be amended, restated, novated or replaced (however fundamentally including by an increase of any size in any facility made available under it, the alteration of the nature, purpose or period of any such facility or the change of its parties)

Insurances means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Mortgagee or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums)

Loss Payable Clauses means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such provisions to be in the forms set out in Schedule 1 (Forms of Loss Payable Clauses) or in such other forms as may from time to time be agreed in writing by the Mortgagee

2

Mortgage means the first priority statutory mortgage mentioned in recital (C)

Mortgagee includes the successors in title and replacements of the Mortgagee

Notice of Assignment of Insurances means a notice of assignment in the form set out in Schedule 2 (Form of Notice of Assignment of Insurances) or in such other form as may from time to time be required or agreed in writing by the Mortgagee

Outstanding Indebtedness means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Mortgagee, the Finance Parties or any of them, whether actually or contingently, under the Loan Agreement and the Finance Documents or any of them

Owner includes the successors in title of the Owner

Requisition Compensation means all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship

Security Period means the period commencing on the date hereof and terminating upon discharge of the security created by the Finance Documents by payment of all moneys payable thereunder

Ship means the vessel — registered at the Port of [Valletta] under Official Number — and includes any share or interest therein and her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and also any and all additions, improvements and replacements hereafter made in or to such vessel or any part thereof or in or to her equipment and appurtenances aforesaid

Taxes includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and Taxation shall be construed accordingly; and

Total Loss means:

(a)	the actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Ship be released and restored to the Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Deed and references to this Deed include its schedules;

3

1.4.2	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3	words importing the plural shall include the singular and vice versa;

1.4.4	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.5	references to a guarantee shall include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and guaranteed shall be construed accordingly; and

1.4.6	references to statutory provisions shall be construed as references to those provisions as replaced or amended or re-enacted from time to time.

1.5	Conflict with the Loan Agreement

This Deed shall be read together with the Loan Agreement but in case of any conflict between (a) the Loan Agreement and (b) this Deed, the provisions of the Loan Agreement shall prevail over those of this Deed.

2	Assignment

2.1	Assignment

By way of security for payment of the Outstanding Indebtedness, the Owner with full title guarantee hereby assigns and agrees to assign to the Mortgagee absolutely all its rights, title and interest in and to the Assigned Property and all its benefits and interests present and future therein provided however that:

2.1.1	Earnings: the Earnings shall be payable to the Operating Account until such time as a Default shall occur and the Mortgagee shall direct to the contrary whereupon the Owner shall forthwith, and the Mortgagee may at any time thereafter, instruct the persons from whom the Earnings are then payable to pay the same to the Mortgagee or as it may direct and any Earnings then in the hands of the Owner’s brokers or other agents shall be deemed to have been received by them for the use and on behalf of the Mortgagee;

2.1.2	Insurances: unless and until a Default shall occur (whereupon all insurance recoveries, other than any moneys payable under any loss of earnings insurance, shall be receivable by the Mortgagee and applied in accordance with clause 7.1 (Application) or clause 7.4 (Application of Insurances received by Mortgagee), as the case may be):

(a)	any moneys payable under the Insurances other than any moneys payable under any loss of earnings insurance, shall be payable in accordance with the terms of the relevant Loss Payable Clause and the Mortgagee will not in the meantime give any notification to the contrary to the insurers as contemplated by the Loss Payable Clauses; and

(b)	any insurance moneys received by the Mortgagee in respect of any major casualty (as specified in the relevant Loss Payable Clause) shall, unless prior to receipt or whilst such moneys are in the hands of the Mortgagee there shall have occurred a Default (whereupon such insurance monies shall be applied in accordance with clause 7.1 (Application) or clause 7.4 (Application of Insurances received by Mortgagee), as the case may be), be paid over to the Owner upon the Owner furnishing evidence satisfactory to the Mortgagee that all loss and damage resulting from such casualty has been properly made good and repaired, and that all repair accounts and other liabilities whatsoever in connection with the casualty have been fully paid and discharged by the Owner, provided however that the insurers with whom the fire and usual marine risks insurances are effected may, in the case of a major casualty, and with the previous consent in writing of the Mortgagee, make payment on account of repairs in the course of being effected; and

4

(c)	any moneys payable under any loss of earnings insurance shall be payable in accordance with the terms of the relevant Loss Payable Clause and shall be subject to such provisions of this clause 2 as shall apply to Earnings and the Mortgagee will not give any notification to the insurers as contemplated in such Loss Payable Clause unless and until the Mortgagee shall have become entitled under clause 2.1.1 to direct that the Earnings be paid to the Mortgagee.

2.2	Notice and endorsement

2.2.1	Promptly on being requested to so do by the Mortgagee, the Owner shall give written notice (in the form of the Notice of Assignment of Insurances in respect of the assignment of the Insurances and otherwise in such form as the Mortgagee shall require consistent with this clause 2) of the assignment in this Deed to anyone from whom any part of the Assigned Property is or may be due and provide the Mortgagee with as many of such notices signed by the Owner as the Mortgagee may require.

2.2.2	The Owner shall ensure that the interest of the Mortgagee as assignee of the Insurances is endorsed on all insurance policies and other documents for such Insurances by the incorporation of a Loss Payable Clause and a Notice of Assignment of insurances signed by the Owner.

2.3	Use of Owner’s name

The Owner covenants and undertakes with the Mortgagee to do or permit to be done each and every act or thing which the Mortgagee may from time to time require to be done for the purpose of enforcing the Mortgagee’s rights under this Deed and to allow its name to be used as and when required by the Mortgagee for that purpose.

2.4	Reassignment

Upon payment and discharge in full to the satisfaction of the Mortgagee of the Outstanding Indebtedness, the Mortgagee shall, forthwith with specific request and at the cost of the Owner, re-assign the Earnings, the Insurances and any Requisition Compensation to the Owner or as it may direct.

3	Continuing security and other matters

3.1	Continuing security

The security created by this Deed shall:

3.1.1	be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Finance Documents, express or implied and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee or the Finance Parties or any of them in respect of the Outstanding Indebtedness or any part thereof and the Mortgagee);

3.1.2	be in addition to, and shall not in any way prejudice or affect, and may be enforced by the Mortgagee without prior recourse to, the security created by any of the other Finance Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee or the Finance Parties or any right or remedy of the Mortgagee or the Finance Parties thereunder; and

3.1.3	not be in any way prejudiced or affected by the existence of any of the other Finance Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part

5

void, voidable or unenforceable on any ground whatsoever or by the Mortgagee dealing with, exchanging, varying or failing to perfect or enforce any of the same, or giving time for payment or performance or indulgence or compounding with any other person liable.

3.2	Rights additional

All the rights, remedies and powers vested in the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee or the Finance Parties or any of them under the Loan Agreement, the other Finance Documents or any such Collateral Instrument or at law and that all the powers so vested in the Mortgagee or the Finance Parties may be exercised from time to time and as often as the Mortgagee or the Finance Parties or any of them may deem expedient.

3.3	No enquiry

The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Deed or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under this Deed.

3.4	Obligations of Owner and Mortgagee

The Owner shall remain liable to perform all the obligations assumed by it in relation to the Assigned Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Owner to perform its obligations in respect thereof.

3.5	Suspense account

Any money received by virtue of or in connection with the security created by this Deed may be placed to the credit of a suspense account with a view to preserving the rights of the Mortgagee to prove for the whole of the Outstanding Indebtedness against the Owner in the event of any proceedings in, or analogous to, liquidation, composition or arrangement.

3.6	Settlements conditional

Any release, discharge or settlement between the Owner and the Mortgagee or the Finance Parties or any of them shall be conditional upon no security disposition or payment by the Owner or any other person to the Mortgagee or the Finance Parties or any of them being void or set aside or ordered to be refunded pursuant to any provisions or enactments relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Mortgagee shall be entitled to enforce the security created by this Deed and the other Finance Documents as if such release, settlement or discharge had not occurred and any such payment had not been made.

4	Covenants

4.1	The Owner hereby covenants with the Mortgagee and undertakes throughout the Security Period:

4.1.1	Encumbrances: not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to create or purport or agree to create or permit to arise or subsist any Encumbrance over or in respect of the Assigned Property otherwise than to or in favour of the Mortgagee;

4.1.2	Sale or other disposal: not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to dispose of the Assigned Property;

4.1.3	Payment of Earnings: to procure that the Earnings are paid to the Operating Account pursuant to clause 19.2 (Operating Account: credits and withdrawals) of the Loan Agreement (or to such

6

other account as the Mortgagee may from time to time agree) and to procure that the same are paid to the Mortgagee at all times if and when the same shall be or shall have become so payable in accordance with the Finance Documents after the Mortgagee shall have directed pursuant to clause 2.1.1 that the same shall be no longer receivable by the Owner and that any Earnings which are so payable and which are in the hands of the Owner’s brokers or agents are duly accounted for and paid over to the Mortgagee forthwith on demand;

4.1.4	No Encumbrance: not to take or receive any Encumbrance from any Security Party in respect of the liability of the Owner under this Deed.

5	Powers of Mortgagee to protect security and remedy defaults

The Mortgagee shall, without prejudice to its other rights, powers and remedies under any of the Finance Documents, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Deed and the other Finance Documents, and all Expenses attributable thereto shall be payable by the Owner on demand.

6	Powers of Mortgagee on Event of Default

6.1	Powers

Upon the happening of any Event of Default, the Mortgagee shall become forthwith entitled following notice given to the Owner in accordance with the provisions of clause 15.2 (Acceleration) of the Loan Agreement to declare the Outstanding Indebtedness or any relevant part thereof to be due and payable immediately or in accordance with such notice, whereupon the Outstanding Indebtedness or the relevant part thereof shall become so due and payable and (whether or not the Agent shall have given any such notice) the Mortgagee shall become forthwith entitled, as and when it may see fit, to put into force and exercise in relation to the Assigned Property or any part thereof all or any of the rights, powers and remedies possessed by it (whether at law, by virtue of this Deed or otherwise) and in particular (without limiting the generality of the foregoing):

6.1.1	to require that all policies, contracts, certificates of entry and other records relating to the insurances (including details of and correspondence concerning outstanding claims) be delivered forthwith to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

6.1.2	to withdraw the Ship from any Pool Agreement and/or to direct that the Ship’s pool earnings shall be paid to the Mortgagee;

6.1.3	to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of any other part of the Assigned Property, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit, and, in the case of the Insurances, to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

6.1.4	to discharge, compound, release or compromise claims in respect of the Assigned Property which have given or may give rise to any charge or lien or other claim on the Assigned Property or which are or may be enforceable by proceedings against the Assigned Property; and

6.1.5	to recover from the Owner within seven days of demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 6.1.

6.2	Liability of mortgagee in possession

The Mortgagee shall not be liable as mortgagee in possession in respect of all or any of the Assigned Property to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such.

7

7	Application of moneys

7.1	Application

All moneys received by the Mortgagee in respect of:

7.1.1	recovery under the Insurances (other than under any loss of earnings insurance and any such sum or sums as may have been received by the Mortgagee in accordance with the relevant Loss Payable Clause in respect of a major casualty as therein defined and paid over to the Owner as provided in clause 2.1.2(b) or which fall to be otherwise applied under clause 7.4 (Application of Insurances received by Mortgagee);

7.1.2	Requisition Compensation;

7.1.3	(without prejudice to clause 2.1.1) Earnings;

shall be held by it upon trust in the first place to pay or make good the Expenses and the balance shall:

(a)	in the case of moneys received in respect of recovery under the Insurances in relation to a Total Loss of the Ship or Requisition Compensation:

(i)	if no Default has occurred, be applied in making such prepayment as the Agent may require in accordance with clause 9.3 (Mandatory cancellation or prepayment - Total Loss or disposal/sale) of the Loan Agreement and any payments required pursuant to clause 9.7 (Amounts payable on prepayment) of the Loan Agreement and the balance, if any, shall be paid to the Owner; or

(ii)	if a Default has occurred and is continuing but no Event of Default has occurred, be retained by the Mortgagee until such time as such Default is remedied and no other Default has occurred and is continuing (whereupon such moneys shall be applied in making such prepayment as the Facility Agent may require in accordance with clauses clause 9.3 (Mandatory cancellation or prepayment - Total Loss or disposal/sale) of the Loan Agreement and any payments required pursuant to clause 9.7 (Amounts payable on prepayment) of the Loan Agreement and the balance, if any, shall be paid to the Owner) and/or shall be applied by the Mortgagee in or towards satisfaction of any sums due and payable by the Owner under the Finance Documents or any of them by virtue of payment demanded thereunder, in each case as the Mortgagee may in its absolute discretion determine; and

(b)	in all cases if an Event of Default has occurred, be applied by the Mortgagee in the manner specified in clause 22.22 (Order of application) of the Loan Agreement.

7.2	Shortfalls

In the event that the balance referred to in clause 7.1 (Application) is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable for the time being therefor.

7.3	Application of Earnings received by Mortgagee

Any moneys received by the Mortgagee in respect of the Earnings shall:

7.3.1

if received by the Mortgagee, or in the hands of the Mortgagee, prior to the occurrence of an Event of Default, be retained by the Mortgagee and shall be paid over by the Mortgagee, to the Operating Account at such times, in such amounts and for such purposes and/or shall be

8

applied by the Mortgagee, in or towards satisfaction of any sums from time to time accruing due and payable by the Owner under the Security Documents or any of them or by virtue of payment demanded thereunder, in each case as the Mortgagee, may in its discretion determine;

7.3.2	if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of an Event of Default, be applied by the Mortgagee in the manner specified in clause 7.1 (Application) and/or clause 7.3.1, as the Mortgagee may in its absolute discretion determine.

7.4	Application of Insurances received by Mortgagee

Any moneys received by the Mortgagee in respect of the insurances (other than in respect of recovery under any loss of earnings insurance or in respect of a Total Loss) shall:

7.4.1	if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of a Default but prior to the occurrence of an Event of Default, be retained by the Mortgagee, and shall be paid over by the Mortgagee, to the Owner at such times, in such amounts and for such purposes and/or shall be applied by the Mortgagee, in or towards satisfaction of any sums from time accruing due and payable by the Owner under the Security Documents or any of them or by virtue of payment demanded thereunder, in each case as the Mortgagee, may in its absolute discretion determine;

7.4.2	if received by the Mortgagee, or in the hands of the Mortgagee after the occurrence of an Event of Default, be applied by the Mortgagee in the manner specified in clause 7.1 (Application) and/or clause 7.4.1, as the Mortgagee may in its absolute discretion determine.

8	Remedies cumulative and other provisions

8.1	No implied waivers; remedies cumulative

No failure or delay on the part of the Mortgagee or the Finance Parties or any of them to exercise any right, power or remedy vested in it under the Loan Agreement, this Deed, the Mortgage or any of the other Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy nor shall the giving by the Mortgagee of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Mortgagee to withhold or give consent to the doing of any other similar act. The remedies provided in the Loan Agreement, this Deed and the other Finance Documents are cumulative and are not exclusive of any remedies provided by law.

8.2	Delegation

The Mortgagee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed (including the power vested in it by virtue of clause 10 (Attorney) or any of the other Finance Documents in such manner, upon such terms, and to such persons as the Mortgagee in its absolute discretion may think fit.

9	Costs and indemnity

9.1	Costs

The Owner shall pay to the Mortgagee on demand on a full indemnity basis all expenses or liabilities of whatsoever nature (including legal fees, fees of insurance advisers, printing, out-of-pocket expenses, stamp duties, registration fees and other duties or charges) together with any value added tax or similar tax payable in respect thereof, incurred by the Mortgagee in connection with the enforcement of, or preservation of any rights under this Deed or otherwise in respect of the Outstanding Indebtedness and the security therefor or in connection with the preparation, completion, execution or registration of the Loan Agreement, this Deed or any of the other Finance Documents.

9

9.2	Mortgagee’s indemnity

The Owner hereby agrees and undertakes to indemnify the Mortgagee against all losses, actions, claims, expenses, demands, obligations and liabilities whatever and whenever arising which may now or hereafter be incurred by the Mortgagee or by any manager, agent, officer or employee for whose liability, act or omission it or he may be answerable, in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed, or otherwise in connection therewith and herewith or with any part of the Assigned Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in this Deed.

10	Attorney

10.1	Power

10.1.1	By way of security, the Owner hereby irrevocably appoints the Mortgagee to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred by this Deed, the Loan Agreement or any of the other Finance Documents, or which may be deemed proper in or in connection with all or any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney under the Powers of Attorney Act 1971, and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee may execute or do pursuant thereto.

10.1.2	The power in clause 10.1.1 above is subject to the provision that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of an Event of Default. The parties hereto declare that the mandate hereby granted is so granted in the interest of the Mortgagee and as part of its security.

10.2	Exercise of power

The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such Event of Default has happened, and the exercise by the Mortgagee of such power shall be conclusive evidence of the Mortgagee’s right to exercise the same.

10.3	Filings

The Owner hereby irrevocably appoints the Mortgagee to be its attorney in its name and on its behalf and as its act and deed or otherwise of it, to agree the form of and to execute and do all deeds, instruments, acts and things in order to file, record, register or enrol this Deed in any court, public office or elsewhere which the Mortgagee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof and any other assurance, document, act or thing required to be executed by the Owner pursuant to clause 11 (Further assurance).

10.4	Power of attorney in Schedule 3

In order to assist the Mortgagee to obtain the full benefit of this clause 10, the Owner irrevocably and unconditionally undertakes to execute in favour of, and deliver to, the Mortgagee a power of attorney in the form set out in Schedule 3.

11	Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Assigned Property or perfecting the security constituted or intended to be constituted by this Deed or contemplated by the Loan Agreement.

10

12	Notices

12.1	Every notice, request, demand or other communication under this Deed shall:

12.1.1	be in writing delivered personally or by first-class prepaid letter (if available) or facsimile transmission or other means of telecommunication in permanent written form;

12.1.2	be deemed to have been received in the case of a letter, when delivered personally or five (5) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

12.1.3	be sent:

(a)	if to the Owner at:

Dryships Inc, Athens Office,

80 Kifisias Avenue,

151 24 Marousi,

Athens, Greece,

Fax No:          +30 210 80 90 505,

Attention:      Mr. Ziad Nakhleh

(b)	if to the Mortgagee at:

China Development Bank Corporation

No 1 Yinjiaqu North Street

Yinchuan City

Ningxia 750004

People’s Republic of China

Fax No:          +86 951 56 95 821

Attention:      Mr. Zhang Jia

or to such other address and/or numbers as is notified by one party to the other party under this Deed.

13	Counterparts

This Deed may be entered into in the form of two counterparts, each executed by one of the parties, and, provided both the parties shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

14	Severability of provisions

Each of the provisions in this Deed are severable and distinct from the others, and if at any time one or more such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

11

15	Law, and jurisdiction

15.1	Law

This Deed and any non-contractual obligations connected with this Deed are governed by, and shall be construed in accordance with, English law.

15.2	Submission to jurisdiction

For the benefit of the Mortgagee, the parties hereto irrevocably agree that any legal action or proceedings in connection with this Deed and/or any non-contractual obligations connected with it may be brought in the English courts or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Deed and/or any non-contractual obligations connected with it. The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of International House 1st Katharine Way, London E1W 1AY to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Deed and/or any non-contractual obligations connected with it. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Owner may have against the Mortgagee arising out of or in connection with this Deed and/or any non-contractual obligations connected with it.

15.3	Maltese legal proceedings

If any legal action or proceedings arising out of or in connection with this Deed is begun in Malta any writ, judgement, notice of proceedings or other legal process shall sufficiently be served on the Owner if served or delivered to any one director of the Owner or [to be inserted] who the Owner hereby nominates as its attorney in Malta for those purposes. The Owner covenants with the Mortgagee not to revoke its appointment of such director or person as its legal representative in Malta for the purposes aforesaid and in the event of such director’s or person’s resignation or in any case where such director or person is unable to fulfil such capacity to procure that the Mortgagee is informed in writing forthwith, that another suitable person resident in Malta is appointed legal representative in such director’s or person’s place and that the Mortgagee is informed promptly of the name and address of such substitute.

15.4	Contracts (Rights of Third Parties Act) 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties Act) 1999 by a person who is not a party to this Deed.

IN WITNESS whereof this Deed has been duly executed as a deed the day and year first above written.

12

Schedule 1

Forms of Loss Payable Clauses

1	Hull and machinery (marine and war risks)

By a General Assignment dated [—], [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Liberia with registered number [C-113416] [C- 113418] [C-113417] (the Owner) has assigned to CHINA DEVELOPMENT BANK CORPORATION of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China (the Mortgagee), all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of m.v. “[insert the name of the Ship]” and accordingly:

1.1	all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty the claim in respect of which exceeds US$2,000,000 (or the equivalent in any other currency) inclusive of any deductible) shall be paid in full to the Mortgagee or to its order; and

1.2	all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee or to its order.

2	War risks

It is noted that CHINA DEVELOPMENT BANK CORPORATION of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China (the Mortgagee), is interested as first mortgagee in the subject matter of this insurance. Save as hereinafter provided, all claims (whether in respect of actual, constructive, arranged or compromised total loss or otherwise) which, but for this Loss Payable Clause would be payable to [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Liberia with registered number [C-113416] [C-113418] [C-113417] (the Owner), shall be payable to the Mortgagee, provided always that unless and until notice in writing to the contrary has been received by the Association, claims (other than total loss claims) not exceeding US$2,000,000 (or the equivalent in any other currency) in respect of any one claim shall be paid direct to the Owner or to its order.

3	Protection and indemnity risks

Payment of any recovery which [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Liberia with registered number [C-113416] [C-113418] [C-113417] (the Owner), is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from CHINA DEVELOPMENT BANK CORPORATION of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China (the Mortgagee), in which event all recoveries shall thereafter be paid to the Mortgagee or its order; provided always that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the latter obligation until the expiry of two (2) clear business days from the receipt of such notice.

4	Loss of Earnings

By a General Assignment dated [—], [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Liberia with registered number [C-113416] [C-113418] [C-113417] (the Owner), has assigned to CHINA DEVELOPMENT BANK

13

CORPORATION of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004 , People’s Republic of China (the Mortgagee), its rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of m.v. “[insert name of Ship]” and accordingly all claims hereunder shall be paid in full to the account of the Owner held with the Mortgagee with account number [—] [—], Swift number [—] [—] and IBAN number [—] [—] unless and until the Mortgage shall have notified the insurers hereunder to the contrary, whereupon in either case all such claims shall be paid to the Mortgagee or its order.

14

Schedule 2

Form of Notice of Assignment of Insurances

(For attachment by way of endorsement to the Policy)

[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Liberia with registered number [C-113416] [C-113418] [C-113417], the owner of the m.v. “[insert name of Ship]” HEREBY GIVES NOTICE that by a General Assignment dated [—] 2012 and entered into by us with CHINA DEVELOPMENT BANK CORPORATION of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China, there has been assigned by us to CHINA DEVELOPMENT BANK CORPORATION as first mortgagee of the said vessel, all insurances in respect thereof, including the insurances constituted by the Policy whereon this notice is endorsed.

Signed
For and on behalf of

[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED]

Dated: [—]

15

Schedule 3

Power of Attorney

By these presents, the undersigned [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Liberia with registered number [C-113416] [C-113418] [C-113417], does hereby nominate and appoint CHINA DEVELOPMENT BANK CORPORATION of No.1 Yinjiaqu North Street, Yinchuan City, Ningxia 750004, People’s Republic of China, as our Special Attorney and authorise it to apply for the closure of the Maltese Register of the m.v. “[insert name of Ship]” in terms of Section 28 of the Merchant Shipping Act, Cap. 234 Laws of Malta, in our name and on our behalf and to pay all such fees, make all such declarations and receive all such certificates, including the Deletion Certificate, as may be necessary for the proper fulfilment of the above mandate.

We further authorise our Attorney to request and obtain from the Registrar of Shipping copies certified by the said Registrar of any documents that may be filed with the said Registrar.

Our Attorney is authorised to delegate all its power hereunder in writing.

This mandate is granted in the interest of and as part of the security of CHINA DEVELOPMENT BANK CORPORATION and is irrevocable.

This the [—] day of [—]

for and on behalf of [OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED]

16

In the presence of:

EXECUTED as a DEED )
by	)
for and on behalf of	)
[OCEANVIEW OWNERS LIMITED]
[OCEANSURF OWNERS LIMITED]
[OCEANCENTURY OWNERS LIMITED]	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
CHINA DEVELOPMENT BANK CORPORATION	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

17

Schedule 16

Form of Subordination Deed

Private & Confidential

Dated

[OCEANVIEW SHAREHOLDERS LIMITED]

[OCEANSURF SHAREHOLDERS LIMITED]

[OCEANCENTURY SHAREHOLDERS LIMITED]

as SUBORDINATED CREDITOR

CHINA DEVELOPMENT BANK CORPORATION

as SENIOR CREDITOR

and

[Oceanview Owners Limited]

[Oceansurf Owners Limited]

[Oceancentury Owners Limited]

as DEBTOR

DEED OF SUBORDINATION

THIS DEED OF SUBORDINATION is dated              201—, and made

BETWEEN:

(1)	[OCEANVIEW SHAREHOLDERS LIMITED] [OCEANSURF SHAREHOLDERS LIMITED] [OCEANCENTURY SHAREHOLDERS LIMITED] a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (Subordinated Creditor);

(2)	CHINA DEVELOPMENT BANK CORPORATION whose registered office is at 29 Fuchengmenwai Street, Xicheng District, Beijing, PRC 100037 acting for the purposes of this Deed through its office at No.1 Yinjiaqu North Street, Yinchuan City, Ningxia, PRC and in its capacity as security agent and trustee on behalf of certain parties to the Loan Agreement (Senior Creditor); and

(3)	[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED], a Liberian corporation with its registered office at 80 Broad Street, Monrovia, Republic of Liberia (Debtor).

WITNESSES as follows:

1	Definitions

1.1	In this Deed:

Collateral Instruments means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any Liabilities of the Debtor or any other person liable;

Default Period means the period commencing on the occurrence of a Potential Event of Default and ending on the earlier of:

(a)	the date on which such Potential Event of Default has been remedied to the satisfaction of, or waived in writing by, the Senior Creditor in accordance with the Loan Agreement;

(b)	the date on which all Senior Liabilities have been satisfied in full;

Debtor Liabilities means all Liabilities of the Subordinated Creditor to the Debtor;

Distribution means any payment by or distribution of assets of the Debtor, whether in cash, property, securities or otherwise;

Insolvency Event means, in respect of the Debtor, that it is subject to a winding-up or administration order or that it has entered into a reconstruction under part 26 of the Companies Act 2006 or a voluntary arrangement under Part 1, Insolvency Act 1986 or that an administrative receiver has been appointed or that any event analogous with any of the foregoing has occurred under any applicable law;

Liabilities means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

Loan Agreement means a loan agreement dated [—] 2012 and made between (1) the Debtor, [Oceansurf Owners Limited] and [Oceancentury Owners Limited] as joint and several borrowers (therein and herein referred to as the Borrowers), (2) the Bank of China Limited as coordinating mandated lead arranger, the Senior Creditor as mandated lead arranger, facility agent (in such capacity the Facility Agent) and Security Agent and (3) the financial institutions referred to in part 2 of Schedule 1 thereto as original lenders (the Lenders), the Lenders agreed (inter alia) to

1

make available to the Borrowers, upon the terms and conditions therein contained, a buyer credit facility of up to a maximum of one hundred and twenty two million and five hundred and eighty thousand Dollars ($122,580,000), as it may from time to time be amended, restated, novated or replaced (however fundamentally, including by an increase of any size in the amount of the facilities made available under it, the alteration of the nature, purpose or period of those facilities or the change of its parties;

Senior Liabilities means all sums now or hereafter due, owing or incurred by the Debtor to the Senior Creditor under the terms of the Finance Documents;

Subordinated Agreements describe instruments under which Subordinated Liabilities arise or are regulated;

Subordinated Liabilities means all Liabilities of the Debtor to the Subordinated Creditor under any agreement or instrument or arrangement that has the effect of creating indebtedness of the Debtor (whatever name is used)

1.2	Clauses 1.3 (Construction of certain terms) and 24.3 (Contracts (Rights of Third parties) Act 1999) of the Loan Agreement and any other provision of the Facility Agreement which, by its terms, purports to apply to all of the Finance Documents and/or any Obligor shall apply to this Deed as if set out in it but with all necessary changes and as if references in the provision to Finance Documents referred to this Deed.

2	Deferral undertakings

2.1	The Subordinated Creditor hereby undertakes with the Senior Creditor and the Debtor that, notwithstanding any provision of any of the Subordinated Agreements, for so long as any Senior Liabilities remain outstanding, it will not without the prior written consent of the Senior Creditor not to be unreasonably withheld directly or indirectly:

2.1.1	demand or accept payment or repayment, in whole or part, from the Debtor or any other person liable, of any of the Subordinated Liabilities;

2.1.2	take, accept, receive or permit to exist any Encumbrance to secure the payment and/or repayment of any of the Subordinated Liabilities;

2.1.3	assign, transfer, create any Encumbrance over or otherwise dispose of, any of the Subordinated Liabilities;

2.1.4	take, accept or receive any Distribution; or

2.1.5	(save only to the extent it may be required to do so under any applicable law) set-off any Subordinated Liabilities against any Debtor Liabilities;

2.1.6	commence any proceedings against the Debtor or take any action for or in respect of the recovery of any of the Subordinated Liabilities or any part thereof (including, without limitation, any action or step with a view to winding up the Debtor);

2.1.7	enter into any transaction, whether by way of borrowing or otherwise, constituting, or otherwise suffer to arise any Debtor Liabilities; or

2.1.8	agree to any variation of the terms of the Subordinated Agreements.

2.2	The Debtor hereby undertakes with the Senior Creditor and the Subordinated Creditor that, notwithstanding any provision of any of the Subordinated Agreements, for so long as any Senior Liabilities remain outstanding, it will not without the prior written consent of the Senior Creditor directly or indirectly not to be unreasonably withheld:

2.2.1	pay or repay or otherwise to seek to reduce, in whole or part, any of the Subordinated Liabilities;

2

2.2.2	create or permit to exist any Encumbrance to secure the payment and/or repayment of any of the Subordinated Liabilities;

2.2.3	make any Distribution (other than as is permitted by the terms of the Loan Agreement); or

2.2.4	(save only to the extent it may be required to do so under any applicable law) set-off any Subordinated Liabilities against any Debtor Liabilities;

2.2.5	enter into any transaction, whether by the lending of money or otherwise, constituting, or otherwise suffer to arise, any Debtor Liability; or

2.2.6	agree to any variation of the terms of the Subordinated Agreement.

2.3	The Subordinated Creditor and the Debtor each jointly and severally hereby agree to notify the Senior Creditor of the amounts from time to time of the Subordinated Liabilities and the Debtor Liabilities (as applicable).

3	Subordination

3.1	Upon an Insolvency Event occurring in respect of the Debtor:

3.1.1	the claims of the Subordinated Creditor in respect of the Subordinated Liabilities shall be postponed in all respects to the Senior Liabilities;

3.1.2	the Subordinated Creditor shall not, unless otherwise directed by the Senior Creditor, prove for the Subordinated Liabilities until the Senior Liabilities have first been paid or discharged in full (and for all purposes any Distribution received by the Senior Creditor shall only be taken to discharge the Senior Liabilities to the extent of the actual amount received);

3.1.3	if the Subordinated Creditor is directed by the Senior Creditor to prove for the Subordinated Liabilities then it shall act in accordance with such directions and shall procure that any resultant Distributions shall be made by the liquidator of the Debtor, or any other person making the Distribution, to the Senior Creditor to the extent necessary to repay all the Senior Liabilities in full; and

3.1.4	the Subordinated Creditor hereby irrevocably authorises and directs the Senior Creditor to submit any proof and/or to instruct the relevant liquidator or other person to make Distributions in accordance with the foregoing.

3.2	In the event of:

3.2.1	any payment or other Distribution being made to, or a right of set-off of the Debtor Liabilities against the Subordinated Liabilities being exercised by, the Subordinated Creditor or the Debtor contrary to the provisions of this Deed;

3.2.2	any Distribution being made by a liquidator or other person to the Subordinated Creditor, rather than to the Senior Creditor, as required by clause 3.1); or

3.2.3	the Subordinated Creditor or the Debtor being required to exercise rights of set-off of the Debtor Liabilities against the Subordinated Liabilities under applicable law (as contemplated in clause 2.1.5 or clause 2.2.4).

the Subordinated Creditor shall forthwith pay to the Senior Creditor an amount equal to the Distributions which shall have been so received by it from the Debtor or the liquidator of the Debtor or such other person up to an aggregate amount equal to the Senior Liabilities or, as the case may be, in the case of set-off, an amount equal to the sum set-off up to an aggregate amount equal to the Senior Liabilities and, until such payment to the Senior Creditor, the Subordinated Creditor will hold such sums on trust for the Senior Creditor and any such sums so paid to the Senior Creditor shall be applied in such order as the Senior Creditor shall think fit in or toward discharge of the Senior Liabilities.

3

3.3	Notwithstanding clauses 2 and 3, nothing contained in this Deed is intended to or shall impair, as between the Debtor and the Subordinated Creditors, the obligations of the Debtor under the Subordinated Agreement, including the obligation to pay to the Subordinated Creditors all of the Subordinated Liabilities. Until all of the Subordinated Liabilities are paid in full by the Debtor in funds which may, at the time when the same are received, be fully retained by the Subordinated Creditors after giving effect to this Deed, the Debtor shall remain fully liable under the Subordinated Agreement and any payment made by or on behalf of the Subordinated Creditors or pursuant to this Deed to the Senior Creditor shall not be deemed for these purposes to have in any way extinguished the obligations of the Debtor to the Subordinated Creditors in relation to the Subordinated Liabilities pursuant to the Subordinated Agreement.

4	Continuing obligations

4.1	The obligations of the Debtor and the Subordinated Creditor hereunder shall be continuing obligations and shall be and remain fully effective until this Deed is formally released following the discharge in full of the Senior Liabilities notwithstanding that the Debtor may have no liability to the Senior Creditors at the time of execution of this Deed and notwithstanding any intermediate reduction or settlement of the Senior Debt or any part of it and notwithstanding any increase in or variation of the Senior Liabilities or any variation, extension or supplement to the Finance Documents.

4.2	This Deed shall:

4.2.1	secure the ultimate balance from time to time of the Senior Liabilities and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

4.2.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Senior Creditor; and

4.2.3	not be in any way prejudiced or affected by the existence of any Collateral Instrument or other right or remedy or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Senior Creditor dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

5	Benefit of this Deed

5.1	This Deed shall be binding upon the Subordinated Creditor and the Debtor and their respective successors in title and shall enure for the benefit of the Senior Creditor and its successors, assignees and transferees notwithstanding any change in the constitution of the Senior Creditor or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by any other person, or any reconstruction or reorganisation of any kind.

5.2	Neither the Subordinated Creditor nor any of the Debtor may assign or transfer any of their respective rights or obligations under this Deed.

6	Notices and other matters

6.1	Every notice, request, demand or other communication under this Deed shall be made in accordance with the provisions, mutatis mutandis, of reference the Loan Agreement and the Share Security.

6.2	No failure or delay on the part of the Senior Creditor to exercise any power, right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by the Senior Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

6.3	The Subordinated Creditor and the Debtor agree to be bound by this Deed notwithstanding that any other person intended to execute or to be bound by any Collateral Instrument under or

4

pursuant to the Loan Agreement may not do so or may not be effectually bound and notwithstanding that such other Collateral Instrument may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Senior Creditor.

6.4	Each of the provisions of this Deed is severable and distinct from one another and if at any time one or more of such provisions is or becomes illegal invalid or unenforceable under any applicable law the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7	Law and jurisdiction

7.1	This Deed and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

7.2	The Subordinated Creditor and the Debtor agrees for the benefit of the Senior Creditor that any legal action or proceedings arising out of or in connection with this Deed or any non-contractual obligations connected with it or the transactions contemplated hereby against the Subordinated Creditor and the Debtor or any of their respective assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such court and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of International House 1st Katharine Way, London E1W 1AY to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Senior Creditor to take proceedings against the Subordinated Creditor and the Debtor or either of them in whatsoever jurisdictions which shall to it seem fit, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

IN WITNESS whereof this Deed has been executed by each party hereto the day and year first above written.

5

EXECUTED as a DEED	)
by	)
for and on behalf of	)
[OCEANVIEW SHAREHOLDERS LIMITED]
[OCEANSURF SHAREHOLDERS LIMITED]
[OCEANCENTURY SHAREHOLDERS LIMITED]	)
	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
[Oceanview Owners Limited]
[Oceansurf Owners Limited]
[Oceancentury Owners Limited]	)
	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
CHINA DEVELOPMENT BANK CORPORATION	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

6

Schedule 17

Form of Charterer Subordination Deed

Private & Confidential

Agreed form of Charterer’s Undertaking

To:	China Development Bank Corporation

No.1 Yianjiaqu North Street

Yinchuan City

Ningxia 750004

People’s Republic of China

[date]

Dear Sirs,

Time Charter dated 25 March 2010 as novated 26 March 2010 (the Time Charter) - Hull No. H[1227][1228][1229] at Shanghai Jiangnan-Changxing Shipbuilding Company Limited - “—” (the Ship)

1	We refer to: (a) the above Time Charter entered into between us and Ocean[view][surf][[century] Owners Limited (the Owner) and (b) a facility agreement dated [—] 2012 (the Facility Agreement) made between, among others, the Owner, [Oceanview Owners Limited, Oceansurf Owners Limited and Oceancentury Owners Limited] (collectively the Borrowers) and you as security agent and trustee for the banks and financial institutions named as lenders in that agreement (the Lenders) and their assignees and transferees pursuant to which the Lenders have agreed to make a facility of up to $122,580,000 (the Facility) available to the Borrowers.

2	We understand that it is a condition of the Lenders making such facility available to the Borrower(s) that we enter into this letter in your favour as security agent for the Lenders.

3	In this letter:

Enforcement Time means any time at which you are entitled to enforce your rights as mortgagee under the terms of any Mortgage.

Mortgage means the first priority Maltese ship mortgage (including any related deed of covenant and general assignment) granted by the Owner over the Ship in your favour in relation to the Facility, which is in force while our undertakings in this letter remain in force

4	In consideration of the sum of ten United States Dollars paid by you to us (the receipt and adequacy of which we acknowledge), we hereby agree and undertake to comply with the following provisions of this letter in relation to the Ship and the Time Charter for so long as the Ship is subject to the Mortgage.

5	The Time Charter and our rights under it will be fully subordinate to your rights under the Mortgage.

6	We will not make any claim under or in connection with the Time Charter which will or may result in the Ship being arrested, detained or sold or take any other action in relation to the Ship (or its earnings, insurances or compensation for requisition of title or compulsory acquisition) (or request any court or other authority to do so) which might adversely affect or interfere with your rights or powers as mortgagee of the Ship (or assignee of its earnings, insurances or compensation for requisition of title or compulsory acquisition) or your claims against the proceeds of any sale of the Ship or your exercise of any right or power to sell the Ship which you have under the Mortgage or any law or any sale of the Ship by its owner with your approval or at your direction where you are entitled to enforce the Mortgage. We hereby waive any such right we might otherwise have had to make such a claim and agree not to make any claim against you in respect of any interference with our rights under the Time Charter resulting from your exercise of such rights or powers.

7	We will not exercise any lien we have on the Ship in priority to, or in competition with, your rights under the Mortgage.

8	If you wish to have possession of the Ship as mortgagee, we will surrender possession of the Ship to you as quickly as possible after you ask us to do so.

9	Despite the terms of the Time Charter, if you become entitled to enforce the Mortgage, you may (as between ourselves and yourselves) terminate the Time Charter by giving us written notice declaring it to be terminated. We will not be entitled to claim against you for any resulting loss.

10	We will not compete with you or any Lender in the liquidation, winding-up or other dissolution of any person liable to you for amounts owing under the Facility Agreement.

11	We will comply not do anything that prevents the Owner from complying its undertakings in the deed of covenant collateral to the Mortgage, including those in clauses 5.1.4 (Modifications; removal of parts; equipment owned by third parties), 5.1.9 (Employment) and 5.1.15 (Chartering).

12	All communications to be sent to us in connection with this letter may be sent to us at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, marked for the attention of [—] or to such other address as we may notify you for this purpose in the future.

13	The benefit of our obligations under this letter may be assigned by you to any person to whom you assign or otherwise transfer your rights under the Mortgage.

14	This letter and any non-contractual obligations connected with it are governed by English law.

15	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter or any non-contractual obligations connected with it (a Dispute) and we agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, we will not argue to the contrary. However, as this paragraph is for your sole benefit, you will not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, you may take concurrent proceedings in any number of jurisdictions.

16	Without prejudice to any other mode of service allowed under any relevant law, we irrevocably appoint [to be inserted] whose registered office is at [to be inserted] as our agent for service of process in relation to any proceedings before the English courts in connection with this letter and agree that failure by the process agent to notify us of the process will not invalidate the proceedings concerned. If that process agent is unable for any reason to act as agent for service of process we will immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to you. Failing this, you may appoint another agent for this purpose.

This letter is executed by us as a deed.

Yours faithfully

For and on behalf of Classic Maritime Inc.

2

Schedule 18

Form of Shipbuilding Contract Assignment

Private & Confidential

Agreed form of Shipbuilding Contract Assignment

Dated

Owner

[OCEANVIEW OWNERS LIMITED]

[OCEANSURF OWNERS LIMITED]

[OCEANCENTURY OWNERS LIMITED]

and

Mortgagee

CHINA DEVELOPMENT BANK CORPORATION

SHIPBUILDING CONTRACT

ASSIGNMENT

relating to Hull No H [1227][1228][1229]

Contents

Clause		Page

1	Definitions and interpretation	1

2	Assignment	1

3	Perfection and protection of security	2

4	Representations	3

5	Enforcement	3

6	Application of proceeds	4

7	Power of attorney	4

8	Continuing security	5

9	Enforcement costs	5

10	Benefit of Deed	5

11	Governing law and enforcement	5

Schedule 1 Building Contract and other information		7

Schedule 2 NOTICE OF ASSIGNMENT OF SHIPBUILDING CONTRACT		8

Schedule 3 ACKNOWLEDGEMENT AND CONFIRMATION		10

THIS DEED is dated [—] and made between:

(1)	[OCEANVIEW OWNERS LIMITED] [OCEANSURF OWNERS LIMITED] [OCEANCENTURY OWNERS LIMITED] (as described in more detail in Schedule 1) (the Owner); and

(2)	CHINA DEVELOPMENT BANK CORPORATION acting in its capacity as agent and as trustee for the Finance Parties (the Mortgagee).

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	Definitions

Terms defined in the Facility Agreement have, unless defined differently in this Deed, the same meaning when used in this Deed. In addition:

Assigned Property means all of the rights which the Owner has now or may obtain at any time in the future under the Building Contract (including any claims for damages in respect of any breach of it and the rights of the Owner to take delivery of, and title to, the Ship under it) and any guarantee or other security provided for the Builder’s obligations under the Building Contract and includes any agreement varying or terminating any of them.

Builder means the shipbuilder named in Schedule 1.

Building Contract means the shipbuilding contract details of which are provided in Schedule 1.

Enforcement Time means any time at which an Event of Default has happened and is continuing.

Facility Agreement means the agreement described in Schedule 1 as it may from time to time be amended, restated, novated or replaced (however fundamentally, including by an increase of any size in the facility made available under it, the alteration of the nature, purpose or period of any such facility or the change of its parties).

Receiver means a receiver and/or manager appointed under this Deed.

Secured Obligations means the indebtedness and obligations undertaken to be paid or discharged by the Owner under this Deed and any other Finance Documents.

Ship means the vessel described in Schedule 1.

1.2	Clauses 1.3 (Construction) and 24.3 (Third party rights) of the Facility Agreement and any other provision of the Facility Agreement which, by its terms, purports to apply to all of the Finance Documents and/or any Obligor shall apply to this Deed as if set out in it but with all necessary changes and as if references in the provision to Finance Documents referred to this Deed.

2	Assignment

2.1	The Owner undertakes to the Mortgagee, to pay all money from time to time owing, and to discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

2.2	The assignment contained in this clause 2 secures the payment and discharge of the Secured Obligations and is given with full title guarantee.

2.3	The undertakings of the Owner under this clause 2 and the other provisions of this Deed and the assignment contained in this clause 2 are given to the Mortgagee as agent and trustee for the Finance Parties.

1

2.4	The Owner assigns the Assigned Property to the Mortgagee.

2.5	The following moneys payable to the Owner in respect of the Assigned Property shall be payable to the Mortgagee at all times and the Mortgagee may instruct any person from whom such moneys are due to pay them accordingly and any such moneys in the hands of an agent of the Owner shall be deemed to be held to the order of the Mortgagee:

(i)	payments from the Builder under the Building Contract (including sums arising from any arbitration award) (but, unless it is an Enforcement Time, sums payable under the Building Contract for the purpose of putting right a defect in the Ship shall be paid by the Mortgagee to the Owner if the Mortgagee is satisfied that the defect has been made good and corrected and all liabilities in respect of that defect have been discharged);

(ii)	moneys from the assignment or other disposal of any of the Assigned Property on enforcement of its rights under this Deed; and

(iii)	payments for the termination, cancellation or rescission of the Building Contract.

2.6	Any moneys received by the Mortgagee in accordance with clause 2.5 shall be applied in accordance with clause 6 (Application of proceeds).

2.7	Unless it is an Enforcement Time the Owner shall continue to be entitled to exercise all its rights under the Building Contract (subject as provided in this Deed and the other Finance Documents) as if the assignment of the Building Contract in this Deed had not been made.

2.8	The Owner shall on the date of this Deed give notice of the assignment by this Deed of its rights under the Building Contract by sending a notice to the Seller in the applicable form scheduled to this Deed or in such other form as the Mortgagee may reasonably require.

2.9	Promptly on being requested to so do by the Mortgagee, the Owner shall give written notice in such form as the Mortgagee shall require consistent with this clause 2 of the assignment in this Deed to anyone from whom any part of the Assigned Property is or may be due and provide the Mortgagee with as many of such notices signed by the Owner as the Mortgagee may require.

2.10	The Owner shall procure that any notice of assignment required by this Deed is acknowledged by the recipient in the manner attached to such form of that notice and within the period required by the Facility Agreement.

2.11	If the Mortgagee is satisfied that all the Secured Obligations have been irrevocably and unconditionally discharged in full, the Mortgagee shall, at the request and cost of the Owner, release and discharge the security constituted by this Deed and reassign the Assigned Property to the Owner.

2.12	Section 93 of the Law of Property Act 1925 shall not apply to this Deed.

3	Perfection and protection of security

3.1	The Owner shall, as soon as reasonably practicable, execute all such documents (including notices), effect all such registrations and filings, deposit all such documents and do all such things as the Mortgagee may reasonably require in order to:

(a)	ensure that it has an effective first priority assignment of the Assigned Property; and

(b)	facilitate the enforcement of this Deed, the realisation of the Assigned Property or the exercise of any rights held by the Mortgagee or any Receiver under or in connection with this Deed.

2

3.2	The Mortgagee may take any action it thinks appropriate to protect or maintain its rights under this Deed or to remedy any breach by the Owner of its undertakings under the Finance Documents relating to the Assigned Property and/or the Building Contract.

4	Representations

The Owner represents and warrants that:

(a)	it is the sole legal and beneficial owner of the Assigned Property free from all Security Interests except as permitted by the Finance Documents;

(b)	it has not disposed of any of the Assigned Property;

(c)	it has the right to assign the Assigned Property under this Deed without the need for any consent or approval under the Building Contract (other than any consent or approval which has already been obtained); and

(d)	the representations concerning the Owner and/or this Deed and/or the Assigned Property and/or the Building Contract made or deemed repeated on the date of this Deed under the Facility Agreement are true and correct.

5	Enforcement

5.1	The Mortgagee may enforce the security created by this Deed in any way it may decide at any time which is an Enforcement Time by exercising any powers conferred on it by law or by this Deed and, in addition, may:

(i)	exercise any of the Owner’s rights under the Building Contract, including any right to terminate or rescind the Building Contract, assigned to it by this Deed;

(ii)	assign or otherwise dispose of the Assigned Property;

(iii)	collect, recover and give a good discharge for any moneys or claims in respect of the Assigned Property;

(iv)	settle, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Assigned Property and/or the Building Contract;

(v)	agree with the Builder to terminate or rescind or amend or vary or replace the Building Contract or any person’s obligations under it on such terms and conditions as the Mortgagee and the Builder may mutually agree;

(vi)	bring, prosecute, defend or abandon any action, suit or proceedings in relation to the Assigned Property and/or the Building Contract;

(vii)	do anything incidental or conducive to the exercise of its rights as assignee of the Assigned Property; and/or

(viii)	appoint a Receiver of the Assigned Property.

5.2	The Mortgagee and any Receiver may use the name of the Owner when exercising their powers under this Deed.

5.3	Section 103 of the Law of Property Act 1925 shall not apply to any disposal of the Assigned Property pursuant to this Deed.

5.4	A Receiver must be appointed by an instrument in writing and must be a person who is qualified to act as such under any applicable law. The appointment of a Receiver and the powers given

3

by that appointment may be made subject to such limitations as are specified by the Mortgagee in the appointment. Subject to any applicable law, the Mortgagee may remove or replace any Receiver.

5.5	A Receiver shall have:

(i)	the powers given to him by law;

(ii)	all the powers given to a mortgagee or a receiver by the United Kingdom Law of Property Act 1925;

(iii)	all the powers and discretions conferred on the Mortgagee by this Deed; and

(iv)	the power to do, or omit to do, on behalf of the Owner, anything which the Owner could have done, or omitted to do, in respect of the Ship or the Assigned Property if the Receiver had not been appointed.

5.6	A Receiver shall be the agent of the Owner until otherwise required by any applicable law and the Owner shall be solely responsible for the Receiver’s acts or defaults and for the Receiver’s remuneration. A Receiver shall have no authority to act as agent for the Mortgagee, even if the Receiver ceases to be the agent of the Owner under any applicable law. The Mortgagee may from time to time determine the remuneration of any Receiver and any applicable law or regulation restricting such remuneration shall be varied accordingly. A person dealing with the Mortgagee or a Receiver or any officer, employee or agent of the Mortgagee or a Receiver is entitled to assume, unless it has actual knowledge to the contrary, that those persons have the power to do those things which they are purporting to do and are exercising their powers properly.

5.7	The Mortgagee or any Receiver may delegate in any manner to any person any right, power or discretion exercisable by it under this Deed. Any such delegation may be made on such terms (including power to sub-delegate) as the Mortgagee or such Receiver thinks fit.

6	Application of proceeds

6.1	All moneys received by the Mortgagee or by a Receiver in the exercise of their rights under this Deed shall, subject to the rights of any persons having priority, be applied first, in or towards payment of any amounts payable under clause 9 (Enforcement costs) and after that in accordance with clause 18.1 (Order of application) of the Facility Agreement.

6.2	If the moneys applied in this way are not sufficient fully to pay and discharge the Secured Obligations, the Owner shall continue to be liable for the balance of the Secured Obligations.

7	Power of attorney

7.1	The Owner by way of security irrevocably appoints each of the Mortgagee and any Receiver severally to be its attorney (with full powers of substitution) in its name and on its behalf to do all things which the attorney may consider necessary or desirable to enable it:

(i)	to perform any action which the Owner is obliged to take under this Deed;

(ii)	to exercise any of the rights, powers and authorities conferred on it by this Deed or by law (including, without limitation, the execution and delivery of a bill of sale in respect of the Ship); or

(iii)	to record this Deed and any document executed pursuant to clause 3 (Perfection and protection of security) in any court, public office or elsewhere.

7.2	The power of attorney in this clause 7 may only be exercised at an Enforcement Time but the exercise of such power shall be conclusive evidence of the Mortgagee’s or the Receiver’s right

4

to exercise it and no person dealing with the Mortgagee or the Receiver shall need to enquire whether it is, or shall be affected by notice that it is not, an Enforcement Time. The Owner ratifies and confirms whatever the attorney does or purports to do under clause 7.1.

8	Continuing security

8.1	This Deed and the obligations of the Owner under this Deed shall extend to the ultimate balance owing in respect of the Secured Obligations, regardless of any intermediate payment in whole or in part.

8.2	This Deed is in addition to and is not in any way prejudiced by any other security, guarantee, right, power or remedy now or subsequently held by the Mortgagee or any of the other Finance Parties.

8.3	Neither the Mortgagee nor any Receiver shall be obliged to enquire about the nature or sufficiency of any payment received by it under this Deed or to take any action to enforce this Deed.

8.4	The Owner shall remain liable to perform all its obligations in relation to the Assigned Property and the Mortgagee is not responsible for those obligations.

9	Enforcement costs

The Owner shall, on demand by the Mortgagee, pay (and indemnify the Mortgagee and any Receiver against) all costs, expenses, liabilities or other amounts incurred by the Mortgagee, any other Finance Party or any Receiver in connection with:

(a)	the taking, holding, protection, enforcement or preservation of this Deed;

(b)	the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Mortgagee and each Receiver by this Deed or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(c)	any claim (whether relating to the environment or otherwise) made or asserted against it which would not have arisen but for the execution or enforcement of this Deed (unless and to the extent it is caused by its gross negligence or wilful misconduct);

(d)	any breach by the Owner of this Deed; or

(e)	any amendment, waiver, consent or release of this Deed

and pay any remuneration payable to any Receiver.

10	Benefit of Deed

The Mortgagee may assign its rights under this Deed to any person appointed as Agent under the Facility Agreement. It is intended that this document takes effect as a deed even though the Mortgagee may only execute it under hand.

11	Governing law and enforcement

11.1	This Deed and any non-contractual obligations connected with it are governed by English law.

11.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

11.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary.

5

11.4	Clauses 11.1 and 11.2 are for the benefit of the Mortgagee only. As a result, the Mortgagee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Mortgagee may take concurrent proceedings in any number of jurisdictions.

11.5	Without prejudice to any other mode of service allowed under any relevant law, the Owner:

(i)	irrevocably appoints the person named as such in Ince Process Agents Ltd. at present of International House 1 St Katharine’s Way, London E1W 1AY, United Kingdom to the Facility Agreement as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed;

(ii)	agrees that failure by the process agent to notify the Owner of the process shall not invalidate the proceedings concerned; and

(iii)	if any person appointed as process agent for the Owner is unable for any reason to act as agent for service of process, the Owner must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Mortgagee. Failing this, the Mortgagee may appoint another agent for this purpose.

This Deed has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

6

Schedule 1

Building Contract and other information

Owner

Country of incorporation:	Liberia

Registered number:	[C-113416] [C-113418] [C-113417]

Registered office:	80 Broad Street, Monrovia, Liberia

The Building Contract

Hull number of Ship:	No. H [1227][1228][1229]

Name of Builder:	Shanghai Jiangnan-Changxing Shipbuilding Company, Limited

Country of incorporation of Builder:	People’s Republic of China

Registered office of Builder:	No.2468 Changxing, Jiangnan Avenue, Changxing Town, Chongming County, Shanghai 201913 China

Description of Building Contract	shipbuilding contract dated 4 March 2010 between the Builder and China Shipbuilding Trading Company, Limited and Oceanview Owners Limited (a Marshall Islands corporation) as amended and novated by a novation agreement dated 16 November 2010 between the Builder and China Shipbuilding Trading Company, Limited, the Owner and Oceanview Owners Limited (a Marshall Islands corporation) and by an Addendum No. 1 dated 4 March 2010 to the H1227 Shipbuilding Contract

Type of vessel:	206,000 metric tons deadweight bulk carrier at scantling draft moulded 18.40 meters

Facility Agreement

Description:	Term loan facility

Date:	[—]

Amount of facility:	Up to $122,580,000

Parties:

(a) Borrowers:	the Owner, Oceansurf Owners Limited and Oceancentury Owners Limited

(b) Lenders:	financial institutions referred to in that agreement

(c) Agent:	China Development Bank Corporation

(d) Arrangers:	China Development Bank Corporation and the Bank of China Limited

7

Schedule 2

NOTICE OF ASSIGNMENT OF SHIPBUILDING CONTRACT

TO:	(1)	CHINA SHIPBUILDING TRADING COMPANY, LIMITED, 22nd Floor, Fangyuan Mansion, 56 (Yi), Zhongguancun Nandajie, Beijing 100044, The People’s Republic of China; (Fax no. +86 10 88026034, 88026045) (“CSTC”)

		and

	(2)	SHANGHAI JIANGNAN-CHANGXING SHIPBUILDING COMPANY, LIMITED, No.2468 Changxing, Jiangnan Avenue, Changxing Town, Chongming County, Shanghai 201913 (Fax no. +86 21 66996085 , ) (the “Builder”)

	(CSTC and the Builder hereinafter together called the “Seller”)

             2012

Dear Sirs,

RE:	Notice of Assignment dated in respect of the Shipbuilding Contract Assignment dated (the “Assignment”) made between (i) Oceanview Owners Limited, (a Liberian corporation) and (ii) China Development Bank Corporation (the “Mortgagee”) in respect of a Shipbuilding Contract dated 4 March, 2010 for Hull No. H1227 as subsequently amended and novated

We refer to the Shipbuilding Contract dated 4 March, 2010 made between (1) you (the “Seller”) and (2) Oceanview Owners Limited, (a Marshall Islands corporation) as amended and novated by a novation agreement dated 16 November 2010 between the Seller, ourselves Oceanview Owners Limited (a Liberian corporation) (the “Buyer”), and Oceanview Owners Limited (a Marshall Islands corporation) and by an Addendum No. 1 dated 4 March 2010 to the H1227 Shipbuilding Contract by which the Seller has agreed to build, launch, equip and complete and sell and deliver to the Buyer one 206,000 dwt bulk carrier having Builder’s Hull No. H1227 (the “Vessel”) therein more particularly described subject to and upon the terms and conditions therein contained.

The said Shipbuilding Contract (as amended or supplemented from time to time) is hereinafter called the “Contract”.

NOW WE HEREBY GIVE YOU NOTICE that:

1.	By a first priority Assignment dated (the “Assignment”) and made between (1) the Buyer and (2) China Development Bank Corporation (the “Mortgagee”), the Buyer has assigned to the Mortgagee all the Buyer’s rights, title interest and benefits in and under the Contract and in all moneys payable by the Seller to the Buyer thereunder.

2.	The Seller is hereby authorised and instructed to pay to the Mortgagee or as it may direct all sums which may become due to the Buyer under the Contract including, but without limitation, sums adjudged by an arbitration award or court judgment pursuant to the Contract.

3.	The Buyer shall continue to be responsible to the Seller for, and hereby guarantees to the Seller, the performance by the Buyer of all the obligations of the Buyer under the Contract.

4.	Unless and until special notice is given to you by the Mortgagee in writing, the Buyer shall remain as the party under the Contract to take delivery of the Vessel upon completion PROVIDED HOWEVER that if any payment under the Contract is to be made to the Buyer by the Seller such payment shall be made directly to the Mortgagee.

8

5.	On express and clear notice being given to the Seller in writing, the Mortgagee may (inter alia):

(i)	assign its title and interest in all rights, powers and benefits in and under the Contract in accordance with its terms, subject to the provisions of Article XIV of the Contract; and/or

(ii)	exercise any other rights of the Buyer under any and all other provisions of the Contract taking effect or continuing to take effect vis a vis the Seller following delivery of the Vessel by the Seller and acceptance by the Buyer.

6.	The authority and instructions herein contained cannot be varied or revoked without the prior consent in writing of the Mortgagee.

We hereby undertake not to give any instructions or send any communications which would be in any way inconsistent with the terms of this Notice to the Mortgagee; and you are irrevocably instructed to disregard any instruction or communication which you or the Mortgagee consider inconsistent with the terms of this Notice.

A copy of this Notice is sent to the Mortgagee.

For and on behalf of Oceanview Owners Limited

By:
Name: Title: Attorney-in-fact

9

ACKNOWLEDGEMENT AND CONFIRMATION

To:	China Development Bank Corporation

(the “Mortgagee”)

             2012

Dear Sirs,

RE:	Notice of Assignment dated in respect of the Shipbuilding Contract Assignment dated (the “Assignment”) made between (i) Oceanview Owners Limited (a Liberian corporation) (the “Buyer”) and (ii) China Development Bank Corporation (the “Mortgagee”) in respect of a Shipbuilding Contract dated 4 March, 2010 for Hull No. H1227 (the “Vessel”)as subsequently amended and novated (the “Contract”)

We acknowledge receipt of the above Notice of Assignment and agree and undertake to be bound by its terms.

We confirm that we have received no notice of any previous assignment of all or any part of the Buyer’s rights, title, interest and benefits in and under the Contract and any moneys payable from time to time by us (the Seller) pursuant to or arising out of the Contract (including, without limitation, any refunds and insurance recoveries) (the “Assigned Property”).

We further undertake, in consideration of the banks and financial institutions listed in a facility agreement dated making available to the Buyer a loan facility to assist in financing the acquisition by the Buyer of the Vessel, that if (a) any of the events referred to in Article XI (Buyer’s Default) of the Contract occurs or (b) any other circumstances arise as a result of which we may be entitled to cancel, rescind or terminate the Contract or treat the Contract as having been repudiated by the Buyer, we shall:

1.	immediately we become aware thereof give you notice in writing of such default or other circumstances;

2.	not exercise any option or right accruing to us as a result of any such default or other circumstances (other than our right to claim interest on any unpaid instalment of the contract price or to any act, as deemed appropriate by us, to mitigate the losses in consequence of the Buyer’s default(s)) without first giving you (the Mortgagee) the option, exercisable by you or by your nominee within fourteen (14) days after receipt by you of such notice of making good the default and/or assuming the Buyer’s liabilities and obligations under the Contract (such option given to you shall not in any event constitute or be deemed as a waiver by us of any of our rights, option, interests or remedies available under the Contract);

3.	if you exercise that option, use our best endeavours to obtain all applicable governmental or other consents required to enable you or your nominee to take over and exercise the rights of the Buyer under the Contract, including the right to accept or reject the delivery of the Vessel;

4.	not accept any rejection of the Vessel or cancellation, rescission or other termination of the Contract by the Buyer without the prior written consent of the Mortgagee; and

5.	if any sums become payable to the Buyer under the Contract including, but without limitation, sums arising from an arbitration award or court judgment pursuant to the Contract, or the Buyer acquires rights arising from the Contract whether as a result of a breach by us or otherwise we shall pay such sums to yourselves or as you may direct and consider that such rights belong to you.

10

Terms used herein and not defined herein shall have the meanings given to them in the Notice of Assignment.

Yours faithfully,

for and on behalf of

CHINA SHIPBUILDING TRADING COMPANY LIMITED

By:
Name:
Title:

for and on behalf of

SHANGHAI JIANGNAN-CHANGXING SHIPBUILDING COMPANY LIMITED

By:
Name:
Title:

11

Schedule 19

Form of Letter of Comfort

LETTER OF COMFORT

To:	China Development Bank Corporation

No. 1 Yinjiaqu North Street

Yinchuan City

Ningxia 750004

People’s Republic of China

Date:

Dear Sirs,

Loan Agreement dated                      for USD 122,580,000

I refer to the Loan Agreement dated              2012 (the Loan Agreement) and made between (1) Oceanview Owners Limited, Oceansurf Owners Limited and Oceancentury Owners Limited as joint and several borrowers (therein and herein referred to as the Borrowers), (2) Bank of China Limited as coordinating mandated lead arranger, China Development Bank Corporation as mandated lead arranger, facility agent (in such capacity the Facility Agent) and Security Agent and (3) the financial institutions referred to in part 2 of schedule 1 thereto as original lenders (the Lenders), the lenders agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a buyer credit facility of up to a maximum of one hundred and twenty two million and five hundred and eighty thousand Dollars ($122,580,000) for the purpose of financing or refinancing the acquisition of three vessels with Hull Nos HI227, HI228 and HI229 being built at the shipyard of Shanghai Jiangnan-Changxing Shipbuilding Company, Limited (the “Security Vessels”).

Terms defined in the Loan Agreement have, unless defined differently in this letter, the same meaning when used in this letter.

I hereby confirm and acknowledge that I am fully aware of these arrangements. For so long as any Security Party has any obligations to the Lender under the Loan Agreement or any of the Finance Documents to which it is a party I confirm that it is my intention to ensure that the Security Parties have sufficient funds to be able to satisfy timely their obligations under the Loan Agreement and the other Finance Documents and agree to use my best efforts to ensure that the management of the Security Vessels are conducted by professional and competent persons in such a manner as to enable, as best possible, the Borrowers to so satisfy such obligations.

This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed and construed in accordance with English law whilst the Courts of England shall have exclusive jurisdiction.

Yours faithfully,

George Economou

SIGNATURES

THE BORROWERS

OCEANVIEW OWNERS LIMITED

By:	/s/ D. Glynos

Name:	D. Glynos
Title:	Attorney-in-fact

OCEANSURF OWNERS LIMITED

By:	/s/ D. Glynos

Name:	D. Glynos
Title:	Attorney-in-fact

OCEANCENTURY OWNERS LIMITED

By:	/s/ D. Glynos

Name:	D. Glynos
Title:	Attorney-in-fact

THE MANDATED LEAD ARRANGER

CHINA DEVELOPMENT BANK CORPORATION

By:
Name:
Title:

THE COORDINATING MANDATED LEAD ARRANGER

BANK OF CHINA LIMITED acting through

BANK OF CHINA LIMITED NINGXIA BRANCH

By:
Name:
Title:

BANK OF CHINA LIMITED ZHEJIANG BRANCH

By:
Name: Title:
THE LENDERS

CHINA DEVELOPMENT BANK CORPORATION

By:

Name: Title:

BANK OF CHINA LIMITED acting through

BANK OF CHINA LIMITED NINGXIA BRANCH

By:

Name: Title:

BANK OF CHINA LIMITED ZHEJIANG BRANCH

By:
Name: Title:

THE FACILITY AGENT

CHINA DEVELOPMENT BANK CORPORATION

By:

THE SECURITY AGENT

CHINA DEVELOPMENT BANK CORPORATION

By: